                           OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING UNITS, EACH UNIT CONSISTING OF
                       ONE SHARE OF CALLABLE COMMON STOCK

                                       of

                             NEOZYME II CORPORATION

                                      and
                        ONE CALLABLE WARRANT TO PURCHASE
                  TWO SHARES OF GENERAL DIVISION COMMON STOCK
             AND 0.135 SHARE OF TISSUE REPAIR DIVISION COMMON STOCK

                                       of

                              GENZYME CORPORATION

                                       at

                              $45.00 NET PER UNIT

                                       by

                          NEOZYME II ACQUISITION CORP.
                           a wholly owned subsidiary

                                       of
                              GENZYME CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, OCTOBER 28, 1996, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE UNITS OUTSTANDING. IF LESS THAN A MAJORITY OF THE UNITS OUTSTANDING ARE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, NEOZYME II ACQUISITION CORP. (THE "PURCHASER") MAY ELECT TO AMEND AND EXTEND THE OFFER TO ELIMINATE THIS CONDITION. IN THAT EVENT, DURING THE PERIOD THAT THE OFFER IS EXTENDED, NEOZYME II CORPORATION (THE "COMPANY") SHALL, IN ACCORDANCE WITH APPLICABLE LAWS AND THE PURCHASE AGREEMENT, SOLICIT THE APPROVAL OF ITS SHAREHOLDERS FOR THE SECOND STEP TRANSACTION AS DESCRIBED BELOW. ALTERNATIVELY, THE PURCHASER MAY ELECT TO TERMINATE THE OFFER AND, PROMPTLY THEREAFTER, REQUEST THAT THE COMPANY SOLICIT THE APPROVAL OF ITS SHAREHOLDERS FOR THE SECOND STEP TRANSACTION. IF THE PURCHASER DOES NOT MAKE EITHER ELECTION, GENZYME CORPORATION ("GENZYME"), THE PURCHASER OR THE COMPANY MAY TERMINATE THE PURCHASE AGREEMENT.

    THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD CONSISTING OF THE DIRECTORS OF THE COMPANY WHO ARE NOT OFFICERS OR DIRECTORS OF GENZYME, HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE SECOND STEP TRANSACTION REFERRED TO HEREIN IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE UNITS ("HOLDERS"), HAS APPROVED THE OFFER AND THE SECOND STEP TRANSACTION AND RECOMMENDS THAT THE HOLDERS ACCEPT THE OFFER AND TENDER THEIR UNITS PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any Holder desiring to tender all or any portion of such Holder's units (the "Units"), each consisting of one share (the "Shares") of callable common stock, par value $1.00 per share (the "Callable Common Stock"), of the Company and one callable warrant (the "Callable Warrants") to purchase two shares of General Division common stock, par value $.01 per share, and 0.135 share of Tissue Repair Division common stock, par value $.01 per share, of Genzyme should either
(1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificates representing the Shares and the Callable Warrants included in the tendered Units, and any other required documents, to the Depositary or (2) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. Book-entry transfer procedures are not available to Holders. Any Holder whose Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such Units.

    A Holder who desires to tender Units and whose certificates representing the Shares and the Callable Warrants included in such Units are not immediately available may tender such Units by following the procedures for guaranteed delivery set forth in "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Units."

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                                ---------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                ---------------

                      The Dealer Manager for the Offer is:
                       ROBERTSON, STEPHENS & COMPANY LLC

September 27, 1996

                               TABLE OF CONTENTS

INTRODUCTION............................................................................      3
SPECIAL FACTORS.........................................................................      6
    1.  Establishment and History of the Company........................................      6
    2.  Agreements and Relationships Between the Company and Genzyme....................      6
    3.  Background of the Transaction...................................................      8
    4.  Recommendation of the Company's Board of Directors; Fairness of the
        Transaction.....................................................................     12
    5.  Reasons for the Transaction; Purpose and Structure of the Transaction; Plans for
        the Company after the Transaction...............................................     19
    6.  The Purchase Agreement; Appraisal Rights........................................     30
    7.  Certain Federal Income Tax Consequences.........................................     38
    8.  Certain Effects of the Transaction..............................................     40
    9.  Fees and Expenses...............................................................     42
THE TENDER OFFER........................................................................     43
    1.  Terms of the Offer; Expiration Date.............................................     43
    2.  Acceptance for Payment and Payment for Units....................................     44
    3.  Procedures for Accepting the Offer and Tendering Units..........................     45
    4.  Withdrawal Rights...............................................................     47
    5.  Price Range of Units; Dividends.................................................     48
    6.  Certain Information Concerning the Company......................................     49
    7.  Certain Information Concerning Genzyme and the Purchaser........................     51
    8.  Source and Amount of Funds......................................................     62
    9.  Certain Conditions of the Offer.................................................     62
   10.  Certain Legal Matters; Regulatory Approvals.....................................     63
   11.  Dividends and Distributions.....................................................     63
   12.  Fees and Expenses...............................................................     64
   13.  Miscellaneous...................................................................     64
SCHEDULE I    Members of the Boards of Directors and Executive Officers of Genzyme
              and the Purchaser....................................................      I-1
SCHEDULE II   Members of the Board of Directors and Executive Officer of the
              Company..............................................................     II-1
ANNEX I       Opinion of Hambrecht & Quist LLC.....................................      A-1
ANNEX II      Opinion of Robertson, Stephens & Company LLC.........................      B-1
ANNEX III     Section 83 of the BVI International Business Companies Ordinance,
              1984.................................................................      C-1

TO THE HOLDERS OF UNITS OF
NEOZYME II CORPORATION:

                                  INTRODUCTION

     Neozyme II Acquisition Corp. (the "Purchaser"), a British Virgin Islands ("BVI") international business company and a wholly owned subsidiary of Genzyme Corporation ("Genzyme"), a Massachusetts corporation, hereby offers to purchase all of the outstanding units (the "Units"), each consisting of one share (the "Shares") of callable common stock, par value $1.00 per share (the "Callable Common Stock"), of Neozyme II Corporation ("Neozyme II" or the "Company"), a BVI international business company, and one callable warrant (the "Callable Warrants") to purchase two shares of General Division common stock, par value $.01 per share ("General Division Common Stock"), and 0.135 share of Tissue Repair Division common stock, par value $.01 per share ("Tissue Repair Division Common Stock"), of Genzyme, at a purchase price of $45.00 per Unit, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering Holders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase by the Purchaser of Units pursuant to the Offer. The Purchaser will pay all fees and expenses of Robertson, Stephens & Company LLC ("Robertson, Stephens & Company"), which is acting as the Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and Corporate Investor Communications, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See "SPECIAL FACTORS -- Section 9. Fees and Expenses" and "THE TENDER OFFER -- Section 12. Fees and Expenses."

     THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD CONSISTING OF THE DIRECTORS OF THE COMPANY WHO ARE NOT OFFICERS OR DIRECTORS OF GENZYME, UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE SECOND STEP TRANSACTION IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS, HAS APPROVED THE OFFER AND THE SECOND STEP TRANSACTION AND RECOMMENDS THAT THE HOLDERS ACCEPT THE OFFER AND TENDER THEIR UNITS PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE UNITS OUTSTANDING (THE "MINIMUM CONDITION"). IF LESS THAN A MAJORITY OF THE UNITS OUTSTANDING ARE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THE PURCHASER MAY ELECT TO AMEND AND EXTEND THE OFFER TO ELIMINATE THIS CONDITION. IN THAT EVENT, DURING THE PERIOD THAT THE OFFER IS EXTENDED, THE COMPANY SHALL, IN ACCORDANCE WITH APPLICABLE LAWS AND THE PURCHASE AGREEMENT, SOLICIT THE APPROVAL OF THE HOLDERS OF THE SHARES FOR THE SECOND STEP TRANSACTION AS DESCRIBED BELOW. ALTERNATIVELY, THE PURCHASER MAY ELECT TO TERMINATE THE OFFER AND, PROMPTLY THEREAFTER, REQUEST THAT THE COMPANY SOLICIT THE APPROVAL OF THE HOLDERS OF THE SHARES FOR THE SECOND STEP TRANSACTION. IF THE PURCHASER DOES NOT MAKE EITHER ELECTION, GENZYME, THE PURCHASER OR THE COMPANY MAY TERMINATE THE PURCHASE AGREEMENT. SEE "THE TENDER OFFER -- SECTION 9. CERTAIN CONDITIONS OF THE OFFER."

     The Offer is being made pursuant to a Purchase Agreement dated as of September 20, 1996 (the "Purchase Agreement") among Genzyme, the Purchaser and the Company. The Purchase Agreement provides that, among other things, as soon as practicable after the purchase of Units pursuant to, or in certain circumstances the termination of, the Offer, and the satisfaction of the other conditions contained in the Purchase Agreement and in accordance with the applicable provisions of the BVI International Business Companies Ordinance, 1984 (the "BVI Law"), the Purchaser will cause a transaction by which Genzyme will, directly or indirectly, acquire all of the Shares included in the untendered Units (the "Second Step Transaction"). If the Offer is consummated and 90% or more of the Units are tendered and accepted, the Purchaser will either (i) effect a merger of the Company into the Purchaser or
(ii) cause the Company to redeem all Shares included in the untendered Units. If the Offer is consummated but less than 90% of the Units are tendered and accepted, or if, pursuant to the Purchase Agreement, the Offer is terminated or amended and the requisite approval of the Company's shareholders for the Second Step Transaction is obtained, then the Second Step Transaction will be effected as a merger of a wholly owned subsidiary of the Purchaser with and into the Company. Regardless of the form of the Second Step Transaction, the consideration to be received as a result of the Second Step Transaction by holders of Shares included in the untendered Units (other than Genzyme, the Purchaser or the Company or any direct or indirect subsidiary of any of them and Holders, if any, who shall have demanded and perfected their appraisal rights under the applicable provisions of the BVI Law) will be $29.00 per Share in cash, without interest. Any Callable Warrants included in the untendered Units will remain outstanding following the Second Step Transaction. Genzyme does not intend to list the Callable Warrants remaining outstanding after the Second Step Transaction on any securities exchange or to make a market in the Callable Warrants. As a result, no liquid market may develop for the Callable Warrants, which may adversely affect their value. See "SPECIAL FACTORS -- Section 8. Certain Effects of the Transaction."

     The Company has advised Genzyme that Hambrecht & Quist LLC ("Hambrecht & Quist"), financial advisor to the Special Committee, has delivered to the Special Committee and the Company's Board of Directors its written opinion dated September 20, 1996 that, on the basis of and subject to the matters set forth therein, the cash consideration to be received by the Holders in exchange for Units pursuant to the Offer and in exchange for Shares in the Second Step Transaction is fair to such Holders from a financial point of view (the "H&Q Opinion"). The Company has delivered to the Purchaser a copy of the H&Q Opinion, together with Hambrecht & Quist's written consent to the inclusion of or reference to the H&Q Opinion in the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Genzyme and the Purchaser with the Securities and Exchange Commission (the "Commission") in connection with the Offer, the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by Genzyme, the Purchaser and the Company with the Commission and the Schedule 14D-9 filed by the Company with the Commission in connection with the Offer (the "Schedule 14D-9"). A copy of the H&Q Opinion is attached hereto as Annex I. See "SPECIAL FACTORS -- Section 4. Recommendation of the Company's Board of Directors; Fairness of the Transaction."

     The Company has filed with the Commission the Schedule 14D-9, which is being mailed to Holders concurrently herewith.

     The Company has advised the Purchaser that, as of September 20, 1996, there were 2,415,000 Units outstanding and that there were no Units or Shares reserved for issuance for any purpose. As of such date, neither Genzyme nor the Purchaser owned any Units; however, Genzyme is deemed to beneficially own all of the outstanding shares of Neozyme II Callable Common Stock as a result of an option to purchase all of the outstanding Shares, which option may be exercised by Genzyme at any time through December 31, 1996. See "SPECIAL FACTORS -- Section
2. Agreements and Relationships Between the Company and Genzyme." Based upon 2,415,000 Units outstanding as of September 20, 1996, 1,207,501 Units must be tendered in order to satisfy the Minimum Condition. All of the directors and the executive officers of Genzyme and the Company currently intend to tender to the Purchaser pursuant to the Offer all of the Units being sought by the Purchaser that they hold of record or beneficially. Units tendered by officers and directors of Genzyme and the Company will be purchased by the Purchaser on the same terms and conditions offered to all Holders.

     In order to effect the Second Step Transaction as promptly as possible following completion, or under certain circumstances the termination, of the Offer, the Board of Directors of the Company has authorized a Plan of Merger relating to a merger of a wholly owned subsidiary of the Purchaser with and into the Company

(the "Merger Plan") in accordance with the BVI Law and the Company's Memorandum and Articles of Association. The consummation of the Second Step Transaction is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Plan by the requisite vote or consent of the Holders, if required by the BVI Law. Under the BVI Law and the Company's Memorandum and Articles of Association, if the Purchaser acquires at least a majority of the outstanding Units, the Purchaser would have sufficient voting power to approve the Merger Plan by written consent in lieu of a meeting of Holders and without the vote or consent of any other Holder and consummate the Second Step Transaction. In addition, under the BVI Law, if the Purchaser acquires at least 90% of the outstanding Units, the Purchaser would have the power to consummate a merger of the Company into the Purchaser, or require the Company to redeem all of the Shares not held by the Purchaser, without a vote of the Holders. In either event, the Purchaser intends to take all necessary and appropriate action to cause the Second Step Transaction to become effective as soon as reasonably practicable after the consummation, or under certain circumstances the termination, of the Offer without a meeting of the Holders. See "SPECIAL FACTORS -- Section 6. The Purchase Agreement; Appraisal Rights."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1.  ESTABLISHMENT AND HISTORY OF THE COMPANY

     The Company was formed in March 1992 to contract with Genzyme to conduct research, development and clinical testing of biotherapeutic products ("Products") for the treatment of cystic fibrosis ("CF") by protein replacement or gene therapy (the "Field"). In August 1993, the Field was expanded to include the products involved in Genzyme's collaboration with North American Biological, Inc. ("NABI"). The lead product of the NABI collaboration, known as HyperGAM(TM)+CF, was an antibody-based product for the prevention and treatment of bacterial infections in CF patients. Development of all products in the NABI collaboration was discontinued in June 1996 following an interim analysis of data from a Phase II clinical trial of HyperGAM(TM)+CF. See "SPECIAL
FACTORS -- Section 5. Reasons for the Transaction; Purpose and Structure of the Transaction; Plans for the Company after the Transaction." As used herein, the term "Field" refers to the Field as so expanded.

     In May 1992, the Company and Genzyme completed a public offering (the "Unit Offering") of 2,415,000 units (the "Offered Units"), each Offered Unit consisting of one Share, one Series N Warrant to purchase, prior to the adjustment described in the next paragraph, one share of common stock, par value $.01 per share, of Genzyme ("Genzyme Common Stock") and one Callable Warrant to purchase, prior to the adjustment described in the next paragraph, one share of Genzyme Common Stock, at a price to the public of $35.00 per Offered Unit. The Company received all of the approximately $78 million in net proceeds from the Unit Offering. In connection with the Unit Offering, the Company issued its Series 1992 Note to Genzyme and entered into a Technology License Agreement, Development Agreement, Purchase Option Agreement, Services Agreement and Administrative Agreement with Genzyme. The terms of the Series 1992 Note and such agreements are summarized below.

     The Series N Warrants began trading separately from the Offered Units on August 4, 1992, resulting in the Offered Units becoming the Units, consisting of the Callable Common Stock and the Callable Warrants. As a result of a subsequent recapitalization and stock split by Genzyme, each Callable Warrant now represents the right to purchase two shares of Genzyme General Division Common Stock and 0.135 share of Genzyme Tissue Repair Division Common Stock. The Units trade on the Nasdaq National Market (the "NNM") under the symbol NIIUF.

2.  AGREEMENTS AND RELATIONSHIPS BETWEEN THE COMPANY AND GENZYME

     TECHNOLOGY LICENSE AGREEMENT. Under the Technology License Agreement, Genzyme granted to Neozyme II a worldwide exclusive right and license to manufacture and sell Products within the Field based on all patent and other intellectual property rights owned, controlled or acquired by Genzyme during the term of the Development Agreement and as to which Genzyme has the right to grant sublicenses.

     Neozyme II paid Genzyme $5 million in consideration for Genzyme entering into the Technology License Agreement and in recognition of Genzyme's expertise and expenditures in developing the technology licensed to Neozyme II. Genzyme agreed to use commercially reasonable efforts to secure such technology rights as it deems reasonably necessary to conduct the research to be performed for Neozyme II under the Development Agreement. Neozyme II is obligated to assume, subject to its prior consent, any royalty or other obligations to third parties undertaken by Genzyme in the primary license. The license is otherwise royalty free.

     Also pursuant to the Technology License Agreement, Neozyme II granted to Genzyme a royalty-free, fully paid, irrevocable, perpetual, worldwide, exclusive right and license to engage in any and all uses of Improvements, except for those that are within the Field. "Improvements" consist of technology discovered, developed or otherwise acquired in the course of research conducted by Genzyme for Neozyme II under the Development Agreement. Neozyme II has agreed that it will not, without first obtaining the consent of Genzyme, sublicense, disclose or otherwise transfer any rights in the technology licensed to it by Genzyme, or in Improvements, to any third party before the expiration or termination of the Purchase Option Agreement.

     Either party may terminate the Technology License Agreement under certain circumstances including breach by the other party of the Technology License Agreement or the Development Agreement that continues unremedied for 60 days. If the Technology License Agreement is terminated, the parties are obligated to negotiate commercially reasonable royalties or other compensation for certain rights, depending on which party terminated the agreement.

     DEVELOPMENT AGREEMENT. Under the Development Agreement, Neozyme II has engaged Genzyme to perform all of its research, development and clinical testing activities relating to the Products through December 31, 1996 unless terminated earlier. Genzyme agreed to use commercially reasonable efforts to conduct these activities pursuant to certain work plans and budgets prepared by Genzyme and approved by Neozyme II.

     Neozyme II is obligated to reimburse Genzyme for all costs associated with Genzyme's work under the Development Agreement up to an amount consisting of substantially all of the net proceeds from the Unit Offering plus interest accrued thereon, less the $5 million payment to Genzyme under the Technology License Agreement, less funds for use by Neozyme II for general and administrative expenses and less $1 million to be retained by Neozyme II for working capital (in the aggregate, the "Available Funds"). Genzyme may engage other parties to assist in the work performed for Neozyme II under the Development Agreement, provided that amounts paid to non-affiliates of Genzyme may not exceed $15 million unless otherwise approved by Neozyme II. As of August 31, 1996, Neozyme II had paid approximately $74.5 million to Genzyme under the Development Agreement. Based upon the work plan and budget approved for 1996 by the Neozyme II Board of Directors, Neozyme expects the Available Funds to be substantially exhausted by December 31, 1996.

     The Development Agreement may be terminated by either party under certain circumstances including breach by the other party of the Technology License Agreement or the Development Agreement that continues unremedied for 60 days. The Development Agreement also provides that it will terminate 90 days after the Available Funds become exhausted unless Genzyme elects to continue commercially reasonable efforts to continue research and development of the Products at its expense. Genzyme is under no obligation to continue such research and development. Genzyme may assign its rights and delegate its obligations only to an affiliate of Genzyme, certain successors of Genzyme or certain parties that acquire substantially all of the assets of Genzyme under certain circumstances. Neozyme II may not assign its rights or delegate its obligations under the Development Agreement.

     PURCHASE OPTION AGREEMENT. The Shares are subject to a purchase option agreement (the "Purchase Option Agreement") pursuant to which Genzyme may purchase all (but not less than all) of the shares from the holders thereof at any time through December 31, 1996, unless exercisability is accelerated upon exhaustion of the Available Funds.

     The Purchase Option is exercisable until December 31, 1996, at an exercise price per share that increases each month through December 31, 1996 to a maximum of $117.00 per share. The Purchase Option Exercise Price may be paid in cash, in shares of Genzyme stock, or in any combination thereof, at Genzyme's discretion. As of the date of this Offer to Purchase, the exercise price per share of the Purchase Option was $108.50.

     Termination of the Development Agreement or the Technology License Agreement due to a material breach by one of the parties will cause the Purchase Option to terminate 60 days thereafter in the case of a breach by Genzyme or 120 days thereafter in the case of a breach by Neozyme II.

     SERIES 1992 NOTE. In 1992, Neozyme II issued a note in the principal amount of $100,000 to Genzyme (the "Series 1992 Note"). The Series 1992 Note is due on the day following the termination of the Purchase Option Agreement and may not be prepaid. Pursuant to Neozyme II's Amended and Restated Memorandum of Association and Amended and Restated Articles of Association, Neozyme II and its shareholders are prohibited from taking any action or permitting any action to be taken that is inconsistent with Genzyme's rights under the Purchase Option Agreement. In addition, pursuant to the Company's Memorandum of Association, while the Series 1992 Note is outstanding, Neozyme II may not issue additional capital stock, borrow more than $1 million in the aggregate, declare or pay dividends utilizing funds committed to be paid to

Genzyme under the Development Agreement, merge, liquidate or sell all or substantially all of its assets without the approval of Genzyme.

     SERVICES AND ADMINISTRATIVE AGREEMENTS. Pursuant to these agreements, a subsidiary of Genzyme (Genzyme Limited) provides certain financial, legal and administrative services to Neozyme II on a cost reimbursement basis, and Neozyme II is required to provide a list of record holders of the Callable Common Stock to Genzyme upon Genzyme's exercise of the Purchase Option.

OTHER RELATIONSHIPS

     Since the Company's inception, the sole executive officer of the Company has been an employee of Genzyme. From March 1992 until January 1996, G. Jan van Heek, a Senior Vice President of Genzyme, served as the Company's President and Treasurer. In January 1996, Mr. van Heek resigned as President and Treasurer of the Company, and Paul M. Edwards was appointed to these positions. Mr. Edwards also serves as Vice President and General Manager -- UK Operations for Genzyme, a position he has held since April 1993. Henri A. Termeer, the Chairman of the Board of the Company, is the Chairman, President and Chief Executive Officer of Genzyme. In addition, Mr. Termeer is a trustee of Hambrecht & Quist Healthcare Investors and Hambrecht & Quist Life Sciences Investors. Hambrecht & Quist has acted as the Special Committee's financial advisor in connection with the offering. Gregory D. Phelps, a Director of the Company, is an Executive Vice President of Genzyme. Robert J. Carpenter, a Director of the Company, also serves as a Director of Genzyme.

     The Company does not have and has never had its own research and development employees or facilities and, therefore, it is heavily dependent upon the employees, facilities and other resources of Genzyme. Genzyme and the Company have also engaged the same independent auditors and outside legal counsel since the Company's inception. Any material adverse change in the business or financial condition of Genzyme could have a material adverse effect upon the Company.

     As of September 20, 1996, neither Genzyme nor the Purchaser owned any Units; however, Genzyme is deemed to beneficially own all of the outstanding Shares as a result of its option under the Purchase Option Agreement. See
Schedule I and II for information concerning the ownership of Callable Common Stock by the directors and executive officers of Genzyme.

3.  BACKGROUND OF THE TRANSACTION

     Beginning in the spring of 1996, Genzyme began to consider potential alternatives to its existing contractual relationship with the Company. In connection with these internal discussions, the members of Genzyme's management responsible for overseeing the research program in CF (the "CF Program") undertook an overall assessment of the CF Program, including the various approaches to the treatment of CF which have been explored, the then-current status of each such approach, the scientific questions that remained to be addressed before an effective treatment for CF could be achieved, Genzyme's knowledge of competitive CF programs, the Company's intellectual property portfolio and the status of the HyperGAM(TM)+CF clinical trial then being conducted by NABI, including the significance of the interim analysis for the trial expected to be received in June 1996. A management report summarizing this overall CF Program assessment was presented to the Genzyme Board of Directors at its annual meeting held on May 16, 1996, along with a preliminary analysis of Genzyme's alternatives to the existing relationship with the Company. No actions in respect of a transaction with the Company were authorized at the meeting.

     Following the May 16, 1996 meeting, Genzyme continued to explore internally alternative transactions that could be effected with the Company. On June 13, 1996, David J. McLachlan, Chief Financial Officer of Genzyme, contacted Kennett
F. Burnes, a director of the Company who is neither an officer nor a director of Genzyme. Mr. McLachlan advised Mr. Burnes that, with just over six months remaining under the terms of the various agreements between the Genzyme and the Company, Genzyme was considering alternatives to its existing relationship with the Company and that, among the alternatives under discussion, Genzyme was considering the possibility of making an acquisition proposal on terms different from the Purchase Option or making a proposal to continue funding the CF Program. Mr. McLachlan further advised that, while the

Genzyme Board of Directors had not approved any proposal concerning the Company, Genzyme expected to have authorization from the Genzyme Board to make a proposal to the Company's Board of Directors at the next regularly scheduled meeting of the Company's Board to be held on July 23, 1996. Mr. McLachlan then suggested that it would be appropriate for the Company's Board of Directors to consider engaging independent advisors in connection with any possible transaction that might occur with Genzyme.

     In response to Mr. McLachlan's call, Mr. Burnes contacted the investment banking firm of Hambrecht & Quist and the law firm of Hale and Dorr to discuss the possible engagement of these firms to advise the Company's Board of Directors in any transaction with Genzyme.

     On June 20, 1996, NABI and Genzyme received the results of an interim analysis for the clinical trial being conducted for HyperGAM(TM)+ CF from an independent statistician. Although no major issues with the safety of the product were identified, the data also showed no difference in efficacy between those patients in the trial receiving placebo and those receiving either a high or low dose of HyperGAM(TM)+ CF. On June 21, 1996, a special meeting of the Company's Board of Directors was convened and a summary of the interim analysis for the HyperGAM(TM)+ CF trial was presented to the Board. Following the presentation, the Company's Board of Directors voted unanimously to terminate the agreement with NABI and, later that day, the Company and NABI announced the discontinuation of the trial. There were no discussions regarding the relationship between Genzyme and the Company at this meeting of the Company's Board of Directors.

     In light of the discontinuation of the HyperGAM(TM)+ CF trial, Genzyme re-evaluated the alternatives under consideration with respect to the Company. In connection with these efforts, in July 1996, Genzyme engaged Robertson, Stephens & Company to provide financial advisory services to Genzyme in connection with a possible acquisition of the Company. In connection with its engagement, Robertson, Stephens & Company conducted a due diligence review of the Company.

     On July 18, 1996, at a regularly scheduled meeting of the Genzyme Board of Directors, Genzyme management presented an analysis of Genzyme's options regarding the Company, and recommended that Genzyme make an offer to acquire the outstanding Units. Representatives of Robertson, Stephens & Company then made a preliminary presentation to the Genzyme Board of Directors. Following the presentations, the Genzyme Board of Directors voted to authorize management to initiate discussions regarding the acquisition of the Company with the independent directors of the Company and, if and when management determined that an offer would be in the best interest of Genzyme, to make an offer to acquire the outstanding Units at a price of up to $40 per Unit in cash.

     After such meeting, Mr. McLachlan called Mr. Burnes to advise him that Genzyme was considering the possibility of presenting an acquisition proposal to the Company's Board of Directors at the meeting scheduled for July 23, 1996. Following this call, on July 22, 1996 at the request of Mr. Burnes, Dennis J. Purcell, a Managing Director of Hambrecht & Quist, called Peter Wirth, Genzyme's General Counsel, to discuss the agenda for the upcoming meeting of the Company's Board of Directors. Mr. Wirth indicated that, as originally scheduled, the purpose of the meeting was to provide the Company's Board of Directors with an update as to the current status of the CF Program and that, as Mr. McLachlan had related to Mr. Burnes, Genzyme was also considering the possibility of presenting an acquisition proposal to the Company's Board. In response, Mr. Purcell suggested that while it was important for Genzyme to provide the Company's Board of Directors with an update as to the current status of the CF Program, significant additional due diligence would be required before the Company's Board would be in a position to respond to any acquisition proposal Genzyme might make. In response to Mr. Purcell's comments, it was agreed that the topics of discussion for the next day's meeting would be directed primarily towards the CF Program update and the process that might be followed in considering an acquisition proposal from Genzyme once the Company was prepared to respond to such a proposal.

     On July 23, 1996, a meeting of the Company's Board of Directors was convened. In addition to the members of the Board, representatives of Genzyme's management and Mr. Purcell were present. At the meeting, an update of the report summarizing the overall CF Program assessment previously presented to the Genzyme Board of Directors was presented to the Company's Board of Directors. Following the report, Mr. Wirth advised the Company's Board of Directors that, in view of the current status of the CF Program,

Genzyme did not expect to exercise the Purchase Option and that, in lieu of the Purchase Option, Genzyme's management was considering the possibility of making an acquisition proposal with respect to the Company. Mr. Wirth then described in general terms the process that might be followed by the Company's Board of Directors in considering an acquisition proposal from Genzyme and suggested that the Company's Board appoint a special committee of directors to consider any such proposal that Genzyme might determine to make.

     In response to Mr. Wirth's comments, the Company's Board of Directors appointed the Special Committee consisting of Mr. Burnes and Robert E. Flynn, the two directors of the Company who are not officers or directors of Genzyme, to consider any acquisition proposal which might be made by Genzyme. The members of the Special Committee and Mr. Purcell then requested that management provide a list of experts in the CF field who might be retained to perform an independent technical evaluation of the CF Program. It was further requested that management make available members of the CF Program staff for purposes of conducting due diligence. On July 25, 1996, Hambrecht & Quist selected Melissa Rosenfeld, M.D., a leading scientist in the CF field, as its technical consultant.

     On August 2, 1996, representatives of Hambrecht & Quist and Hale and Dorr and Dr. Rosenfeld met with representatives of management to conduct a due diligence review of the Company and the CF Program.

     Following such due diligence session, Hambrecht & Quist had discussions with Robertson Stephens & Company and Hale and Dorr had discussions with Palmer & Dodge, Genzyme's outside law firm, concerning the timing and process of the due diligence review and a response to any acquisition proposal Genzyme might make. Mr. Burnes and Mr. McLachlan also discussed the status of the Special Committee's efforts by telephone.

     On August 7, 1996, a meeting of the Special Committee was held to review the status of due diligence efforts and discussions with Genzyme regarding a potential acquisition proposal. Representatives of Hambrecht & Quist and Hale and Dorr participated in the meeting. The Special Committee approved and ratified the engagement of Hambrecht & Quist as financial advisor, Hale and Dorr as legal counsel and Dr. Rosenfeld as technical consultant.

     On August 8, 1996, a conference call between representatives of Genzyme, representatives of Hambrecht & Quist and Mr. Burnes was held. During the call, Mr. Wirth stated that Genzyme's management was considering making a proposal to acquire all of the outstanding Units for cash at a price per Unit equal to a discount of 10% to 15% from the then-current market price of the Units. Messrs. Wirth and McLachlan explained further that Genzyme believed a below-market price was justified in view of the current status of the CF Program, including the failure of HyperGAM(TM)+CF, the largely inactive status of the protein replacement program and the uncertainty surrounding gene therapy. In response to questions from representatives of Hambrecht & Quist regarding alternatives to a cash transaction, Mr. McLachlan advised that Genzyme had rejected the use of Genzyme stock, warrants or contingent value rights due to concerns over dilution and because it believed that the use of contingent rights would make the transaction more difficult for investors to value. In response to the comments from Messrs. Wirth and McLachlan, Messrs. Purcell and Burnes stated that the Special Committee would be unlikely to accept any offer at a price below market, but noted that Hambrecht & Quist had not yet concluded its analyses and, therefore, it was premature to commence negotiations regarding an acquisition price.

     Over the next weeks, Hambrecht & Quist and Hale and Dorr continued to conduct additional due diligence with respect to the Company. In particular, Hambrecht & Quist requested, received and reviewed documents from Genzyme relating to the Company, including general corporate materials, financial and accounting information, financial projections, license agreements and collaborations with third parties, copies of reports made to the Board of Directors concerning progress of the Company's research and development programs and analysts' reports on the Company, its competitors and CF in general. In addition, representatives of Hambrecht & Quist began to make informal inquiries as to the possible interest of potential third party purchasers of the Company. Hale and Dorr reviewed the existing agreements between the Company and Genzyme as well as the Company's patent position. Dr. Rosenfeld also continued to conduct additional due diligence with respect to the Company and the CF Program and provided an assessment of the CF Program to Hambrecht & Quist.

     At a meeting of the Special Committee held on August 22, 1996, Hambrecht & Quist reported on the status of its due diligence review, indicating that, with the assistance of Dr. Rosenfeld, progress had been made on assessing the Company's technology. Hambrecht & Quist also indicated that it had made some informal inquiries as to the possible interest of potential third party purchasers, and determined that interest in the Company appeared to be insignificant due, among other things, to the limited nature of the Company's technology rights. Hale and Dorr provided an assessment of the Company's patent portfolio. It was also reported that the Company had agreed to indemnify the members of the Special Committee against liabilities arising out of their service on the Special Committee.

     On September 3, 1996, Messrs. McLachlan and Wirth met with David G. Golden, a Managing Director of Hambrecht & Quist, and Mr. Purcell to discuss the proposed acquisition price. Messrs. McLachlan and Wirth reiterated Genzyme's position that an acquisition price per Unit equal to a discount of 10% to 15% from the then current market price of the Units was appropriate in view of the status of the CF Program. Hambrecht & Quist stated that it did not believe the Special Committee would accept an acquisition price below market and that Genzyme should expect to have to pay a premium over the then-current market price of the Units. On September 4, 1996 Mr. McLachlan and Mr. Burnes discussed the previous day's telephone conference. Mr. Burnes reiterated that the Special Committee believed that any offer should be above the then current market price.

     On the morning of September 5, 1996, the Genzyme Board of Directors authorized management to propose an acquisition at $45 per Unit in cash if Genzyme's management could reach an agreement with the Special Committee at such price and if the Special Committee would recommend such price to the Holders. Mr. Termeer contacted Mr. Burnes and indicated that Genzyme's management would be willing to recommend to Genzyme's Board of Directors an increased acquisition price of $45 per Unit in cash, if the Special Committee would recommend such price to the Holders (the "Genzyme Proposal"). Mr. Burnes agreed to review the Genzyme Proposal with Mr. Flynn and Hambrecht & Quist.

     In the evening of September 5, 1996, the Special Committee met to consider the Genzyme Proposal. Hambrecht & Quist presented its preliminary analysis of the fairness of the Genzyme Proposal to the holders of the Units from a financial point of view and expressed its preliminary opinion that the Genzyme Proposal was fair to the holders of the Units from a financial point of view. Hambrecht & Quist noted that its opinion was subject to negotiation and review of the documentation for the transaction and satisfactory resolution of the structure of the transaction with respect to those Holders who do not tender their Units pursuant to the Offer. After review of the foregoing analysis and other considerations, the Special Committee unanimously approved in principle a transaction in which Units of the Company would be purchased by Genzyme at a purchase price of $45 per Unit in cash, subject to (a) negotiation and execution of definitive agreements, (b) receipt of Hambrecht & Quist's written fairness opinion, and (c) satisfactory resolution of the structure of the transaction with respect to non-tendering shareholders.

     On September 6, 1996, the Company and Genzyme jointly announced that they had reached an agreement in principle relating to the acquisition of the Company for $45 per Unit, subject to negotiation and execution of a definitive acquisition agreement.

     During the next two weeks, drafts of the Purchase Agreement were exchanged between Genzyme and the Company and their respective legal and financial advisors and the terms of such agreement were negotiated, including the structure of the Second Step Transaction, the amount of consideration to be paid in connection with the Second Step Transaction and arrangements between the parties in the event of a superior transaction, including the payment of a termination fee to Genzyme upon the consummation of a superior transaction and Genzyme's agreement to consent to the early assignment of the Technology License Agreement in connection with a superior transaction.

     On September 10, 1996, the Special Committee met with its financial and legal advisors to review issues relating to the draft Purchase Agreement. Hambrecht & Quist reported that several of the Company's shareholders had contacted it with respect to the Offer, and indicated that shareholders had expressed dissatisfaction with the $45 price per Unit, principally due to their perception that Genzyme had previously led them to believe that any repurchase of the Units would be at a higher price.

     On September 17, 1996, the Genzyme Board of Directors held a special meeting to assess the status of the proposed transaction. At such meeting, Robertson, Stephens & Company made a presentation to the Genzyme Board (the "Robertson, Stephens & Company Presentation"). The Genzyme Board then reviewed with management the status of negotiations concerning the Purchase Agreement.

     On September 20, 1996, the Special Committee met with its financial and legal advisors to consider the Purchase Agreement. As described more fully below under "SPECIAL FACTORS -- Section 4. Recommendation of the Company's Board of Directors; Fairness of the Transaction", the Special Committee unanimously recommended that Neozyme II's Board of Directors approve the Offer and the Second Step Transaction. Thereafter, the full Neozyme II Board of Directors met and, upon the receiving the recommendation the Special Committee, unanimously determined (i) to accept the recommendation of the Special Committee, (ii) based upon, among other considerations, the recommendation of the Special Committee that the Offer and the Second Step Transaction are fair to, and in the best interests of, holders of the Units and (iii) to approve the Purchase Agreement and the transactions contemplated thereby.

     Following the meeting of the Company's Board of Directors on September 20, 1996, the Genzyme Board of Directors held a special meeting. At such meeting, Robertson, Stephens & Company delivered to the Genzyme Board its written opinion, dated September 20, 1996 (the "Robertson, Stephens & Company Opinion"), that, as of such date, and based upon and subject to the factors and assumptions set forth in such opinion, the Offer Price was fair to Genzyme from a financial point of view. After discussion with respect to the Offer and the other terms and conditions of and transactions contemplated by the Purchase Agreement and considering the matters discussed under "SPECIAL FACTORS -- Section 4. Recommendation of the Company's Board of Directors; Fairness of the Transaction" and "-- Section 5. Reasons for the Transaction; Purpose and Structure of the Transaction; Plans for the Company after the Transaction" and the Robertson, Stephens & Company Opinion, the Genzyme Board unanimously determined (i) to approve the Offer and the Second Step Transaction, the Purchase Agreement and the transactions contemplated thereby and (ii) that, based upon, among other things, the conclusion of the Special Committee and the Company's Board, the terms of the Offer and the Second Step Transaction are fair to unaffiliated holders of the Units.

     The Purchase Agreement was executed by the parties and on September 23, 1996 a press release announcing the execution of the Purchase Agreement was issued.

     On September 27, 1996, the Purchaser commenced the Offer.

4.  RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; FAIRNESS OF THE
TRANSACTION

     At a meeting held on September 20, 1996, the Special Committee unanimously determined that the Offer and the Second Step Transaction are fair to, and in the best interests of, the Holders and resolved to recommend that the Board (a) determine that the Offer and the Second Step Transaction are fair to, and in the best interests of, the Holders; (b) adopt and approve the Offer, the Second Step Transaction, the Purchase Agreement and the transactions contemplated thereby; and (c) recommend that the Holders accept the Offer and tender their Units to the Purchaser pursuant to the Offer.

     In determining that the Offer and the Second Step Transaction are fair to, and in the best interests of, the Holders, and in making its recommendation to the Board, the Special Committee considered the following factors, which, taken as a whole, supported its decision:

          (a) the financial condition of the Company, including the fact that the Company's current cash is expected to be substantially exhausted by December 31, 1996 and the uncertain prospects of raising new capital in light of the current financing market for biotechnology companies, including the fact that many public offerings of biotechnology companies have either been postponed or priced below anticipated price ranges;

          (b) the status of the Company's technology programs (based, in part, on input previously provided to Hambrecht & Quist by Dr. Rosenfeld and a prior oral presentation concerning the patent position of the Company's technology by Hale and Dorr, the Committee's independent legal counsel), including the fact that the Company's protein replacement therapy program has been largely inactive since 1994 and the decision in June 1996 to halt clinical trials for HyperGAM(TM)+CF;

          (c) the prospects of the Company, including the fact that the Company's gene therapy programs are unlikely to yield commercially viable products within the CF field for at least several years;

          (d) the fact that the market value of the Units is currently significantly lower than the Purchase Option Exercise Price and, that given the current status of the Company's technology programs and its prospects, the likelihood that the per Unit trading price on the NNM will not reach the Purchase Option Exercise Price prior to the expiration of the Purchase Option Agreement on December 31, 1996;

          (e) the valuation analyses presented to the Special Committee by Hambrecht & Quist at its September 5, 1996 and September 20, 1996 meetings;

          (f) the H&Q Opinion stating that, on the basis of and subject to the matters set forth therein, the cash consideration to be received by the shareholders of the Company in exchange for the Units in the Offer and in exchange for the Shares in the Second Step Transaction are fair to the holders of the Units and the Shares from a financial point of view. The H&Q Opinion contains a description of the factors considered, the assumptions made and the scope of review undertaken by Hambrecht & Quist in rendering the H&Q Opinion and is included herein as Annex I and is incorporated herein by reference. SHAREHOLDERS ARE URGED TO READ THE H&Q OPINION CAREFULLY IN ITS ENTIRETY;

          (g) the judgment of the Special Committee that $45 per Unit is the highest price reasonably available to the Company's shareholders for the following reasons:

             (1) the course of negotiations between the parties regarding the offering price, including the fact that Genzyme's original indication of interest was at a price level approximately 10% to 15% below the then current trading price of the Units of $44 and the fact that the $45 per Unit price represented a premium over the $44 1/16 trading price of the Units on the day before an agreement in principle with Genzyme was announced;

             (2) the pursuit of alternate transactions with third parties was not deemed to be a viable alternative (based, in part, on input received by Hambrecht & Quist in response to informal inquiries as to the possible interest of potential third party purchasers) given the nature of the contractual arrangements between the Company and Genzyme and the fact that the Company's rights in the technology developed in the course of its research programs is limited to the Field; and

             (3) since September 6, 1996, when Genzyme and the Company publicly announced an agreement in principle on an acquisition at $45 per Unit in cash, no third party had expressed an interest in having discussions with the Company to Hambrecht & Quist, which was identified in the press release as the Company's contact, or the Special Committee; and

          (h) the terms and conditions of the Purchase Agreement, including the right of the Special Committee to terminate the Purchase Agreement in order to proceed with a Superior Transaction.

     The Special Committee also considered the following negative factors relating to the Offer and the Second Step Transaction:

          (a) since the announcement of an agreement in principle with Genzyme, a number of the Company's shareholders contacted Hambrecht & Quist and the Special Committee and indicated they believe Genzyme should pay more than $45 per Unit, due, in part, to the indirect benefits Genzyme has received from the Company's technology programs; and

          (b) the upside potential if the Company's technology programs, which are well regarded in scientific circles, are ultimately successful in discovering one or more products useful in the treatment of CF.

     The members of the Special Committee evaluated the above factors in light of their knowledge of the business of the Company and their business judgment and concluded that the factors supporting a decision to approve the Purchase Agreement outweighed the negative factors described above. In view of the wide variety of factors considered in connection with its evaluation of the Offer and the Second Step Transaction, the Special Committee did not find it practicable to, and did not, quantify or attempt to assign relative weights to the specific factors considered in reaching its decision.

     The Special Committee believes the process it followed in approving the Offer and the Second Step Transaction was procedurally fair and unbiased because
(a) the Special Committee, consisting of all the directors of the Company who are not directors or officers of Genzyme, was constituted to consider and evaluate Genzyme's acquisition proposal with respect to the Company; (b) the members of the Special Committee will not personally benefit from the transactions contemplated by the Purchase Agreement (other than in their capacity as holders of Units); (c) the Special Committee retained independent advisors to assist it in evaluating Genzyme's acquisition proposal; (d) the Special Committee obtained the valuation analysis of Hambrecht & Quist and the H&Q Opinion; and (e) the Special Committee negotiated with Genzyme on an arm's length basis and with the assistance of its advisors.

     On September 20, 1996, the Board held a meeting and, based upon, among other things, the unanimous recommendation of the Special Committee (which was adopted by the Board in all respects), determined that the Offer and the Second Step Transaction are fair to, and in the best interests of, the Holders, approved the Offer and the Second Step Transaction and resolved to recommend that the Holders accept the Offer and tender their Units to the Purchaser pursuant to the Offer.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     The Special Committee engaged Hambrecht & Quist to act as its financial advisor in connection with Genzyme's proposed acquisition of the Company and to render an opinion as to the fairness from a financial point of view to (a) the holders of Units of the consideration to be received by such holders in connection with Genzyme's offer to purchase all of the outstanding Units at a purchase price of $45.00 per Unit in cash, and (b) the holders of the Shares of the consideration to be received by such holders in connection with the Second Step Transaction pursuant to which, if the Offer is consummated, but not all of the Units are tendered and accepted or, if the Offer is terminated in accordance with the Purchase Agreement so that Genzyme may pursue a Termination Solicitation, Genzyme will acquire, directly or indirectly, all of the remaining Shares in exchange for cash in an amount equal to $29.00 per Share. Hambrecht & Quist rendered its oral opinion (subsequently confirmed in writing) on September 20, 1996 to the Special Committee that, as of such date, the consideration to be received by the holders of the Units pursuant to the Offer and the consideration to be received by the holders of the Shares pursuant to the Second Step Transaction is fair to such holders from a financial point of view. Hambrecht & Quist also delivered its oral opinion (subsequently confirmed in writing) to the Company's Board of Directors at its meeting on September 20, 1996. A COPY OF HAMBRECHT & QUIST'S OPINION DATED SEPTEMBER 20, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS ANNEX I TO THIS OFFER TO PURCHASE. NEOZYME II SHAREHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY. Hambrecht & Quist delivered to the Special Committee written materials covering its methods of analyzing the Company and the Callable Warrants and the financial results of such analyses in connection with its September 20, 1996 opinion, which are attached as an exhibit to the Schedule 13E-3 filed with the Commission in connection with the Offer and will be available for inspection and copying at the principal executive offices of Genzyme during regular business hours by any interested shareholder of the Company or a representative of such shareholder who has been so designated in writing.

     No limitations were placed on Hambrecht & Quist by the Special Committee with respect to the investigation made or the procedures followed in preparing and rendering the H&Q Opinion. Hambrecht & Quist was not requested to and did not make any recommendation to the Special Committee as to the amount of consideration to be offered to the Company's shareholders in the Offer and the Second Step Transaction, which consideration was determined through negotiations between the Special Committee and its financial and legal advisors and Genzyme and its financial and legal advisors. Hambrecht & Quist was not requested to and did not formally solicit third party indications of interest in acquiring all or any part of the Company. Hambrecht & Quist did, however, make informal inquiries as to the possible interest of potential third party purchasers, and determined that interest in the Company appeared to be insignificant due, among other things, to the limited nature of the Company's technology rights. Holders of Units should note that the opinion expressed by Hambrecht & Quist was provided for the information of the Special Committee and the Board of Directors of the Company in its evaluation of the Offer and the Second Step Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should act with respect to the Offer.

     In connection with its review of the proposed transaction with Genzyme, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available consolidated financial statements of the Company for recent years and interim periods to date and certain other relevant financial and operating data of the Company made available to Hambrecht & Quist from published sources and from the internal records of the Company; (ii) discussed with certain members of the managements of the Company and Genzyme the business, financial condition and prospects of the Company; (iii) reviewed the publicly available consolidated financial statements of Genzyme for recent years and interim periods to date; (iv) reviewed certain internal financial and operating information, including certain projections, relating to the Company prepared by the management of Genzyme; (v) reviewed the recent reported prices and trading activity for the Units and compared such information and certain financial information of the Company with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable to that of the Company; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (vii) reviewed drafts of the Purchase Agreement, the Offer Documents and certain other materials to be filed with the Securities and Exchange Commission in connection with the Offer; and
(viii) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

     In rendering its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all of the information concerning the Company and Genzyme considered in connection with its review of the proposed transaction, and Hambrecht & Quist did not assume any responsibility for independent verification of such information. Hambrecht & Quist did not prepare any independent valuation or appraisal of any of the assets or liabilities of the Company, nor did Hambrecht & Quist conduct a physical inspection of the properties and facilities of the Company. With respect to the financial forecasts and projections made available to Hambrecht & Quist and used in its analysis, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of the Company. For purposes of its opinion, Hambrecht & Quist assumed that the Company was not a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the proposed transaction with Genzyme and those activities undertaken in the ordinary course of conducting its business. Hambrecht & Quist's opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of their opinion and any change in such conditions would require a reevaluation of that opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the analyses underlying the H&Q Opinion. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the summary set forth below, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Special Committee and the H&Q Opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Genzyme. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Analysis of Technology and Stage of Development. Hambrecht & Quist reviewed and analyzed, among other things, the Field in which Neozyme II is engaged (i.e., the research, development and clinical testing of products for the treatment of cystic fibrosis), Neozyme II's intellectual property rights (which are limited to technology in the Field, with all technology developed by the Company with application outside the Field being licensed back to Genzyme exclusively on a royalty free basis) and approaches to treating CF. In connection with its review, Hambrecht & Quist retained the outside consulting services of an independent leading scientist in the field of CF, Dr. Rosenfeld. The role of Dr. Rosenfeld was not to appraise or value any of the Company's technology, but to assist Hambrecht & Quist in assessing, among other things, the quality and progress of the Company's science and its stage of scientific and clinical development. On the basis of its analysis, Hambrecht & Quist observed the following: (i) the Company's most advanced approach to treating cystic fibrosis has been gene therapy using an adenovirus vector; (ii) this approach has encountered several significant obstacles that make the development of a gene therapy product unlikely in the next few years (Genzyme forecasts commercialization in 2003); (iii) while gene therapy approaches using an adenoassociated virus or a lipid vector hold promise, these approaches are in comparatively early stages and a pivotal trial for a particular vector is not likely in the near future; and (iv) Genzyme's work in the areas of protein replacement and Hypergam(TM)+CF have proved to be disappointments and development of these products have been suspended and terminated, respectively.

     Comparable Company Analysis. Hambrecht & Quist reviewed and compared selected historical financials, operating and stock market performance data of the Company to the corresponding data of four publicly traded biotechnology companies with a scientific focus in the area of gene therapy (the "Gene Therapy Companies"). The Gene Therapy Companies included in this Group were GeneMedicine Incorporated, Somatix Therapy Corporation, Targeted Genetics Corporation and Vical Incorporated. Hambrecht & Quist compared cash, book value, net income, enterprise value (consisting of equity value plus debt less cash) and burn rate (cash used in operating activities plus capital expenditures) for the latest available 12 month period ("LTM") for each of the Gene Therapy Companies with the Company. Hambrecht & Quist also analyzed the financial ratios of market value to cash and market value to book value. Hambrecht & Quist calculated the ratio of the cash position to the LTM burn rate of each of the Gene Therapy Companies to determine the "survival index" (the number of consecutive annual periods that such company could continue to fund cash losses at the rate experienced in the LTM from the most recently available reported cash without obtaining additional capital) and compared such information from such Gene Therapy Companies with the Company. The average enterprise value of the Gene Therapy Companies was $75.3 million ($70.3 million excluding the high and low) compared to an enterprise value of $61.4 million for the Company based on the Offer (assuming a value of $16.00 per Callable Warrant). Hambrecht & Quist noted that the Gene Therapy Companies had research projects in multiple disease areas while the Company is limited to the Field and has no rights to gene delivery or other technology outside the Field.

     Hambrecht & Quist also reviewed and compared selected historical and projected financials, operating and stock market performance data of certain publicly traded biotechnology and pharmaceutical companies (the "Established Companies Comparables"). This comparison provided a basis for the range of Price-Earnings ("P/E") multiples used in further analysis, particularly the Terminal Value (as defined below) in connection with the discounted cash flow analyses described below. The companies included in the Established Companies Comparables were the following: Johnson & Johnson, Merck & Co, Pfizer Inc., SmithKline Beecham, Glaxo-Wellcome, Chiron Corp., Amgen Inc. and Genentech Inc. Hambrecht & Quist did not attempt to prepare any further quantitative valuation analyses based on the Established Companies Comparables because Hambrecht & Quist believed that any comparative multiples that might be derived based upon earnings or other financial data of such companies would not be meaningful when applied to the Company's operating losses.

     Hambrecht & Quist also reviewed and analyzed the acquisition by Chiron of Viagene and the acquisition of Genetic Therapy by Sandoz. Hambrecht & Quist observed that Chiron acquired Viagene in a transaction valued at $102 million, representing a premium of 67% over the market value of Viagene stock one day prior to the transaction's announcement and that Sandoz acquired Genetic Therapy in a transaction valued at $295 million, representing a premium of 38% over the market value of Genetic Therapy stock one day prior to the transaction's announcement. Hambrecht & Quist did not attempt to prepare any further quantitative valuation analyses based on these acquisition transactions because Hambrecht & Quist believed that differences in the technologies of each company and the differences in the market conditions at the time such acquisitions were made would make such analyses meaningless.

     Comparable SWORD Analysis. Hambrecht & Quist noted that the Shares had originally been offered as part of a unit financing in which purchasers bought a Unit consisting of (i) one Share, (ii) one Series N Warrant and (iii) one Callable Warrant. Hambrecht & Quist reviewed and analyzed the original offering of the Units and other comparable public offerings of special purpose funding companies commonly referred to as Stock Warrant for Off-Balance Sheet Research and Development Companies ("SWORDs"). Hambrecht & Quist also reviewed the stock prices and market performances of the Units and the comparable SWORD offerings. Where the stock of SWORD companies was repurchased by the SWORD sponsor in a negotiated transaction and not pursuant to the original purchase option, Hambrecht & Quist analyzed a number of factors, including the purchase price attributable to the technology, the discount to the original purchase option price and calculated the implied rate of return from the original offering date. The sponsor companies of the comparable SWORD offerings included in this analysis were ALZA Corp., Centocor, Inc. (two such offerings), Immunex Corporation, Elan Corporation PLC (two such offerings), Genetics Institute Inc., Gensia, Inc., Cytogen Corp., Genzyme Corporation (including only Neozyme Corporation and not Neozyme II Corporation), PerSeptive Biosystems Inc., and Ligand Pharmaceuticals, Inc./Allergan, Inc. (a co-sponsored SWORD). Hambrecht & Quist observed that the value of the average SWORD units had appreciated (inclusive of implied appreciation where such units had been repurchased by the sponsoring companies) approximately 71.6% (from offering date to September 19,
1996), as compared to a 63.4% increase in value of the Units. Hambrecht & Quist also observed that, at the time of the unit offering, the average value of the warrants at an assumed 40% volatility in the SWORD sponsoring company represented approximately 54.6% of the aggregate SWORD unit value and that in the case of the Company, the Genzyme warrants represented approximately 23.7% of the value of the Unit at the time of the original offering. Accordingly, Hambrecht & Quist observed that, of the $35.00 per Unit offering price, approximately $8.30 per Unit was allocable to the Series N Warrants and approximately $26.70 per Unit was allocable to the Shares and the Callable Warrants. The Series N Warrants originally included in the Units have separated from the Units and now trade separately under the symbol "GENZZ" (the closing price on September 19, 1996 was $11.50 per Series N Warrant). These figures were compared with a valuation of $29.00 per Share included in the Units and $16.00 per warrant for the Callable Warrants included in the Units. In addition, Hambrecht & Quist observed that the discount to the original purchase option price of SWORDs repurchased in negotiated transactions was 58.7%, compared to 61.5% for the Company pursuant to the Offer and that the rate of return in negotiated repurchases was -9.2% for the comparable SWORD repurchases, compared to 6.5% for the Units.

     Discounted Cash Flow Analysis. Hambrecht & Quist analyzed the theoretical valuation of the Company based on the unlevered discounted cash flow of its projected financial performance under three scenarios: (i) the Company launches a cystic fibrosis product in 2003 in accordance with the projections Genzyme provided Hambrecht & Quist (the "Base Case"); (ii) the Company's anticipated product launch is delayed until 2004 (the "Delayed Scenario"); and (iii) the Company's anticipated product launch is accelerated by one year to 2002 (the "Accelerated Scenario"). In all three scenarios, Hambrecht & Quist used discount rates ranging from 25% to 40% to calculate the present value (the "Present Value") of the Company's projected stream of after-tax cash flows through 2005. Hambrecht & Quist then calculated a terminal value (the "Terminal Value") for the Company which represents the hypothetical value of selling the entire business at the end of 2005 and discounting the amount received from such hypothetical sale to its net present value (using the same discount rate as applied to the Present Value). The Terminal Value used under all scenarios was based upon multiples of 14.0x to 24.0x projected net income for the year 2005. The range of 14.0x to 24.0x projected net income reflects a range of P/E multiples derived from the Established Companies Comparables. For the purposes of this analysis, Hambrecht & Quist relied on the Genzyme's management's estimate of projected revenues with respect to all scenarios and altered only the year in which such revenues would be recognized, with respect to the Delayed Scenario and the Accelerated Scenario. To estimate the total present value of the Company's business, before giving effect to its capital structure, Hambrecht & Quist added the Present Value to the Terminal Value.

     Using the Base Case, Hambrecht & Quist calculated a range of present values, including $41.9 million at a 35% discount rate and an 18.0x exit multiple, $72.3 million at a 30% discount rate and an 18.0x exit multiple, $50.7 million at a 35% discount rate and an 20.0x exit multiple and $84.8 million at a 30% discount rate and an 20.0x exit multiple. Using the Delayed Scenario, Hambrecht & Quist calculated a range of present values, including $3.2 million at a 35% discount rate and an 18.0x exit multiple, $17.0 million at a 30% discount rate and an 18.0x exit multiple, $8.0 million at a 35% discount rate and an 20.0x exit multiple and $23.8 million at a 30% discount rate and an 20.0x exit multiple. Using the Accelerated Scenario, Hambrecht & Quist calculated a range of present values, including $71.6 million at a 35% discount rate and an 18.0x exit multiple, $114.1 million at a 30% discount rate and an 18.0x exit multiple, $82.6 million at a 35% discount rate and an 20.0x exit multiple and $130.0 million at a 30% discount rate and an 20.0x exit multiple. Hambrecht & Quist observed that the Offer of approximately $70.0 million (assuming a value of $38.6 million for the Callable Warrants) for the Company fell within the middle ranges calculated using the Base Case Scenario, above the middle ranges calculated using the Delayed Scenario and below the middle ranges calculated using the Accelerated Scenario.

     Warrant Valuation Analysis. Hambrecht & Quist analyzed the valuation of the Callable Warrants using the Black-Sholes option valuation formula. Such formula suggested that the value of the warrant for two shares of General Division Common Stock based on a range of volatility of 45% to 55% to be between $13.03 and $16.57. Additionally, such formula suggested that the value of the warrant for 0.135 share of Tissue Repair Common Stock based on a range of volatility to be between $0.32 and $0.42. Hambrecht & Quist also noted that the implied volatility based on a $16.00 warrant valuation was approximately 53.8%. Accordingly, Hambrecht & Quist concluded that the aggregated value of the Callable Warrants range from $32.2 million to $41.0 million, or $13.33 to $16.98 per Callable Warrant.

     Stock Trading History Analysis. Hambrecht & Quist examined the trading history of (i) the Units in terms of both price and volume from September 5, 1995 to September 4, 1996 and (ii) the Units and Genzyme common stock, compared to the American Biotechnology Index from August 4, 1992 to September 6, 1996. Hambrecht & Quist noted that, over the period, the Units increased in value at a far greater rate than either Genzyme common stock or the American Biotechnology Index, which tended to trade in parallel.

     No company or transaction used in the above analyses is identical to the Company, Genzyme or the proposed transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared. The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion, which is attached hereto as Annex I.

     Certain Relationship; Terms of Engagement. Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Hambrecht & Quist to serve as its financial advisor in connection with the proposed transaction with Genzyme because it is an internationally recognized investment banking firm whose professionals have substantial experience in SWORDs transactions and transactions similar to the Offer and the Second Step Transaction. Hambrecht & Quist has, from time to time, provided financial advisory services to Genzyme, and has received fees for rendering these services. In July 1996, Hambrecht & Quist acted as managing underwriter for a public offering of Genzyme Transgenics Corporation, an affiliate of Genzyme and received as compensation fees and commissions of approximately $312,000. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of the Company and Genzyme and receives customary compensation in connection therewith, and also provides research coverage for Genzyme. In the ordinary course of business, Hambrecht & Quist actively trades in the equity securities of the Company and Genzyme for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Genzyme.

     Pursuant to an engagement letter dated August 2, 1996, the Company has agreed to pay Hambrecht & Quist a retainer in the amount of $50,000 and a fee in connection with its services as financial advisor to the Special Committee and the rendering of a fairness opinion. The Company has agreed to pay a fee of $200,000 upon the delivery of the fairness opinion. The retainer and fairness opinion fee shall be credited against any Transaction Fee (as defined below). Upon consummation by the Company of the proposed transaction, the Company shall pay Hambrecht & Quist a fee (the "Transaction Fee"), payable in cash on closing, of 1.0% of the value of the consideration to be received by holders of Units plus 3.0% of the value of the consideration to be received by holders of Units in excess of $43.00. The Company has agreed to reimburse Hambrecht & Quist for its reasonable out of pocket expenses, and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor. The amount of compensation to be paid to Hambrecht & Quist was determined by negotiations between the Special Committee and Hambrecht & Quist.

5. REASONS FOR THE TRANSACTION; PURPOSE AND STRUCTURE OF THE TRANSACTION; PLANS FOR THE COMPANY AFTER THE TRANSACTION

     In determining to seek to acquire the Company, the Board of Directors of Genzyme carefully considered the status of the technology and product development of the Company, which is summarized below.

STATUS OF PRODUCT DEVELOPMENT

  Product Opportunity

     CF is the most common fatal genetic disease afflicting the caucasian population. Approximately one in every 2,500 infants in the United States is born with the disease. Although improvements have been made over the last 20 years in alleviating certain symptoms of the disease and delaying its progress, the underlying disease remains untreated and patients have an average life expectancy of only 29 years. There are approximately 30,000 CF patients in North America.

     CF is caused by one or more mutations in the gene responsible for determining the molecular structure of a protein called cystic fibrosis transmembrane conductance regulator ("CFTR"). The absence of functional CFTR protein from the membrane of airway surface cells disrupts the ion transport mechanism of the cells and contributes to the formation of a thick, dehydrated mucus that cannot be eliminated from the lungs in the normal fashion. Build-up of this mucus fosters recurrent infections that cause breathing difficulties and damage to the lungs, eventually leading to respiratory failure and death. Elsewhere in the body, the gene defect often results in digestive, reproductive and other problems. Such other problems are unlikely to be alleviated in the event CF-induced airway and lung damage is effectively treated.

     Neozyme II's work relating to the treatment of CF initially concentrated on two promising therapies to correct the basic defect in CF airway cells: gene therapy to augment the mutant genes with genes that would enable the patient's cells to produce normal CFTR protein, and protein replacement therapy to augment the missing or defective CFTR protein with properly functioning CFTR protein. For technical and competitive reasons, the gene therapy approach has been emphasized during the last two years, and currently the protein replacement program is largely inactive. Neozyme II also funded NABI's efforts to develop passive immunization antibody products primarily for the prevention and treatment of bacterial infections common in CF patients. See "HyperGAM(TM)+CF" below.

  Progress to Date

     The gene responsible for the defective protein present in CF patients was identified by scientists at the University of Michigan and the Hospital for Sick Children in Toronto and their findings were published in 1989. Since that time, and on behalf of Neozyme II since March 1992, Genzyme scientists have intensively studied the gene and the protein and have made significant technical progress that should facilitate the development of effective therapies for the treatment of CF patients. These results have been published in leading scientific journals, and Genzyme has filed United States and foreign patent applications covering certain aspects of this work.

     GENE THERAPY. Gene therapy is a promising new technique being developed as a treatment for several genetic diseases including CF. To date, over 139 protocols for preliminary clinical studies of gene therapy for a variety of diseases have been approved by the National Institutes of Health.

     Because of the innovative nature of gene therapy and public policy issues surrounding the insertion of new genetic information into cells, the Company expects that early clinical evaluation will continue to entail especially careful testing in a limited number of patients. On behalf of Neozyme II, Genzyme is currently conducting preliminary clinical testing of Neozyme II's gene therapy products. The timing and results of these initial studies will determine whether and when pivotal trials to determine safety and effectiveness will be undertaken. These pivotal trials may involve large groups of patients for lengthy periods of time in order to address the uncertainties surrounding insertion of new genetic information into humans and to show clinical effectiveness in the treatment of a progressive disease. All of Genzyme's efforts related to gene therapies for CF are funded by Neozyme II.

     On behalf of Neozyme II, Genzyme scientists have demonstrated that the defective ion transport mechanism present in airway cells taken from CF patients can be corrected in vitro by the insertion of normal CFTR genes into the cells. However, the techniques for inserting genetic material into cells outside the body are not expected to be useful in gene therapy for CF because there is no practical way to remove and re-implant cells from the airways of CF patients. For this reason, Neozyme II's proposed gene therapy Product will likely need to be administered directly to the airways of the lung. Neozyme II believes that its gene therapy Product would need to be readministered periodically as the transferred gene ceases to function or is lost and as the treated cells naturally die and are replaced.

     Vectors are presently regarded as critical components of gene therapeutics which facilitate targeting and delivery of genetic material to the appropriate cells and affect the efficiency and duration of gene expression. On behalf of Neozyme II, Genzyme is developing both viral and non-viral vectors for delivering the gene encoding CFTR to the surface cells lining the airways. Animal studies aimed at demonstrating the potential safety and effectiveness of a variety of vectors have been initiated and several have been successfully completed and reported in scientific journals.

     Viral Vectors. On behalf of Neozyme II, Genzyme and collaborators at the University of Iowa, in 1993, conducted a small study in CF patients using an adenovirus-gene product administered to nasal epithelium. Results collected from the study showed that it is possible to correct the biochemical defect in CF cells in nasal epithelium in vivo. The study results, published in October 1993, were the first published report of a successful gene transfer in CF patients and the first successful application of an adenovirus vector in gene therapy. However, in a 1995 publication reporting the results of a similar study, researchers from the University of North Carolina questioned the efficacy of gene transfer using adenovirus.

     In December 1993, a Genzyme collaborator received Recombinant DNA Advisory Committee ("RAC") approval for a study involving repeat administration of Genzyme's second generation adenovirus vector to the nasal epithelium and sinus passages of CF patients. The nasal part of this study was initiated during the first quarter of 1994 and was completed in the second quarter of 1995. Aggregated data from this study showed limited evidence of gene expression at the intermediate doses but not at the highest dose. The virus appeared safe, but a complex immune response to the adenovirus was measured in almost all patients. This and other data obtained in animals and submitted for publication in 1995 suggest that immune response may limit the efficacy of repeat dose therapy with adenovirus. The sinus study was not conducted due to the lack of interpretable baseline data in the CF sinus.

     During the fourth quarter of 1994, Genzyme received RAC approval and submitted a protocol to the United States Food and Drug Administration (the "FDA") for a two part safety study involving administration of its second generation adenovirus vector to the lungs of up to 40 CF patients via bronchoscope and aerosol. Bronchoscopic administration commenced in the first quarter of 1995, and aerosol administration commenced in September 1995. Additionally, in September 1995, Genzyme switched to the use of a third-generation adenovirus vector with an improved safety profile as part of this same study. The study is currently ongoing.

     In parallel with these clinical studies, Genzyme, on behalf of Neozyme II, is conducting extensive research into proving the safety and efficacy of adenovirus. Particular emphasis is being placed on immunology, since it now appears that new vectors or methods need to be developed so as to reduce the patient's immune response and to increase the efficacy of adenovirus vectors. Such improvements may be necessary in order for adenovirus vectors to be clinically useful in chronic therapy.

     Non-Viral Vectors. In addition to pursuing adenovirus and other viral vectors, Neozyme II is developing lipid-DNA complexes as vectors for gene therapy. Neozyme II believes that lipid-based vectors may offer advantages due to their reduced immunogenicity and ease of manufacture relative to viral vectors. Genzyme has synthesized, evaluated and filed patent applications on numerous new lipids. Several of these have shown significantly greater activity in vivo than commercially available lipids. To augment its internal efforts, Genzyme has entered into arrangements with third parties to gain access to non-viral gene delivery technologies. To date, the most significant such arrangement is an October 1993 exclusive research agreement with Vical, Inc. to evaluate Vical's cytofectins as non-viral gene delivery vectors for treating CF. The plasmid expression system containing the DNA also affects expression efficiency, and Genzyme has designed various new plasmid constructs to enhance expression. Although substantial progress has been made in both lipid and plasmid constructs, currently the optimal formulation of the best lipid-DNA complex is still less efficient than adenovirus as measured in single dose in vivo experiments.

     In December 1993, a Genzyme collaborator received RAC approval for a CF nasal protocol utilizing a lipid-DNA complex containing DMRIE, one of Vical's proprietary cytofectins. This study commenced in September 1995 and is currently ongoing. In December 1994, Genzyme also initiated a collaboration with a British academic group for purposes of further studying Neozyme II's proprietary lipid-DNA complexes.

     In December 1995, Genzyme submitted an IND to the FDA for a nasal study using a proprietary lipid-DNA complex developed by Genzyme. The study was initiated in January 1996 by Genzyme and its collaborators at the University of Iowa and completed in the second quarter of 1996. The study entailed the administration of the lipid- DNA complex to one nostril of nine CF patients and administration of the DNA plasmid alone to the patients' other nostril as a control. Although the results showed that the lipid-DNA compound was well tolerated, they did not demonstrate the lipid-DNA compound to be superior to the plasmid DNA in improving ion exchange across the cell membrane. A follow-on study to gather additional information is planned for later this year.

     Also in the second quarter of 1996, Genzyme completed a safety study in which the lipid alone was delivered in aerosol form to the lungs of 15 non-CF volunteers. The study showed that aerosolized delivery of the lipid to the lung was well tolerated. Based on these results, a pilot study involving aerosol administration of a lipid-DNA complex to the lungs of CF patients was planned to start later this year in the United Kingdom ("UK"). The commencement of this trial was placed on hold by the UK Medicines Control Agency ("MCA"), pending resolution of certain safety issues raised by the MCA. Genzyme has responded to these issues and submitted a revised protocol for the trial. There can be no assurance that the MCA will accept the revised protocol or require additional data that would further delay the trial. In the event that the revised protocol is not accepted, Genzyme plans to revise the IND currently on file with the FDA for the lipid-DNA complex to include an aerosol protocol.

     Protein Replacement Therapy. CFTR is a membrane protein, a class of molecules which historically has been difficult to produce in conventional cell culture in active form and large quantities. Genzyme, however, has been able to develop recombinant cell lines that can synthesize the protein and has published data on the feasibility at laboratory scale of producing and purifying functional CFTR protein from mammalian and insect cells. In collaboration with researchers at Tufts University and Genzyme Transgenics Corporation, transgenic expression techniques were used successfully to breed mice and rabbits that secrete human CFTR protein in their milk. Based on these results, Genzyme engaged Genzyme Transgenics Corporation to develop transgenic goats that express CFTR in their milk. Although one transgenic goat has been born, it did not synthesize measurable CFTR in its milk and no further work is currently underway.

     As a membrane protein, CFTR must be delivered into the cell membrane to be effective. On behalf of Neozyme II, Genzyme has investigated various methods to deliver the CFTR protein across the planar bilayer of epithelial cells. In 1995, Genzyme reported in several publications the technical feasibility of delivering small but detectable amounts of functional CFTR to epithelial cells in vitro using virosomes. However, the effect detected was transient.

     As a theoretical matter, gene therapy is significantly more efficient than protein replacement because each DNA particle delivered will produce multiple copies of protein; whereas, in protein replacement, each delivered unit results in delivery of only one protein molecule. Both protein replacement and gene therapy have significant technical challenges related to delivery, but since gene therapy is more efficient once delivered, Genzyme has chosen to concentrate its efforts in this area. Although still a potentially viable approach, currently the protein replacement program is largely inactive.

     HyperGAM(TM)+CF. In August 1993, Genzyme entered into an alliance with NABI to develop a polyclonal antibody product called HyperGAM(TM)+CF for use in passive immunization of CF patients infected with Pseudomonas bacteria, which are a major medical problem associated with CF and a frequent cause of hospitalization. Neozyme II believed that HyperGAM(TM)+CF could be complementary to the Company's gene therapy or protein replacement products by preventing or treating Pseudomonas infections in conjunction with correcting the basic defect in airway cells. In exchange for funding Genzyme's share of NABI's development costs, Neozyme II received the exclusive right to market HyperGAM(TM)+CF worldwide and share in the profits with NABI.

     A Phase I clinical trial involving single dose administration of HyperGAM(TM)+CF was completed in 1994 and showed that HyperGAM(TM)+CF appeared to be safe and supported a monthly dosing regimen. A multi-center, dose ranging Phase II clinical trial to assess safety and efficacy of the product in chronic administration commenced in the first quarter of 1995. In June 1996, Neozyme II and NABI announced the halt of the Phase II clinical trial for HyperGAM(TM)+CF because an interim analysis of the trial data showed no evidence of a reduction in the number of acute pulmonary exacerbations in trial participants. No major issues with the safety of the product were identified. On June 21, 1996, after review of the interim analysis data, the Board of Directors of Neozyme II voted unanimously to terminate the license and development agreement with NABI. Under the terms of the agreement with NABI, Neozyme II is required to reimburse NABI for certain costs incurred in connection with the wind down of the HyperGAM(TM)+CF program up to a maximum of $900,000.

REASONS FOR THE TRANSACTION

     Genzyme believes that a gene-based therapy for CF represents the most promising approach for addressing this important unmet medical need. Despite significant development progress under the CF Program, however, the key milestone of demonstrating clinical efficacy of a gene therapy approach has not been and, Genzyme believes, will not be demonstrated until well after the expiration of the Purchase Option on December 31, 1996, if at all. Accordingly, Genzyme believes the value of Neozyme II is significantly below the current Purchase Option Exercise Price and, absent unforeseen progress in the CF Program, Genzyme does not intend to exercise the Purchase Option.

     Notwithstanding the present intention not to exercise the Purchase Option, the Genzyme Board of Directors has determined that the acquisition of Neozyme II at this time on and subject to the terms of the Purchase Agreement is in the best interests of Genzyme and its stockholders for the following reasons:

     Acceptable Valuation and Timing; Avoid Dilution. Genzyme believes that the Offer allows Genzyme to acquire Neozyme II at a price that appropriately reflects the value of Neozyme II at its current stage of development and within the time frame contemplated at the inception of Neozyme II. In addition, if the Offer is consummated, the number of outstanding warrants to acquire Genzyme stock will be significantly reduced, thereby reducing potential future dilution of Genzyme stock.

     Continuity of Program Development. Genzyme desires to maintain its commitment to the CF community to continue the research, development and clinical evaluation of the two gene therapy approaches currently being evaluated in the CF Program in an effort to reach the key milestone of demonstrating clinical efficacy as soon as possible. Genzyme expects, however, that advancing the CF Program through demonstration of clinical efficacy will require significant additional investment materially in excess of the remaining resources available from Neozyme II, which resources will be substantially depleted by the end of 1996. In the event that the Offer is rejected, Neozyme II will be required to seek alternative sources of capital to continue funding the CF Program, such as raising additional capital, an acquisition by a third party or some form of collaboration with a third party. Genzyme believes that any such alternative would involve significant time, expense and uncertainty and, more important, could result in the interruption of the research, development and clinical evaluation efforts being conducted under the CF Program. Any such interruption could have a material adverse effect on the time required to demonstrate clinical efficacy. Acquiring Neozyme II at this time, therefore, allows Genzyme to maintain its commitment to the CF community, while preserving the continuity of its CF development efforts.

     Preservation of Competitive Advantage. While the CF Program has experienced setbacks relating to the failure of HyperGAM(TM)+CF and the largely inactive status of the protein replacement program due to the significant technical challenges related to this approach, Genzyme believes that, with both viral and non-viral vector systems in clinical evaluation for CF, the CF Program is the most comprehensive program among those competitors active in the CF field. Substantially all of the value created by the CF Program derives, however, from the intellectual property developed under the CF Program. In the event that Neozyme II is required to seek alternative sources of capital to continue funding the CF Program, Genzyme believes that Neozyme II would be required to disclose such intellectual property to interested third parties, including existing or potential competitors, in connection with seeking such funding and that such disclosure notwithstanding the existence of non-disclosure agreements, could jeopardize the competitive position and diminish the value of the CF Program and related gene delivery technology developed by Genzyme. Genzyme believes that the acquisition of Neozyme II by Genzyme at this time would avoid the risks of such disclosure and, accordingly, would allow Genzyme to preserve the competitive advantage of the CF Program.

     Investor Relations. If the Offer is not successful and Neozyme II seeks alternative sources of funding, absent unforeseen progress in the CF Program, Genzyme may determine not to make any acquisition proposal upon expiration of the Purchase Option or, if Genzyme determines to make a subsequent proposal, it is likely that such proposal would be at a price below $45 per Unit. As also noted above, Genzyme expects that substantial commitments in time and capital will be required to advance the CF Program through a demonstration of clinical efficacy. In view of these commitments, the value realizable by the existing investors in Neozyme II could fall well below the $45 per Unit now being offered by Genzyme. Accordingly, Genzyme believes that effecting the Offer at this time at a premium to the market price of the Units at the time that an agreement in principal was reached will allow investors to realize a fair price for their investment, while avoiding the risk of any such future decline in the value of Neozyme II.

     Potential Gene Therapy Collaborations. Genzyme views the CF market and the gene therapy approach as an attractive opportunity that fits well with Genzyme's corporate objectives of developing novel therapeutics to address significant unmet medical needs. In particular, Genzyme has developed significant expertise outside of the CF field and the acquisition of rights to gene therapy-based programs within the CF field provides Genzyme with the ability to accelerate its overall gene therapy development by continuing work on the most advanced programs, thereby making Genzyme a more attractive partner.

     In reaching its determination that the acquisition of Neozyme II at this time on and subject to the terms of the Offer and the Second Step Transaction is fair to and in the best interests of Genzyme and its stockholders, the Genzyme Board of Directors evaluated the factors considered by it in light of the directors' knowledge of the business and operations of Genzyme and Neozyme II and their respective business judgments. In addition, the Genzyme Board considered the presentation made to it on September 17, 1996 by Robertson, Stephens & Company (the "Robertson, Stephens & Company Presentation") and the written opinion, dated September 20, 1996, of Robertson, Stephens & Company (the "Robertson Stephens Opinion") (a copy of which is attached hereto as Annex II) that, based upon and subject to the factors and assumptions set forth in such opinion, the Offer Price was fair to Genzyme from a financial point of view. The Genzyme Board of Directors did not find it practicable to and did not quantify or assign relative weight to the specific factors considered by it in reaching its determination. A detailed description of the Robertson, Stephens & Company Presentation and the Robertson, Stephens & Company Opinion are set forth below.

OPINION OF FINANCIAL ADVISOR TO GENZYME

     Robertson, Stephens & Company is acting as Genzyme's exclusive financial advisor and as Dealer Manager in connection with the Offer. Robertson, Stephens & Company was engaged on the basis of its experience as a financial advisor in connection with mergers and acquisitions as well as on its industry knowledge and familiarity with the Company.

     At a special meeting of the Genzyme Board held on September 17, 1996, Robertson, Stephens & Company made the Robertson, Stephens & Company Presentation and, on September 20, 1996, Robertson, Stephens & Company delivered the Robertson, Stephens & Company Opinion to the Genzyme Board. No limitations were imposed by the Genzyme Board upon Robertson, Stephens & Company with respect to investigations made or procedures followed by Robertson, Stephens & Company in rendering the Robertson, Stephens & Company Opinion. Robertson, Stephens & Company was not requested to opine as to the fairness of the Offer Price to the Company or to the Holders or the fairness of the consideration to be paid by Genzyme pursuant to the Second Step Transaction.

     The full text of the Robertson, Stephens & Company Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Robertson, Stephens & Company, is attached as Annex II to this Offer to Purchase and is incorporated herein by reference. The Robertson, Stephens & Company Opinion has been provided to the Genzyme Board for its information. It is directed only to the fairness from a financial point of view to Genzyme of the Offer Price and does not constitute a recommendation to any Holder as to whether such Holder should tender any or all of its Units pursuant to the Offer. The summary of the Robertson, Stephens & Company Opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of the opinion set forth in Annex II and incorporated herein by reference.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Robertson, Stephens & Company Opinion or the Robertson, Stephens & Company Presentation. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Robertson, Stephens & Company did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robertson, Stephens & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     For purposes of the Robertson, Stephens & Company Opinion, Robertson, Stephens & Company, among other things: (i) reviewed financial information regarding the Company furnished to Robertson, Stephens & Company by the Company, including certain financial forecasts prepared by the management of the Company;
(ii) reviewed publicly available information regarding the Company; (iii) held discussions with the management of the Company concerning the business, past and current business operations, financial condition and future prospects of the Company; (iv) reviewed a draft dated September 20, 1996 of the Purchase Agreement; (v) reviewed the stock price and trading history of the Company; (vi) reviewed the valuations of publicly traded companies that Robertson, Stephens & Company deemed comparable to the

Company; (vii) compared the financial terms of the Offer with other transactions which Robertson, Stephens & Company deemed relevant; (viii) prepared a discounted cash flow analysis of the Company; (ix) analyzed the value of the Callable Warrants; and (x) made such other studies and inquiries, and reviewed such other data, as Robertson, Stephens & Company deemed relevant.

     In arriving at its opinion, Robertson, Stephens & Company did not independently verify any of the foregoing information and relied on all such information being complete and accurate in all material respects. Furthermore, Robertson, Stephens & Company did not make any independent appraisal of the properties or assets and liabilities of the Company, nor was Robertson, Stephens & Company furnished with any such evaluations or appraisals. With respect to the financial forecasts (and the assumptions and bases therefor) of the Company provided to Robertson, Stephens & Company by the management of the Company, Robertson, Stephens & Company assumed that such forecasts had been reasonably prepared in good faith on the basis of reasonable assumptions and reflected the best available estimates and judgments of the management of the Company as to the likely future financial performance of the Company. In that regard, Robertson, Stephens & Company relied on the assumptions of the management of the Company with respect to the effect on such forecasts of the potential outcome of the Company's pending patent applications. The Robertson, Stephens & Company Opinion was necessarily based upon market, economic, and other conditions that existed and could be evaluated as of the date of the Robertson, Stephens & Company Opinion and on information available to Robertson, Stephens & Company as of such date.

     The following is a summary of the analyses performed by Robertson, Stephens & Company in connection with the preparation of the Robertson, Stephens & Company Presentation and the Robertson, Stephens & Company Opinion. A copy of the Robertson, Stephens & Company Presentation will be made available for inspection and copying at the principal executive offices of Genzyme during regular business hours by any interested Holder, or his representative who has been so designated in writing.

  STOCK PRICE AND TRADING HISTORY

     Robertson, Stephens & Company reviewed the trading activity of the Units and the Series N Warrants, including the daily closing price and daily volume of each of the Units and the Series N Warrants, for the period from January 3, 1995 to September 13, 1996 and identified certain events that had a significant effect on the prices of the Units and the Series N Warrants.

  VALUATION ANALYSIS

     Introduction. In valuing the Units, Robertson, Stephens & Company performed a comparable company analysis, a comparable transaction analysis, a discounted cash flow analysis and a warrant valuation analysis, each of which is described in detail below. The comparable company analysis, comparable transaction analysis for acquisitions of non-SWORDS (as defined below) and discounted cash flow analysis were used to determine ranges for the Technology Value (as defined below) of the Company. The comparable transaction analysis for acquisitions of SWORDS was used to calculate the premiums paid by acquiring companies in comparable acquisitions in order to determine the Equity Value (as defined below) of the Company. For the warrant valuation analysis, Robertson, Stephens & Company used the Black-Scholes formula to determine an implied value per Callable Warrant. By adding to the Technology Value the implied aggregate value of the Callable Warrants, based on an implied value, solely for purposes of this analysis, per Callable Warrant of $15.12, Robertson, Stephens & Company determined the equity value of the Company (the "Equity Value"), which represents the aggregate market capitalization of the Units.

     Comparable Company Analysis. Robertson, Stephens & Company performed an analysis of companies engaged in research and development activities in the area of gene therapy and which are considered by Robertson, Stephens & Company to be reasonably comparable to the Company. The Tier 1 companies identified by Robertson, Stephens & Company comprise Somatix Therapy Corporation and Vical Incorporated (the "Tier 1 Companies"), and the Tier 2a companies identified by Robertson, Stephens & Company comprise Avigen, Inc., Cell Genesys, Inc., GeneMedicine, Inc. and Targeted Genetics Corporation (the "Tier 2a Companies"). Robertson, Stephens & Company identified as the Tier 2b companies Immusol, Inc.,

Introgen Therapeutics, Inc. and Transkaryotic Therapies, Inc. (the "Tier 2b Companies"), each of which had recently filed a registration statement with respect to an initial public offering. Robertson, Stephens & Company noted that the Tier 1 Companies generally trade at significantly higher market capitalizations than the Tier 2a Companies because they have one or more of the following characteristics: (i) more enabling technologies, (ii) more substantial corporate endorsements, (iii) broader patent estates, (iv) later stages of clinical development and (v) more significant disease market opportunities.

     Robertson, Stephens & Company then determined a Technology Value range. For purposes of this methodology, Robertson, Stephens & Company defined Technology Value as the market capitalization less cash and cash equivalents for each of the comparable companies. For the Tier 1 Companies and the Tier 2a Companies, market capitalization was based on market data as of September 13, 1996. For the Tier 2b Companies, market capitalization was based on the mid-point of the proposed initial public offering price disclosed in each such company's registration statement and the expected number of fully diluted shares outstanding immediately after such offering.

     Based on this analysis, Robertson, Stephens & Company determined a range of Technology Value of (i) between $104.7 million and $169.3 million for the Tier 1 Companies, (ii) between $28.4 million and $57.5 million for the Tier 2a Companies and (iii) between $115.4 and $168.5 million for the Tier 2b Companies. By including the implied value of the Callable Warrants, Robertson, Stephens & Company calculated a range of Equity Value of (i) between $141.2 million and $205.8 million, or $58.46 and $85.23 per Unit, based on the Tier 1 Companies,
(ii) between $64.9 million and $94.0 million, or $26.89 and $38.91 per Unit, based on the Tier 2a Companies and (iii) between $151.9 million and $205.0 million, or $62.90 and $84.90 per Unit, based on the Tier 2b Companies.

     Robertson, Stephens & Company also reviewed the trading performance of the Units over the period from January 3, 1995 to September 13, 1996 and compared such performance with that of indices representing the average trading prices for each of the Tier 1 Companies and the Tier 2a Companies. Such review indicated that, over such period, the trading price of the Units, the Tier 1 Companies and the Tier 2a Companies increased by 55.5%, 82.7% and 0.4%, respectively.

     No company utilized in the comparable company analysis was identical to the Company. In particular, Robertson, Stephens & Company noted that the Company's assets are limited to determining the application of potential gene therapy products in the treatment of CF only. Certain of the comparable companies have broader gene therapy technology programs, with potential applications to CF and the treatment of other diseases. Accordingly, an analysis of the results of such a comparison is not purely mathematical as several factors that are not relevant to the Company could affect the public trading value of the comparable companies to which the Company is being compared.

     Comparable Transaction Analysis: Acquisitions of SWORDS
Companies. Robertson, Stephens & Company analyzed publicly available information for 11 Stock/Warrant for Off balance sheet Research and Development Subsidiary ("SWORDS") acquisitions within the biopharmaceutical industry (the "SWORDS Acquisitions") considered by Robertson, Stephens & Company to be reasonably comparable to the Company. The SWORDS Acquisitions analyzed were: (i) PerSeptive Biosystems, Inc.'s acquisition of PerSeptive Technologies II Corporation, (ii) Elan Corporation, plc's acquisition of Advanced Therapeutic Systems Limited, (iii) Cytogen Corporation's acquisition of CytoRad Corporation,
(iv) Centocor, Inc.'s acquisition of Tocor II, Inc., (v) Gensia Pharmaceuticals Inc.'s acquisition of Aramed, Inc., (vi) Genetics Institute, Inc.'s acquisition of SciGenics Incorporated, (vii) Genzyme Corporation's acquisition of Neozyme I Corporation, (viii) Elan Corporation, plc's acquisition of Drug Research Corp.,
(ix) Immunex Corporation's acquisition of Receptech Corp., (x) Centocor, Inc.'s acquisition of Tocor, Inc. and (xi) Alza NV's acquisition of Bio-Electro Systems, Inc. In five of the SWORDS Acquisitions, the acquiring sponsor company exercised its contractual option to acquire the SWORDS company. The other six SWORDS Acquisitions were negotiated transactions at prices below the option exercise price.

     For each of the SWORDS Acquisitions, Robertson, Stephens & Company determined (i) the annual compounded return, (ii) the premium paid to the SWORDS unit price, or to the aggregate price of the SWORDS common stock and the detachable warrants to acquire the common stock of the sponsor company

("Sponsor Warrants") for those SWORDS whose Sponsor Warrants had detached from the SWORDS units and were trading separately (the "Combined Premium"), 28 days prior to the date of announcement of the SWORDS Acquisition and (iii) the premium paid to the SWORDS unit price, or to the SWORDS common stock price for those SWORDS whose Sponsor Warrants had detached from the SWORDS units and were trading separately (the "Ex-Sponsor Warrant Premium"), 28 days prior to the date of announcement of the SWORDS Acquisition. Robertson, Stephens & Company determined that (i) the annual compounded return for the SWORDS Acquisitions ranged from -28.5% to 42.9%, (ii) the Combined Premium ranged from -3.6% to 135.6% and (iii) the Ex-Sponsor Warrant Premium ranged from 1.5% to 143.8%. Excluding the SWORDS Acquisitions effected upon the exercise of the sponsor company's contractual purchase option, such ranges were -28.5% to 26.4%, -3.6% to 135.6% and 2.8% to 143.8%, respectively.

     Robertson, Stephens & Company calculated a range for the Equity Value by
(i) applying the annual compounded return to the Unit Offering price of $35.00 per Unit and (ii) applying the Ex-Sponsor Warrant Premium to the market price of the Units as of September 5, 1996. In each such case, Robertson, Stephens & Company excluded from its analysis the SWORDS Acquisitions effected upon the exercise of a contractual purchase option. Based on this analysis, Robertson, Stephens & Company calculated ranges of Equity Value of (i) between -$7.2 million and $209.4 million, or -$2.97 and $86.71 per Unit, applying the annual compounded return, and (ii) between $110.1 million and $261.2 million, or $45.60 and $108.16 per Unit, applying the Ex-Sponsor Warrant Premium.

     No company utilized in the comparable SWORDS Acquisitions analysis was identical to the Company, and no transaction utilized in the comparable SWORDS Acquisitions analysis was identical to the Offer and Second Step Transaction. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the acquisition value of such companies and the Company.

     Comparable Transaction Analysis: Acquisitions of Non-SWORDS Early-Stage Biotechnology Companies. Robertson, Stephens & Company analyzed publicly available information for seven acquisitions of non-SWORDS, early-stage biotechnology companies (the "Non-SWORDS Acquisitions") considered by Robertson, Stephens & Company to be reasonably comparable to the Company (each, an "Acquired Company"). The Non-SWORDS Acquisitions analyzed were: (i) Targeted Genetics Corporation's acquisition of RGene Therapeutics, Inc., (ii) Schering-Plough Corporation's acquisition of Canji, Inc., (iii) Rhone-Poulenc Rorer Inc.'s acquisition of Applied Immune Sciences, Inc., (iv) Sandoz AG's acquisition of Genetic Therapy, Inc., (v) Cytogen Corporation's acquisition of Cellcor, Inc., (vi) Chiron Corporation's acquisition of Viagene, Inc. and (vii) Ligand Pharmaceuticals Incorporated's acquisition of Glycomed Incorporated.

     For the Non-SWORDS Acquisitions, Robertson, Stephens & Company calculated the price paid by the acquiring company as a multiple of (i) the total research and development expenses accrued for the Acquired Company since its inception including, where applicable, in-process research and development (the "R&D Multiple") and (ii) the Technology Value of the Acquired Company (the "Technology Value Multiple"). For purposes of this methodology, Robertson, Stephens & Company defined Technology Value as the equity market capitalization of the Acquired Company one month prior to the announcement date of the acquisition plus total debt less current cash. In addition, Robertson, Stephens & Company calculated the premium paid for the Acquired Company to the price per share of the Common Stock of the Acquired Company (a) one day prior to the announcement date of the acquisition (the "One Day Premium") and (b) one month prior to the announcement date of the acquisition (the "One Month Premium"). Robertson, Stephens & Company excluded from its acquisition premium analysis two of the Acquired Companies that were not publicly traded as of the date of the acquisition. Robertson, Stephens & Company determined that (i) the R&D Multiple ranged from 0.7x to 7.4x, (ii) the Technology Value Multiple ranged from 1.5x to 3.1x, (iii) the One Day Premium ranged from 33.0% to 149.4% and (iv) the One Month Premium ranged from 35.3% to 95.3%.

     Robertson, Stephens & Company calculated a range for the Equity Value by applying (i) the R&D Multiple to total research and development expenses for the CFTR gene therapy program (but not for the HyperGAM(TM)+CF and CFTR protein replacement therapy programs) since the inception of the Company of

$36.6 million, (ii) the Technology Value Multiple to an estimated Technology Value (which, solely for purposes of this analysis, Robertson, Stephens & Company deemed to be $71.0 million, calculated as the market value of the Company as of September 13, 1996 less the implied aggregate value of the Callable Warrants), (iii) the One Day Premium to an acquisition price of $29.25 per share of the Callable Common Stock and (iv) the One Month Premium to an acquisition price of $29.25 per share of the Callable Common Stock. Based on this analysis, Robertson, Stephens & Company calculated a range of Equity Value of (a) between $61.2 million and $306.6 million, or $25.36 and $126.94 per Unit, applying the R&D Multiple, (b) between $140.5 million and $256.1 million, or $58.18 and $106.06 per Unit, applying the Technology Value Multiple, (c) between $130.5 million and $212.7 million, or $54.03 and $88.06 per Unit, applying the One Day Premium, and (d) between $132.1 million and $174.5 million, or $54.70 and $72.27 per Unit, applying the One Month Premium.

     No company utilized in the comparable Non-SWORDS Acquisitions transaction analysis was identical to the Company, and no transaction utilized in the comparable Non-SWORDS Acquisitions analysis was identical to the Offer and the Second Step Transaction. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the acquisition value of such companies and the Company.

     Discounted Cash Flow Analysis. Robertson, Stephens & Company performed a discounted cash flow analysis of the projected cash flows of the Company for the years 1997 through 2006 to 2008, based upon projections provided to Robertson, Stephens & Company by the management of the Company. In conducting its discounted cash flow analysis, Robertson, Stephens & Company utilized projections representing three cases, each developed by the management of the Company. These cases consisted of a base case (the "Base Case") and two adjusted cases (the "Upside Case" and the "Downside Case"). In developing the three cases, the management of the Company made certain assumptions regarding (i) patient growth, (ii) market penetration, (iii) non-U.S. revenues and (iv) royalty income. None of the cases assigned any value to discontinued or suspended research operations, including the HyperGAM(TM)+CF and CFTR protein replacement therapy programs.

     For each of the three cases, Robertson, Stephens & Company calculated a range for the Technology Value. For purposes of this analysis, Robertson, Stephens & Company utilized discount rates ranging from 30.0% to 35.0% and terminal value multiples of earnings before interest and taxes ("EBIT") ranging from 8.0x to 10.0x.

     Based on this analysis, Robertson, Stephens & Company calculated a range of Technology Value of (i) between $20.9 million and $85.0 million, or $8.64 and $35.19 per share of the Callable Common Stock, based on the Base Case, (ii) between $49.9 million and $153.8 million, or $20.68 and $63.69 per share of the Callable Common Stock, based on the Upside Case, and (iii) between $4.0 million and $61.4 million, or $1.65 and $25.41 per share of the Callable Common Stock, based on the Downside Case. By including the implied value of $15.12 per Callable Warrant, Robertson, Stephens & Company calculated a range of Equity Value of (i) between $57.4 million and $121.5 million, or $23.78 and $50.32 per Unit, based on the Base Case, (ii) between $86.4 million and $190.3 million, or $35.79 and $78.81 per Unit, based on the Upside Case, and (iii) between $40.5 million and $97.9 million, or $16.78 and $40.55 per Unit, based on the Downside Case. Robertson, Stephens & Company noted that a discounted cash flow analysis is a less reliable indicator of value for an early-stage biopharmaceutical company such as the Company due to, among other things, the uncertainties in developing a therapeutic product that satisfies both regulatory and market requirements.

     Valuation of Callable Warrants. Robertson, Stephens & Company also performed a valuation of the maximum theoretical price per Callable Warrant by using the Black-Scholes formula for valuing warrants of publicly traded companies. The Black-Scholes formula incorporates the following information: (i) a price per share of common stock, calculated as the sum of the price per share of General Division Common Stock, par value $.01 per share, of Genzyme ("General Share"), multiplied by two and the price per share of Tissue Repair Division Common Stock, par value $.01 per share, of Genzyme ("Tissue Repair Share") multiplied by 0.135, (ii) an exercise price of the Callable Warrants, calculated as the 20-day trailing average of the sum of the price per share of a General Share multiplied by two and the price per share of a Tissue Repair Share multiplied by 0.135, (iii) an exercise date of the Callable Warrants of December 31, 1998, (iv) an interest rate of 6.3%, (v) estimated levels of volatility ranging from 40.9% to 60.9% and (vi) an adjustment in the price per General Share due to dilution. Robertson, Stephens & Company computed a per Callable Warrant value ranging from $12.19 to $17.03, respectively. For purposes of this analysis, Robertson, Stephens & Company noted that one reliable indicator of the value of the Callable Warrants is the historical 100-day volatility of the blended General Shares and Tissue Repair Shares, which is 52.9% and yields an adjusted value per Callable Warrant of $15.12.

  GENERAL

     The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such opinions are not readily susceptible to summary description. Accordingly, Robertson, Stephens & Company believes its analyses must be considered as a whole and that considering any portion of such analyses and the factors, without considering all such analyses and current factors, could create a misleading or incomplete view of the process underlying such opinions. In its analyses, Robertson, Stephens & Company made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which such businesses actually may be sold.

     Robertson, Stephens & Company was engaged on the basis of its experience as a financial advisor in connection with mergers and acquisitions as well as on its industry knowledge and familiarity with the Company. Robertson, Stephens & Company is a nationally recognized investment banking firm. As part of its investment banking business, Robertson, Stephens & Company is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. In the course of its market-making and other activities, Robertson, Stephens & Company may, from time to time, have a long or short position in and buy and sell securities of the Company.

     Genzyme has agreed to pay Robertson, Stephens & Company a total fee of $440,000 for its services as financial advisor to Genzyme and as Dealer Manager. Of such total fee, $50,000 will be payable upon the purchase of Units pursuant to the Offer. Genzyme has also agreed to reimburse Robertson, Stephens & Company for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel. Genzyme has further agreed to indemnify Robertson, Stephens & Company for certain liabilities relating to or arising out of services provided by Robertson, Stephens & Company as financial advisor or as Dealer Manager, including, without limitation, certain liabilities under U.S. federal securities laws.

PURPOSE AND STRUCTURE OF THE TRANSACTION

     The purpose of the Offer is to enable Genzyme, through its wholly owned subsidiary, to acquire the entire equity interest of the Company, and to enable Genzyme to acquire the Callable Warrants associated with the Units that are tendered to reduce the possible dilution to Genzyme's existing stockholders. Following the completion, or under certain circumstances the termination, of the Offer, Genzyme and the Purchaser intend to acquire any Shares included in the untendered Units by consummating the Second Step Transaction. In the Second Step Transaction, holders of Shares included in the untendered Units (other than Genzyme, the Purchaser or the Company or any direct or indirect subsidiary of any of them and Holders, if any, who are entitled to and who perfect their appraisal rights under the applicable provisions of the BVI Law), will receive $29.00 per Share in cash, without interest. Any Callable Warrants included in the untendered Units will remain outstanding following the Second Step Transaction. The acquisition of the Company is structured as a cash tender offer followed by the Second Step Transaction in order to expedite the opportunity for Genzyme and the Purchaser to obtain a controlling interest in the Company, to enable Genzyme to acquire some or all of the Callable Warrants, to provide a prompt and orderly transfer of ownership of the Company from the Company's current Holders to the Purchaser and to provide the Company's current Holders with cash for all of their Units. In the event that the Minimum Condition is not satisfied, the Purchase Agreement provides that the Purchaser may elect to amend and extend the Offer to eliminate this condition. In that event, during the period that the Offer is extended, the Company shall, in accordance with applicable laws and the Purchase Agreement, solicit the approval of the holders of the Shares for the Second Step Transaction. Alternatively, the Purchaser may elect to terminate the Offer and, promptly thereafter, request that the Company solicit the approval of the holders of the Shares for the Second Step Transaction. If the Purchaser does not make either election, Genzyme, the Purchaser or the Company may terminate the Purchase Agreement. See "SPECIAL FACTORS -- Section 6. The Purchase Agreement; Appraisal Rights."

     Under the BVI Law and the Company's Memorandum and Articles of Association, if the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser would have sufficient voting power to approve the Merger Plan, if necessary, and consummate the Second Step Transaction, by written consent in lieu of a meeting of the Holders and without the vote or consent of any other Holders. In addition, under the BVI Law, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser would have the power to consummate a merger of the Company with and into the Purchaser, or require the Company to redeem all of the Shares not held by the Purchaser, without a vote of the Holders. In either event, the Purchaser intends to take all necessary and appropriate action to cause the Second Step Transaction to become effective as soon as reasonably practicable after the consummation, or under certain circumstances the termination, of the Offer without a meeting of the Holders.

PLANS FOR THE COMPANY AFTER THE TRANSACTION

     Although Genzyme is considering pursuing corporate partnering arrangements with third parties to jointly develop products based, in part, on technology owned by the Company, except as described in this Offer to Purchase, neither Genzyme nor the Purchaser has any present plans or proposals which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer or a material amount of assets involving the Company, or any material changes in the Company's capitalization, dividend policy, corporate structure or business or the composition of the Company's Board of Directors or management.

     The Purchase Agreement provides that, upon the acceptance for payment of and payment by the Purchaser for any Units pursuant to the Offer, the Purchaser shall be entitled to designate persons to be elected as Class A directors of the Company so as to give the Purchaser representation on the Company's Board of Directors proportional to its ownership of Units. See "SPECIAL
FACTORS -- Section 6. The Purchase Agreement; Appraisal Rights."

6.  THE PURCHASE AGREEMENT; APPRAISAL RIGHTS

  THE PURCHASE AGREEMENT

     The following is a brief summary of certain provisions of the Purchase Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement. Capitalized terms used herein and not otherwise defined have the same meaning as in the Purchase Agreement.

     The Offer. The Purchase Agreement provides for the commencement of the Offer as soon as practicable and in any event within five business days of the public announcement of the Purchaser's intention to make the Offer. The obligation of the Purchaser to commence the Offer and accept for payment any Units tendered is subject to the satisfaction of certain conditions (including the Minimum Condition) which are described in "THE TENDER OFFER -- Section 9. Certain Conditions of the Offer." The Purchase Agreement provides that without the consent of the Company, as approved by the Special Committee, the Purchaser shall not amend or waive the Minimum Condition or the Majority Consent Condition (as defined below), extend the Offer, reduce the maximum number of Units to be purchased, reduce the price to be paid per Unit pursuant to the Offer or amend any other material term of the Offer in a manner adverse to the holders of the Units.

Pursuant to the Purchase Agreement, if on October 28, 1996 (the "Initial Expiration Date"), the Minimum Condition has not been satisfied, the Purchaser may, not later than 9:00 a.m., eastern time, on the next business day following the Initial Expiration Date, elect either (x) to extend the Offer for a period not to exceed 60 days and amend the Offer to delete the Minimum Condition and add the Majority Consent Condition (as defined below), in which case, promptly thereafter, the Company shall commence to convene a meeting or solicit the written consent of its shareholders for approval of the Merger Plan (the foregoing being referred to as the "Simultaneous Solicitation") or (y) terminate the Offer and promptly return all tendered Units, in which case, promptly thereafter, the Company shall commence to convene a meeting or solicit the written consent of its shareholders for approval of the Merger Plan (the foregoing being referred to as the "Termination Solicitation"), in either case with such solicitation or meeting to be conducted in accordance with applicable law and the terms of the Purchase Agreement. The Majority Consent Condition is defined in the Purchase Agreement to mean that the sum of (a) the Shares included in the Units tendered and not withdrawn as of the new expiration date of the Offer (provided such Shares may be voted in favor of the Merger Plan at the meeting or pursuant to the consent solicitation by the Purchaser immediately after the purchase of the Units which include such Shares in the Offer by the Purchaser) plus (b) the number of Shares held by holders who have voted in favor of the Merger Plan at the meeting or pursuant to the consent solicitation as of the new expiration date of the Offer (but excluding any such Shares that would result in double counting with (a) above) represents not less than a majority of the Shares outstanding.

     Approval of the Second Step Transaction. The Board of Directors of the Company has authorized the Merger Plan in accordance with applicable law and the Company's Memorandum and Articles of Association. The Company has agreed in the Purchase Agreement, at the request of Genzyme, to take all action (coordinating the timing thereof with Genzyme and the Purchaser) to the extent necessary to convene a meeting of the Holders as promptly as practicable after the purchase of Units pursuant to the Offer, if required by applicable law for consummation of the Second Step Transaction, to consider and vote upon the approval of the Merger Plan or to solicit the written consent of the Holders to approve the Merger Plan promptly after such purchase, or at the request of Genzyme, promptly after the commencement of the Offer and while it is pending upon the election of Genzyme to pursue the Simultaneous Solicitation or following the termination of the Offer upon the election of Genzyme to pursue the Termination Solicitation. If required by applicable law, the Company has agreed to promptly prepare and file with the Commission, and use its best efforts to have cleared by the Commission, a proxy, consent solicitation or information statement relating to the Second Step Transaction in compliance with applicable law.

     The Second Step Transaction. The Purchase Agreement provides that, as soon as practicable following the consummation of the Offer, the satisfaction of the Majority Consent Condition (in the event of a Simultaneous Solicitation) or the satisfaction of the conditions to effect the merger pursuant to the Merger Plan (in the event of a Termination Solicitation) and subject to the terms and conditions thereof and the satisfaction or waiver of the other conditions to the Second Step Transaction and in accordance with the BVI Law, the Purchaser shall cause to be effected a transaction that results in Genzyme owning, directly or indirectly, all of the Shares of the Company. If the Offer is consummated and 90% or more of the Units are tendered and accepted, the Purchaser will either
(i) effect a merger of the Company into the Purchaser or (ii) cause the Company to redeem all Shares included in the untendered Units. If the Offer is consummated but less than 90% of the Units are tendered and accepted, or if, pursuant to the Termination Solicitation, the requisite approval of the Company's shareholders for the Second Step Transaction is obtained, then the Second Step Transaction will be effected as a merger of the Company with a wholly owned subsidiary of the Purchaser. Regardless of the form of the Second Step Transaction, the consideration to be received as a result of the Second Step Transaction by holders of Shares included in the untendered Units (other than Genzyme, the Purchaser or the Company or any direct or indirect subsidiary of any of them and holders, if any, who shall have demanded and perfected their appraisal rights under the applicable provisions of the BVI Law) will be $29.00 per Share in cash, without interest (the "Second Step Consideration").

     Upon consummation of the Second Step Transaction, the Callable Warrants will become exercisable and, beginning on the day following the Effective Date, will trade separately from the right to receive the Second Step Consideration on account of the Callable Common Stock.

     Indemnification and Insurance. The Purchase Agreement provides that proper provision will be made so that any affiliate of Genzyme that succeeds to the assets and liabilities of the Company or, at Genzyme's option, Genzyme, shall assume all of the obligations of the Company under the indemnification agreements between the Company and the members of the Special Committee as in effect on the date of the Purchase Agreement and, if amended prior to the Effective Date, on the Effective Date. Genzyme, the Purchaser and the Company have also agreed that in the event the Company or the successor entity (i) consolidates with or merges into any other person and shall not be the surviving corporation or (ii) transfers all or substantially all of its assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of such successor entity or at Genzyme's option, Genzyme, shall assume the indemnity obligations under such agreements. The Purchase Agreement also provides that the Company, and from and after the consummation of the Offer (or the Merger in the event of the Termination Solicitation) Genzyme, shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each present and former director or officer of the Company against all losses arising out of any act or omission in their capacity as an officer, director or employee of the Company. Additionally, Genzyme is obligated to maintain, for three years from the Effective Date, directors' and officers' liability insurance policies covering the directors and officers of the Company with coverages and other terms at least as favorable as is currently in effect; provided that Genzyme is not obligated to spend more than 150% of the current annual premiums paid by the Company for such insurance, and, following such three year period until the sixth anniversary of the Effective Date, Genzyme has agreed to assume the indemnification obligations of the Company under the indemnification agreements referred to above to the extent that it has not already done so.

     Designation of Directors. The Purchase Agreement provides that, promptly upon the acceptance for payment of and payment by the Purchaser for any Units pursuant to the Offer, and from time to time thereafter as Units are accepted for payment and paid for by the Purchaser, the Purchaser shall be entitled to designate such number of Class A directors of the Company, rounded to the nearest whole number, as will give the Purchaser representation on the Company's Board of Directors equal to at least that number of directors which equals the product of the total number of the Company's directors (after giving effect to the directors elected in accordance with this procedure) multiplied by the percentage that such number of Units so accepted for payment and paid for by the Purchaser bears to the number of Units outstanding, and the Company shall, at such time, take such actions as are necessary to cause the Purchaser's designees to be so elected or appointed; provided, however, that, notwithstanding the Purchaser's right to designate certain of the Company's directors as described above, until the Effective Date, the Company's Class A Directors shall include at least two directors who were directors on September 20, 1996 and who are not officers or directors of Genzyme or the Purchaser (the "Independent Directors"); provided further, that, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Director shall be entitled to designate a person who is not an officer or director of Genzyme or the Purchaser to fill such vacancy who shall be deemed to be an Independent Director or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be designees, stockholders, directors, officers or affiliates of Genzyme or the Purchaser, and such persons shall be deemed to be Independent Directors.

     Notwithstanding anything in the Purchase Agreement to the contrary, subject to the terms of the Company's Memorandum of Association and Articles of Association, in the event that the Purchaser's designees are appointed or elected as the Company's directors, after the acceptance for payment of Units pursuant to the Offer and prior to the Effective Date, the affirmative vote of a majority (or, if there are only one or two Independent Directors, the single or unanimous vote, as the case may be) of the Independent Directors (who shall act as an independent committee of the Board of Directors for this purpose) shall be required, and alone shall be sufficient, to (i) amend or terminate the Purchase Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Purchase Agreement, (iii) extend the time for performance of Genzyme's and the Purchaser's respective obligations under the Purchase Agreement, or (iv) approve any other action by the Company that the Independent Directors determine could adversely affect the interests of the Holders (other than Genzyme, the Purchaser and their affiliates) with respect to the transactions contemplated by the Purchase Agreement.

     Representations and Warranties. The Purchase Agreement contains certain customary representations and warranties of the parties. The Company has made representations and warranties to Genzyme and the Purchaser regarding, among other things: (i) the Company's organization and qualification; (ii) the Company's capitalization; (iii) the Company's authority to enter into and perform its obligations under the Purchase Agreement (subject to approval of the Merger Plan by the shareholders to the extent required by the BVI Law); (iv) the compliance of the transactions contemplated by the Purchase Agreement with the Company's Memorandum of Association and Articles of Association, certain agreements and applicable laws; and (v) the accuracy and completeness of the Company's Schedule 14D-9 filed in connection with the Offer and any proxy or information statement to be filed in connection with the Second Step Transaction.

     Genzyme and the Purchaser have made representations and warranties to the Company regarding, among other things: (i) Genzyme's and the Purchaser's organization and qualification; (ii) Genzyme's and the Purchaser's authority to enter into and perform their respective obligations under the Purchase Agreement; (iii) the compliance of the transactions contemplated by the Purchase Agreement with Genzyme's and the Purchaser's respective charters or other governing instruments, certain agreements and applicable laws; and (iv) the accuracy and completeness of the documents filed by Genzyme and the Purchaser with the Commission in connection with the Offer.

     The representations and warranties contained in the Purchase Agreement shall expire upon consummation of the Offer.

     Conditions to the Second Step Transaction. The obligations of each of the Company, the Purchaser and Genzyme to consummate the Second Step Transaction, other than following a Termination Solicitation, are subject to the following conditions: (i) the Purchaser shall have made the Offer on the terms and conditions set forth therein and shall have purchased, or caused to be purchased, all Units validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition is not applicable to the obligations of Genzyme or the Purchaser if, in breach of the Purchase Agreement or the terms of the Offer, the Purchaser fails to purchase any Units validly tendered and not withdrawn pursuant to the Offer; (ii) the Merger Plan shall have been approved and adopted by the requisite vote or consent of the Holders, if any, required by the BVI Law and the Company's Memorandum of Association and Articles of Association; and (iii) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would make the acquisition by Genzyme or the Purchaser of the Callable Common Stock illegal or otherwise prevent the consummation of the Second Step Transaction. In addition to the condition set forth in clause (ii) of the preceding sentence, following a Termination Solicitation in which clause (ii) of the preceding sentence has been satisfied, the Purchaser shall not be obligated to effect a merger pursuant to the Merger Plan if on or before the Effective Date any of the following shall occur or shall be determined by the Purchaser to have occurred and remain in effect:

     (a) except for matters which affect generally the economy or the industry in which the Company is engaged and except for continued losses incurred by the Company as a result of its operations and continued depletion of its cash resources in the ordinary course of business or consistent with the annual workplan currently in effect, any change shall have occurred in the business, properties, assets, liabilities, capitalization, shareholders equity, financial condition, operations, licenses or franchises or results of operations of the Company which has a Material Adverse Effect (as defined in the Purchase Agreement); or

     (b) there shall have been instituted or be pending any action, proceeding, application or counterclaim before any court or governmental or regulatory body which (i) challenges the validity of or seeks to restrain the consummation of or to impose any material limitation, on any transaction contemplated by the Purchase Agreement or seeks (ii) to obtain any material amount of damages in connection with such transactions; or

     (c) any statute, regulation, order or injunction shall have been enacted, entered, enforced or deemed applicable to the Merger that is reasonably likely to, directly or indirectly, result in any of the consequences referred to in paragraph (b) above; or

     (d) the representations and warranties of the Company set forth in the Purchase Agreement shall not be true in any material respect as though made on such date, or the Company shall have failed in any material respect to perform any material obligation or covenant required in the Purchase Agreement to be performed or complied with by it; or

     (e) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal (as defined below).

     Acquisition Proposals. The Company has agreed in the Purchase Agreement that it shall not, directly or indirectly through any officer, director, employee, financial advisor, representative or agent of the Company: (i) solicit or initiate any inquiries or proposals for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company, other than the transactions contemplated by the Purchase Agreement (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"); (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that nothing contained in the Purchase Agreement shall prevent the Company, the Company's directors or the Special Committee (through any officer, director, employee, financial advisor, representative or agent) from (A) engaging in negotiations or discussions in response to an inquiry that was not solicited after September 20, 1996; (B) furnishing non-public information to any person or entity in connection with an unsolicited written Acquisition Proposal by such person or entity or recommending an unsolicited written Acquisition Proposal to the Holders, if and only to the extent that (1) the Company's Board of Directors or the Special Committee, as the case may be, believe in good faith (after consultation with its financial advisor) that the party requesting such non-public information is capable of financing a transaction more favorable to the Holders from a financial point of view than the transaction contemplated by the Purchase Agreement and the Company's Board of Directors or the Special Committee, as the case may be, determine in good faith (after consultation with outside legal counsel) that such action is necessary to comply with their fiduciary duties to Holders under applicable law and (2) prior to furnishing such non-public information to such person or entity, the Company's Board of Directors or the Special Committee, as the case may be, receive from such person or entity an executed confidentiality agreement on customary terms or (C) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     The Company has further agreed that it will notify Genzyme in writing within 24 hours after receipt by the Company (or its advisors) of any written Acquisition Proposal or any written request for non-public information pursuant to which it intends to provide non-public information.

     Conduct of Business. Pursuant to the Purchase Agreement the Company has agreed that, except as otherwise expressly contemplated thereby, prior to the Effective Date or such earlier time as designees of the Purchaser constitute a majority of the Company's Directors (determined on the basis of the combined voting power of the Company's Class A and Class B Directors): (a) the business of the Company shall in all material respects be conducted only in, and the Company shall not take any material action except in, the ordinary course of business and consistent with past practice, and the Company shall use all reasonable efforts, consistent with past practice or the annual workplan currently in effect, to maintain and preserve its business organization, assets, and advantageous business relationships; (b) the Company shall not make any tax election or, except in the ordinary course of business and consistent with past practice, settle or compromise any federal, state, local or foreign tax liability; and (c) the Company shall not agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty of the Company in the Purchase Agreement untrue or incorrect in any material respect, or which would materially impair or prevent the occurrence of any condition described in "THE TENDER OFFER -- Section 9. Certain Conditions to the Offer" prior to the consummation of the Offer.

     In addition to the foregoing, the Purchase Agreement provides that, if the Minimum Condition has not been satisfied on the Initial Expiration Date, and the Purchaser elects to proceed with either a Simultaneous Solicitation or a Termination Solicitation, then until the earlier of the Effective Date or the termination of the Purchase Agreement, the Special Committee shall be authorized to take such actions as it may deem appropriate to reduce or eliminate any discretionary spending by the Company or by Genzyme on behalf of the Company not contractually committed to with a person or entity that is not a party to the Purchase Agreement; provided that, Genzyme may elect to continue such spending on its own account and to the extent it elects to do so, the Company will, if the Merger is effected, reimburse Genzyme for such expenditures immediately prior to the Effective Date.

     Fees and Expenses. The Purchase Agreement provides that each party thereto shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of the Purchase Agreement and no party to the Purchase Agreement may recover any such fees and expenses from another party upon termination of the Purchase Agreement, except for a termination fee payable to Genzyme as further described under the heading "Effect of Termination Resulting from a Superior Transaction."

     Termination. The Purchase Agreement may be terminated at any time prior to the Effective Date as follows:

          (a) by the mutual written consent of the Boards of Directors of Genzyme, the Purchaser and the Company, with the affirmative vote of a majority of the Independent Directors (who shall act as an independent committee of the Board of Directors of the Company for this purpose) being required, and alone being sufficient, for action by the Board of Directors of the Company for this purpose;

          (b) by the Company upon approval of the Special Committee: (i) if (A) the Purchaser shall have terminated the Offer without the purchase of any Units thereunder; or (B) the Purchaser shall not have paid for all Units validly tendered pursuant to the Offer and not withdrawn within 90 days after the commencement of the Offer, unless such termination of the Offer or failure to pay for Units shall have been caused by or resulted from the failure of the Company to perform in any material respect any of its covenants or agreements contained in the Purchase Agreement, the material breach by the Company of any of its representations or warranties contained in the Purchase Agreement or an election by the Purchaser to terminate the Offer and effect a Termination Solicitation; or (ii) if the Effective Date shall not have occurred on or before the six-month anniversary of the execution of the Purchase Agreement due to a failure of any of the conditions to the obligation of the Company to effect the Second Step Transaction as described above under the heading Conditions to the Second Step Transaction, or if the Purchaser has elected to proceed with the Termination Solicitation, if the Effective Date shall not have occurred on or before the six-month anniversary of the date of the Purchase Agreement; or (iii) if, prior to the purchase of any Units pursuant to the Offer, or the Effective Date if the Purchaser has elected to proceed with a Termination Solicitation, Genzyme or the Purchaser materially fails to perform any of their respective obligations under the Purchase Agreement and such nonperformance has a material adverse effect on Genzyme's or the Purchaser's ability to consummate the Offer or the Second Step Transaction; or (iv) if, in the event the Minimum Condition shall not have been satisfied on the Initial Expiration Date and the Purchaser shall have amended the Offer or terminated the Offer pursuant to its election to proceed with either the Simultaneous Solicitation or the Termination Solicitation, the Purchaser has materially failed to perform any of its obligation in connection with the Simultaneous or Termination Solicitation; or (v) if, prior to the purchase of Units pursuant to the Offer, or the Effective Date if the Purchaser has elected to proceed with the Termination Solicitation, the Special Committee shall have withdrawn or modified its approval or recommendation of the Offer or the Purchase Agreement in order to approve the execution by the Company of a definitive agreement providing for the acquisition of the Company or substantially all of its assets or a merger or other business combination or in order to approve a tender offer for all of the Shares or Units by a third party, in any case, as determined by the Special Committee, on terms more favorable to the Company's shareholders than the Offer (a "Superior Transaction"), provided, that (i) the Company shall have provided Genzyme with at least five business days' written notice of such Superior Transaction, including a copy of the proposed agreement and (ii) the Company shall not have violated the provisions described above under "Acquisition Proposals"; or

          (c) by Genzyme or the Purchaser (i) if, due to an occurrence that would result in a failure to satisfy any condition to the consummation of the Offer or the Majority Consent Condition if the Purchaser has elected to proceed with the Simultaneous Solicitation, the Purchaser shall have (A) failed to commence the Offer within 5 business days of the date on which the Purchaser's intention to make the Offer is publicly announced;
     (B) terminated the Offer without the purchase of any Units thereunder; or
     (C) failed to pay for all Units validly tendered pursuant to the Offer and not withdrawn within 90 days after commencement of the Offer, unless such failure or termination shall have been caused by or results from (x) the failure of Genzyme or the Purchaser to perform in any material respect any of its covenants or agreements contained in the Purchase Agreement, (y) the material breach by Genzyme or the Purchaser of any of its representations or warranties contained in the Purchase Agreement, or (z) the Purchaser's election to proceed to seek approval of the Merger Plan pursuant to the Termination Solicitation; or (ii) if the Effective Date shall not have occurred on or before the six-month anniversary of the date of the Purchase Agreement due to a failure of any of the conditions to the obligations of Genzyme or the Purchaser to effect the Second Step Transaction as described above under the heading "Conditions to the Second Step Transaction"; or
     (iii) if, prior to the purchase of Units pursuant to the Offer, or the Effective Date if the Purchaser has elected to proceed with the Termination Solicitation, the Company's directors shall have publicly withdrawn or modified in a manner adverse to the Purchaser their approval or recommendation of the Offer or the Purchase Agreement or recommended acceptance of a Superior Transaction or shall have resolved to do any of the foregoing.

     Effect of Termination. In the event of the termination of the Purchase Agreement as provided under the heading "Termination," all obligations and agreements of the parties set forth therein shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of Genzyme, the Purchaser or the Company thereunder except (a) as provided under the headings "Effect of Termination Resulting from a Superior Transaction" and "Ancillary Agreements" below and (b) that the foregoing shall not relieve any party for liability for any breach of the Purchase Agreement occurring prior to such termination.

     Effect of Termination Resulting from a Superior Transaction. In the event of the termination of the Purchase Agreement by the Company in accordance with clause (b)(v) under the heading "Termination" or by Genzyme or the Purchaser in accordance with (x) clause (c)(iii) under the heading "Termination", or (y) clause (c)(i) or (c)(ii) under the heading "Termination" if such termination is based on the failure of the Company to perform in any material respect any of its covenants or agreements contained in the Purchase Agreement, the Purchase Agreement requires that the Company pay to Genzyme a termination fee of $500,000 upon consummation of any Superior Transaction.

     Ancillary Agreements. In the event of any termination of the Purchase Agreement (x) by the Company in accordance with clause (b)(v) or by Genzyme or the Purchaser in accordance with clause (c)(iii) under the heading "Termination" above as a result of a Superior Transaction in connection with which the Company shall not have violated the provisions described above under the heading "Acquisition Proposals,", or (y) by Genzyme or the Purchaser pursuant to clause
(c)(i) under the heading "Termination" above, unless such termination is based on the failure of the Company to perform in any material respect any of its covenants or agreements contained in the Purchase Agreement, Genzyme has agreed that, effective upon consummation of such Superior Transaction, it shall, at the Company's request, (a) consent to the Superior Transaction in its capacity as holder of the Company's Series 1992 Note and pursuant to all applicable provisions of the Company's Memorandum of Association; (b) terminate the Purchase Option Agreement, in which event the Series 1992 Note will become due and payable in accordance with its terms; (c) consent to the assignment by the Company of the Technology License Agreement; (d) at the option of Genzyme, terminate or consent to the assignment by the Company of each of the Research and Development Agreement, the Services Agreement, and the Administrative Agreement.

     Amendment. Subject to the amendment provision described above under the heading "Designation of Directors," the Purchase Agreement may not be amended except by action of the Boards of Directors of each of the parties to the Purchase Agreement, set forth in an instrument in writing signed on behalf of each of the parties; provided, however, that the Board of Directors of the Company shall not act to amend the Purchase Agreement without the approval of the Special Committee.

     Waiver. At any time prior to the Effective Date, whether before or after any special meeting or written action of the Holders to approve the Second Step Transaction, any party to the Purchase Agreement, subject to the waiver provisions described above under the heading "Designation of Directors," by action taken by its Board of Directors (and in the case of the Company, subject to the approval of the Special Committee), may (i) extend the time for the performance of any of the obligations or other acts of any other party to the Purchase Agreement or (ii) subject to the third sentence above under the heading "The Offer" and the proviso contained above under the heading "Amendment," waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party to the Purchase Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

  APPRAISAL RIGHTS

     No appraisal rights are available in connection with the Offer. However, if the Second Step Transaction is consummated, Holders may have certain rights under Section 83 of the BVI Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under the BVI Law, holders of shares of a BVI company are entitled to payment of fair value for their shares upon dissenting from mergers (if the BVI company is a constituent company in the merger and not the surviving company), consolidations, certain dispositions of more than 50% of the company's assets, compulsory redemptions of shares, and certain other transactions (a "Specified Transaction"). In order to assert rights under Section 83, the following procedures must be followed:

        - A Holder who desires to exercise dissenters' rights must give to the Company before or at the meeting of Holders at which the Specified Transaction is submitted to a vote, a written notice of an objection to the Specified Transaction. The objection must include a statement that the Holder proposes to demand payment for his shares if the action is taken. In the event that the Holder does not receive notice of the meeting, or if the proposed action is authorized by written consent without a meeting, no notice of objection is required.

        - Within 20 days following the authorization of the Specified Transaction by vote or written consent, the Company must give written notice of the action to each Holder who gave written objection or from whom written objection was not required, except those who voted for, or consented in writing to, the proposed action. A Holder to whom the Company is required to give notice who elects to dissent must, within 20 days of notice or authorization, give to the Company a written notice of his decision to elect to dissent, stating such Holder's name and address, the number and class or series of shares involved (which must include all shares held by such Holder) and a demand for payment of fair value for the shares. Upon the giving of notice, the Holder ceases to have the rights of a Holder with the exception of the right to be paid for the fair value of his shares.

        - Within 7 days of the later to occur of: (i) the expiration of the period within which Holders may give notice or election of dissent or
          (ii) the effective date of the Specified Transaction, the surviving corporation must make a written offer to each dissenting Holder to purchase his shares at a price that the Company determines to be their fair value.

        - If within 30 days of the offer, the Company and the dissenting Holder agree on the price to be paid for the shares, the Company will pay such amount to the Holder upon surrender of the certificates representing the shares.

        - If the Company and the dissenting Holder fail to agree on a price within 30 days, the following shall occur within the next 20 days:

             (i) the Company and the Holder shall each designate an appraiser;

             (ii) the two designated appraisers shall designate a third appraiser;

             (iii) the three appraisers shall fix the fair value of the dissenting Holders' shares as of the close of business on the day prior to the vote on the Specified Transaction, excluding any appreciation or depreciation directly or indirectly induced by the Specified Transaction, and such value shall be binding on the Company and the dissenter; and

             (iv) the Company shall pay the dissenting Holder such amount in money upon the surrender of the certificates representing the shares.

        - The enforcement by a Holder of dissenters' rights will exclude the enforcement by the Holder of his other rights as a holder of shares, other than the Holder's right to obtain relief on the ground that the action taken was illegal.

     See Annex II attached hereto for the full text of Section 83 of the BVI
Law.

7.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF THE TRANSACTIONS DESCRIBED IN THIS OFFER TO PURCHASE. THE TAX CONSEQUENCES OF THE TRANSACTIONS WILL DEPEND IN LARGE PART ON THE FACTS AND CIRCUMSTANCES APPLICABLE TO EACH HOLDER. THEREFORE, EACH HOLDER IS URGED TO CONSULT THE HOLDER'S OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THAT HOLDER. NO INFORMATION IS PROVIDED WITH RESPECT TO STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES, AND HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO SUCH CONSEQUENCES.

     The discussion does not address federal income tax consequences applicable to all Holders, some of whom may be subject to special rules (including, for example, Holders who own, or are considered as owning pursuant to certain attribution rules, five percent or more of the outstanding Shares). The discussion focuses on Holders who are individual citizens or residents of the United States and domestic corporations and has only limited application to Holders who are foreign corporations, regulated investment companies, life insurance companies, financial institutions, estates, trusts, tax-exempt organizations or nonresident aliens. Also, unless otherwise stated, the discussion assumes that each of the Units, Shares and Callable Warrants are capital assets in the hands of the Holder at all relevant times.

     The discussion is based upon existing federal income tax law, including the Internal Revenue Code of 1986, as amended (the "Code"), income tax regulations issued by the Internal Revenue Service (the "IRS"), rulings of the IRS and court decisions. Future changes in the federal income tax laws could adversely affect a Holder.

CONSEQUENCES OF PASSIVE FOREIGN INVESTMENT COMPANY STATUS

     In each year that Neozyme II has been in existence, Neozyme II has determined that it qualified as a Passive Foreign Investment Company ("PFIC") and has sent to the holders of the Units the PFIC annual information statement and a form of an election statement whereby the shareholder could elect to treat Neozyme II as a qualified electing fund ("QEF") and to include annually in gross income the shareholder's pro rata share of Neozyme II's ordinary earnings and net capital gain (his "QEF inclusion").

     If a Holder has not elected to treat Neozyme II as a QEF, any gain recognized by such non-electing Holder as a result of the disposition of the Holder's Shares pursuant to the transactions described in this Offer to Purchase will be treated as ordinary income. The non-electing Holder's tax liability with respect to such gain will be determined by allocating such gain in pro rata amounts to each day in the Holder's holding period for the Shares and by multiplying the gain allocated to each taxable year of the Holder other than the current taxable year by the highest rate of tax in effect for the Holder in that year, without regard to the actual rate that applied to the Holder's income in that year. The non-electing Holder will be subject to an interest charge on the taxes so determined at the rates and using the methods in Section 6621 of the Code for underpayments of tax, as if the Holder had recognized the gain allocated to each prior taxable year in that prior taxable year.

     If a Holder elected to treat Neozyme II as a QEF in the first taxable year that the Holder held Shares or later made the election and also either (i) elected to treat the Shares generally as if they were sold on the first day of the taxable year for which the election was made or (ii) elected to include in the Holder's gross income the earnings and profits attributable to the Shares as of the first day of the taxable year for which the election was made, any gain recognized by such electing Holder as a result of the disposition of the Holder's Shares pursuant to the transactions described in this Offer to Purchase will generally be capital gain if the stock is held as a capital asset on the disposition date.

     If for any taxable year an electing Holder elected under Section 1294 of the Code to extend the time for the payment of the tax on a QEF inclusion and that extension has not expired, the disposition of the Holder's Shares pursuant to the transactions described in this Offer to Purchase will cause the extension to expire. The extension will expire on the due date (without regard to extensions) of the Holder's tax return for the taxable year in which the disposition occurs.

     Following the consummation of the transactions described in this Offer to Purchase, Genzyme may make an election pursuant to Section 338 of the Code. Such an election may cause an electing Holder to recognize a substantially increased QEF inclusion. However, the basis of the electing Holder's Shares should be increased by the amount of the QEF inclusion. Any additional amounts of net capital gain QEF inclusion resulting from the Section 338 election should thus be offset by a reduced amount of capital gain or a capital loss in respect of the electing Holder's sale of the Shares. However, any additional amounts of ordinary earnings QEF inclusion resulting from the Section 338 election could not generally be offset by a capital loss (except possibly for certain relatively small amounts in the case of individuals).

CONSEQUENCES TO HOLDERS WHOSE UNITS ARE TENDERED AND ACCEPTED PURSUANT TO THE TENDER OFFER

     A Holder who tenders a Unit pursuant to the Offer and does not properly withdraw such Unit prior to the expiration of the Offer will be deemed to have sold each of the Unit's constituent elements, i.e., one share of Callable Common Stock and one Callable Warrant, for the Offer Price and will be required to allocate the Offer Price between these constituent elements in proportion to their relative fair market values on the purchase date.

     The Holder will recognize gain or loss with respect to the deemed sale of the Callable Warrant in an amount equal to the difference between the amount of the Offer Price allocable to the Callable Warrant and the portion of the Holder's adjusted basis in the Unit allocable to the Callable Warrant. This gain or loss will generally be capital gain or loss if the Unit is held as a capital asset on the purchase date and will be long-term capital gain or loss if the Unit has been held for more than one year on the purchase date.

     The Holder will recognize gain or loss with respect to the deemed sale of the share of Callable Common Stock in an amount equal to the difference between the amount of the purchase price of the Unit allocable to the share of Callable Common Stock and the portion of the Holder's adjusted basis in the Unit allocable to the share of Callable Common Stock. Except as otherwise described above under Consequences of Passive Foreign Investment Company Status, this gain or loss will generally be capital gain or loss if the Unit is held as a capital asset on the purchase date and will be long-term capital gain or loss if the Unit has been held for more than one year on the purchase date.

CONSEQUENCES TO HOLDERS WHO DO NOT TENDER THEIR UNITS

     If the Offer is consummated, Genzyme intends to effect the Second Step Transaction, pursuant to which all of the Shares included in untendered Units will be converted into the right to receive cash in an amount per Share equal to the Second Step Consideration. The Callable Warrants associated with these Shares will become exercisable and will separate and be transferable separately from the right to receive cash for the Shares.

     A Holder whose Shares are converted to the right to receive cash in the Second Step Transaction will recognize gain or loss in an amount equal to the difference between the Second Step Consideration and the portion of the Holder's adjusted basis in the Unit allocable to the Shares. Except as otherwise described above under Consequences of Passive Foreign Investment Company Status, this gain or loss will generally be capital gain or loss if the Unit is held as a capital asset on the Effective Date and will be long-term capital gain or loss if the Unit has been held for more than one year on the Effective Date.

     A Holder will not recognize income, gain or loss as a result of the acceleration in the exercisability of the Callable Warrants or their separation from the Shares.

OTHER CONSIDERATIONS

     Uncertainty exists as to the treatment of the initial grant to Genzyme of the Purchase Option. The IRS might take the position that the Callable Warrants received as part of a Unit in the initial Unit Offering in April 1992 were issued by Genzyme in exchange for the separate grant of the Purchase Option by the initial purchasers of the Units and that the full purchase price of the Units was paid in exchange for the Callable Common Stock. In that event, upon the lapse or termination of the Purchase Option, a Holder might recognize a short-term capital gain in an amount equal to the value of the Callable Warrants on the closing date of the initial Unit Offering, less the Holder's tax basis in the Callable Warrants.

     If a Holder were treated as having paid the full purchase price for the Unit in exchange for the Callable Common Stock and as then having granted the Purchase Option to Genzyme in exchange for the Warrants, the Holder would have an increased tax basis in the Callable Common Stock which would reduce the amount of gain (or increase the amount of loss) realized upon a disposition of the Callable Common Stock pursuant to the transactions described in this Offer to Purchase. Any such loss would be available to offset any gain taken into account from a lapse or termination of the Purchase Option.

  United States Taxation of Non-U.S. Persons

     The following is a general discussion of certain anticipated United States federal income tax consequences of a disposition of Units or Shares to a Holder who, for United States federal income tax purposes, (1) is not a "United States person", (2) is not, and has not been, engaged in a United States trade or business and (3) in the case of an individual, will not be present in the United States for 183 days or more during the taxable year of the Holder that includes the date of disposition of the Holder's Units or Shares. A "United States person" means a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof, or an estate or trust, the income of which is subject to United States federal income tax regardless of its sources. The following discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position. Specifically, this discussion does not address the United States tax consequences to any person who might own, or be considered as owning pursuant to certain attribution rules, 5 percent or more of the outstanding Shares. Furthermore, the following discussion is based on current provisions of the Code and on administrative and judicial interpretations as of the date hereof, all of which are subject to change. Each Non-U.S. Holder, as well as each non-United States person who is or has been engaged in a United States trade or business or who is an individual who has been present in the United States for 183 days or more during a taxable year, or who may be eligible for special treatment under an applicable income tax treaty is urged to consult a tax advisor with respect to the United States federal income tax consequences of the disposition of Units or Shares, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     A Non-U.S. Holder will not be subject to United States federal income tax (and no tax will generally be withheld) with respect to gain recognized on a disposition of the Units or of Callable Common Stock. Backup withholding requirements may apply to the gross proceeds paid to a Non-U.S. Holder upon the disposition of the Units or Shares, unless the holder certifies its foreign status or otherwise establishes an exemption. A Non-U.S. Holder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

8.  CERTAIN EFFECTS OF THE TRANSACTION

     Interest in Assets and Earnings. Neither Genzyme or the Purchaser currently owns any of the outstanding Units. As a result of the Offer and the Second Step Transaction, Genzyme (directly or indirectly through the Purchaser) will own the entire equity interest in the Company and will thereby be entitled to 100% of the Company's net assets and earnings and the current Holders will no longer have an equity interest in the Company.

     Voting Power. Unless waived by Genzyme and the Purchaser, the Offer is conditioned upon the tender of at least a majority of the outstanding Units. If a majority of the outstanding Units are tendered in the Offer, the Purchaser will have the right under the BVI Law and the Company's Memorandum of Association and Articles of Association to approve the Second Step Transaction by written consent in lieu of a meeting of stockholders and without the vote or consent of any of the remaining Holders. In addition, under the BVI Law, if the Purchaser acquires at least 90% of the outstanding Units, the Purchaser would have the power to approve a merger of the Company into the Purchaser, or require the Company to redeem all of the Shares not held by the Purchaser, in each case without a vote of the Holders.

     NNM Quotation. Depending upon the aggregate market value and the number of Units not purchased pursuant to the Offer, as well as the identity of the holders of such Units, the Units may no longer meet the quantitative requirements of the National Association of Securities Dealers, Inc. the ("NASD") for continued inclusion in the NNM, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1 million, have net tangible assets of at least $1 million, $2 million or $4 million (depending on profitability levels during the issuer's four most recent fiscal years) and have a minimum bid price per shares of $1 (unless the issuer has a public float of at least $3 million and at least $4 million of net tangible assets).

     In the event that the Units no longer meet the requirements for NNM quotation, it is possible that the Units would continue to trade in the over-the-counter market and that price or other quotations might still be available from other sources. The extent of the public market for the Units and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of such Units remaining at such time, the interest in maintaining a market in such Units on the part of securities firms, the possible termination of registration of such Units under the Exchange Act, as described below, and other factors. The Purchaser cannot predict whether a reduction in the number of Units that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Units or whether it would cause future market prices to be greater or less than the price to be paid in the Offer.

     The Purchaser and Genzyme intend to cancel all Callable Warrants purchased by the Purchaser pursuant to the Offer. Following the Second Step Transaction, Genzyme does not intend to list the outstanding Callable Warrants on the NNM, and therefore, any market that may develop for the Callable Warrants may be adversely affected.

     Exchange Act Registration. The Units are currently registered under the Exchange Act. The purchase of Units pursuant to the Offer or following consummation of the Offer may result in the Units becoming eligible for deregistration under the Exchange Act. Registration of the Units may be terminated upon application of the Company to the Commission if the Units are not listed on a national securities exchange and there are fewer than 300 record holders of the Units. There currently are fewer than 300 record holders of the Units. The termination of the registration of the Units under the Exchange Act, assuming there are no other securities of the Company subject to registration, would result in the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act, thereby substantially reducing the information required to be furnished by the Company to holders of the Units and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Units. Furthermore, "affiliates" of the Company and persons holder "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act. If registration of the Units under the Exchange Act were terminated, the Units would no longer be "margin securities" or eligible for NNM quotation. The Purchaser presently intends to seek to cause the Company to terminate the registration of the Units under the Exchange Act as soon after the consummation of the Offer or Second Step Transaction as the requirements for termination of registration are met. In addition, following the Second Step Transaction, the outstanding Callable Warrants may not meet the requirements for registration under the Exchange Act, and the provisions of the Exchange Act described above applicable to transactions in the Units would similarly not apply to transactions in the Callable Warrants.

     Margin Regulations. The Units are currently "margin securities" under the rule of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Units for the purpose of buying, carrying or trading in securities ("purpose loans"). Depending upon factors such as the number of record holders of the Units and the number and market value of publicly held Units, following the purchase of Units pursuant to the Offer or following consummation of the Offer, the Units might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

9.  FEES AND EXPENSES

     The following is an estimate of expenses to be incurred in connection with the Offer and the Second Step Transaction, other than (i) the fees and expenses of Robertson, Stephens & Company (see "SPECIAL FACTORS -- Section 5. Reasons for the Transaction; Purpose and Structure of the Transaction; Plans for the Company after the Transaction," and (ii) the fees and expenses of Hambrecht & Quist (see "SPECIAL FACTORS -- Section 4. Recommendation of the Company's Board of Directors; Fairness of the Transaction"). The Purchase Agreement provides that all costs and expenses incurred in connection with the Offer and the Second Step Transaction will be paid by the party incurring such costs and expenses, whether or not the Offer or the Second Step Transaction is consummated.

Expenses to be paid by Genzyme and the Purchaser:

    Legal Fees and Expenses...................................................  $200,000
    Printing and Mailing......................................................  $100,000
    Advertising...............................................................  $ 65,000
    Filing Fees...............................................................  $ 21,375
    Depositary Fees...........................................................  $  7,500
    Information Agent Fees....................................................  $ 15,000
    Accounting Fees and Expenses..............................................  $ 50,000
    Miscellaneous.............................................................  $ 16,125
                                                                                ========
              Total...........................................................  $475,000

Expenses to be paid by the Company:

    Legal Fees and Expenses...................................................  $180,000
    Printing and Mailing......................................................  $ 25,000
    Miscellaneous.............................................................  $ 20,000
                                                                                ========
              Total...........................................................  $225,000

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Units validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as provided in "THE TENDER OFFER -- Section 4. Withdrawal Rights." The term "Expiration Date" means 5:00 p.m., New York City time, on October 28, 1996, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Purchase Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the applicable rules and regulations of the Commission, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Purchase Agreement), at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in "THE TENDER OFFER -- Section 9. Certain Conditions of the Offer," and thereby delay acceptance for payment of, or payment for, any Units, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all Units previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw such Holder's Units. See "THE TENDER OFFER -- Section 4. Withdrawal Rights."

     Subject to the applicable rules and regulations of the Commission, the Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Purchase Agreement), at any time and from time to time, to (i) delay acceptance for payment of or, regardless of whether the Units were theretofore accepted for payment, payment for, any Units pending receipt of any regulatory approvals that may be required as described in "THE TENDER OFFER -- Section 10. Certain Legal Matters; Regulatory Approvals," (ii) terminate the Offer and not accept for payment (or pay for) any Units if any of the conditions referred to in "THE TENDER OFFER -- Section 9. Certain Conditions of the Offer" have not been satisfied or upon the occurrence and during the continuance of any of the events specified in "THE TENDER OFFER -- Section 9. Certain Conditions of the Offer" and (iii) waive any condition or amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchase Agreement provides that, without the consent of the Company, as approved by the Special Committee, the Purchaser shall not amend or waive the Minimum Condition or the Majority Consent Condition (as defined below), extend the offer, reduce the maximum number of Units to be purchased, reduce the price to be paid per Unit pursuant to the Offer and amend any other material term of the Offer in a manner adverse to the Holders. Pursuant to the Purchase Agreement, if on October 28, 1996, the Minimum Condition has not been satisfied, the Purchaser may, not later than 9:00 a.m., eastern time, on the next business day following the Initial Expiration Date, elect either (x) to extend the Offer for a period not to exceed 60 days and amend the Offer to delete the Minimum Condition and add the Majority Consent Condition, in which case, promptly thereafter, the Company shall commence to convene a meeting or solicit the written consent of its shareholders for approval of the Merger Plan, or (y) terminate the Offer and promptly return all tendered Units, in which case, promptly thereafter, the Company shall commence to convene a meeting or solicit the written consent of the its shareholders for approval of the Merger Plan, in either case with such solicitation or meeting to be conducted in accordance with applicable law and the terms of the Purchase Agreement. The Majority Consent Condition is defined in the Purchase Agreement to mean that the sum of (a) the Shares included in the Units tendered and not withdrawn as of the new expiration date of the Offer (provided such Shares may be voted in favor of the Merger Plan at the meeting or pursuant to the consent solicitation by the Purchaser immediately after the purchase of the Units which include such Shares in the Offer by the Purchaser) plus (b) the number of Shares held by holders who have voted in favor of the Merger Plan at the meeting or pursuant to the consent solicitation as of the new expiration date of the Offer (but excluding any such Shares that would result in double counting with (a) above) represents not less than a majority of the Shares outstanding. The Purchaser acknowledges (x) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Units tendered promptly after the termination or withdrawal of the Offer and
(y) that the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Units upon the occurrence of any of the conditions specified in "THE TENDER OFFER -- Section 9. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     If the Minimum Condition or any other condition specified in "THE TENDER OFFER -- Section 9. Certain Conditions of the Offer" is not fulfilled by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, return all tendered Units to tendering Holders and terminate the Offer, (ii) subject to the terms and conditions of the Purchase Agreement, extend the Offer and retain all tendered Units until the expiration of the Offer, as extended, subject to the terms and conditions of the Offer (including any rights of Holders to withdraw their Units) or (iii) subject to the terms and conditions of the Purchase Agreement, waive or reduce the condition and, subject to complying with applicable rules and regulations of the Commission, accept for payment and purchase all Units validly tendered.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Holders), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If, in accordance with the terms and conditions of the Purchase Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price, a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to Holders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Units being sought, increases the consideration offered pursuant to the Offer or adds a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to the Holders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has elected to disseminate the Offer to the Holders. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant material will be mailed to record holders of Units and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of Holders for subsequent transmittal to beneficial owners of Units.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase by accepting for payment, and paying for, all Units validly tendered prior to the Expiration Date and not properly withdrawn

(including Units validly tendered and not withdrawn during any extension of the Offer, if the Offer is extended, subject to the terms and conditions of such extension), promptly after the Expiration Date. In addition, subject to complying with Rule 14e-1 under the Exchange Act, the Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Purchase Agreement), to delay the acceptance for payment of, or payment for, Units in order to comply, in whole or in part, with any other applicable law.

     In all cases, payment for Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing the Callable Common Stock and the Callable Warrants included in the Units ("Unit Certificates"), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantee, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering Holders at different times if delivery of the Units and other required documents occurs at different times.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Units validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units so accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from the Purchaser and transmitting such payment to Holders whose Units have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR UNITS BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering Holders, the Purchaser's obligation to make such payment shall be satisfied and such tendering Holders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of the acceptance for payment of Units pursuant to the Offer.

     If any tendered Units are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if the Unit Certificates are submitted for more Units than are tendered, Unit Certificates representing Units not purchased or not tendered will be returned, without expense to the tendering Holder, as soon as practicable following expiration of termination of the Offer.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Unit, the Purchaser will pay such increased consideration for all Units purchased pursuant to the Offer, whether or not such Units have been tendered or purchased prior to such increase in consideration.

     The Purchase Agreement provides that it shall not be assigned except that the Purchaser may assign its rights and obligations to Genzyme or to one or more direct or indirect wholly owned subsidiaries of Genzyme which in a written instrument shall make all the representations and warranties of the Purchaser set forth therein and shall agree to assume all of the Purchaser's obligations thereunder and be bound by all of the terms and conditions of the Purchase Agreement; provided, however, that no such assignment shall relieve Genzyme or the Purchaser of its obligations thereunder.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING UNITS

     General. Except as set forth below, in order for Units to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Date, and either (i) Unit Certificates representing tendered Units must be received by the Depositary at such address prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. Book-entry transfer procedures are not available to Holders.

     No alternative, conditional or contingent tenders will be accepted and no fractional Units will be purchased. All tendering Holders, by execution of the Letter of Transmittal (or facsimile thereof), waive any right to receive any notice of the acceptance of their Units for payment.

     THE METHOD OF DELIVERY OF UNIT CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE SOLE OPTION AND RISK OF EACH TENDERING HOLDER AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 3, THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchanges' Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (an "Eligible Institution"), unless the Units tendered thereby are tendered (i) by a registered Holder of Units who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Unit Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Unit Certificates for unpurchased Units are to be returned, to a person other than the registered holder(s), then the tendered Unit Certificates must be endorsed or accompanied by appropriate stock powers signed exactly as the name(s) of the registered holder(s) appear on the Unit Certificates with the signature(s) on such Unit Certificates or stock powers guaranteed by an Eligible Institution as provided above and in the letter of transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Holder desires to tender Units pursuant to the Offer and such Holder's Unit Certificates are not immediately available or time will not permit all of the required documents to reach the Depositary prior to the Expiration Date, such Units may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (c) the Unit Certificates for all tendered Units, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal are received by the Depositary within three NNM trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Units accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Unit Certificates therefor, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering Holders at the same time, and will depend upon when Unit Certificates are received into the Depositary's account.

     Backup Federal Income Tax Withholding. Under the federal income tax laws, the Depositary may, under certain circumstances, be required to withhold 31% of the amount of any payments made to certain Holders pursuant to the Offer. TO PREVENT SUCH BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENTS MADE TO CERTAIN HOLDERS OF THE PURCHASE PRICE OF UNITS PURCHASED PURSUANT TO THE OFFER, EACH SUCH HOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH HOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY

THAT SUCH HOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering Holder irrevocably appoints designees of the Purchaser as the Holder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution with respect to any Units tendered thereby (and with respect to any and all other Units or other securities issued or issuable in respect of such Units on or after September 20,
1996). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Units. This appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment and deposits the purchase price therefor with the Depositary. Upon such payment, all prior powers of attorney and proxies given by such Holder with respect to such Units (and other Units and securities issued or issuable in respect of such Units on or after September 20, 1996) will, without further action, be revoked, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed by such Holder (and, if given or executed, will not be deemed effective). Upon such payment by the Purchaser, the designees of the Purchaser will, with respect to such Units and other securities, be empowered to exercise all voting and other rights of such Holder as they in their sole discretion may deem proper at any annual or special meeting of the Holders, or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's payment for such Units, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including voting at any meeting of Holders.

     Determination of Validity. All questions as to the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tendered Units pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders of any particular Units determined by it not to be in appropriate form or the acceptance of or payment for which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer (subject to the terms and conditions of the Purchase Agreement) or any defect or irregularities in the tender of any particular Units, whether or not similar defects or irregularities are waived in the case of any other Units. The Purchaser's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Genzyme, the Purchaser, any of their respective affiliates or assigns, the Dealer Manager, the Information Agent, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of Units tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofor accepted for payment as provided herein, may also be withdrawn at any time after November 25, 1996.

     If the Purchaser extends the Offer, is delayed in, or delays, its acceptance for payment or payment for Units or is unable to accept for payment or pay for Units for any reason, then, without prejudice to the Purchaser's other rights under the Offer, tendered Units may nevertheless be retained by the Depositary, on behalf of the Purchaser, and may not be withdrawn except to the extent tendering Holders are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, the number of Units to be withdrawn and the name of the registered holder of such Units, if different from that of the person who tendered such Units. If Unit Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Unit Certificates, the tendering Holder must also submit the serial numbers shown on such Unit Certificates to the Depository and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Units have been tendered for the account of an Eligible Institution.

     Withdrawals may not be revoked and any Units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Units may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Units."

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Genzyme, the Purchaser, any of their affiliates or assigns, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give any such notification.

5.  PRICE RANGE OF UNITS; DIVIDENDS

     The Units are traded in the over-the-counter market and are included on the NNM under the symbol "NIIUF". The following table sets forth the high and low sales prices per Unit on the NNM, as reported in publicly available sources for each of the periods indicated.

                                                                                 HIGH    LOW
                                                                                 ----    ----
Year Ended December 31, 1994:
     First Quarter.............................................................  37 1/2  31 1/2
     Second Quarter............................................................  37 1/4  33 1/2
     Third Quarter.............................................................  34 1/2    32
     Fourth Quarter............................................................  34 1/2  25 1/2
Year Ended December 31, 1995:
     First Quarter.............................................................  38 3/4  28 1/2
     Second Quarter............................................................  39 3/4  37 7/8
     Third Quarter.............................................................  43 1/2  38 3/4
     Fourth Quarter............................................................  47 3/4  41 1/2
Year Ending December 31, 1996:
     First Quarter.............................................................    53    38 1/8
     Second Quarter............................................................  52 3/4    41
     Third Quarter (through September 26, 1996)................................  45 1/2    43

     As of September 25, 1996, there were 77 holders of record of the Units and in excess of 750 beneficial owners of Units.

     On September 5, 1996, the last full trading day prior to Genzyme's issuance of a press release announcing that it had reached an agreement in principle for the acquisition of the Company at a price $45.00 per Unit net to the seller in cash, the closing sale price per Unit as reported on the NNM was $44 1/16. On September 19, 1996, the last full trading day prior to the public announcement of the execution of the Purchase Agreement and of the Purchaser's intention to commence the Offer, the closing sale price per Unit as reported on the

NNM was $44 1/2. On September 26, 1996, the last full trading day prior to the commencement of the Offer, the closing sale price per Unit as reported on the NNM was $44 1/2.

     HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE UNITS.

     The Company has never declared or paid any cash dividends in respect of the Callable Common Stock, and is prohibited by the terms of its Memorandum of Association from doing so without the consent of Genzyme.

6.  CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise set forth herein, the information concerning the Company set forth in this Section 6 and elsewhere in this Offer to Purchase has been furnished by the Company or has been taken from, or is based upon, publicly available documents on file with the Commission and other public sources. Holders are urged to review the publicly available information concerning the Company before acting on the Offer. Although neither Genzyme nor the Purchaser has any knowledge of any facts that would indicate that any statements contained herein which are based on such documents are untrue, neither Genzyme nor the Purchaser takes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents or herein or for any failure by the Company to disclose events which may have occurred and which may have affected or may affect the significance or accuracy of any such information but that are unknown to Genzyme or the Purchaser.

     General. The Company, a BVI international business company, is engaged, through Genzyme, in the research, development and clinical testing of products for the treatment of CF. See "SPECIAL FACTORS -- Section 1. Establishment of the Company;" "-- Section 2. Agreements and Relationships Between the Company and Genzyme" and "-- Section 5. Reasons for the Transaction; Purpose and Structure of the Transaction; Plans for the Company after the Offering -- Status of the Programs." The principal executive offices of the Company are located at the Todman Building, Main Street, Road Town, Tortola, British Virgin Islands.

     Directors and Executive Officers. The name, business address, principal occupation, five-year employment history and citizenship of each of the directors and executive officers of the Company are set forth in Schedule II hereto. Schedule II also sets forth information concerning the ownership of Units by the directors and the executive officers of the Company.

     The Company is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. In addition, the Company has filed a statement on
Schedule 14D-9 regarding its recommendation to the Holders with respect to the Offer. Such reports, proxy statements, Schedule 14D-9 and other information are available for inspection at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Certain reports and other information can also be obtained through the Commission's Electronic Data Gathering, Analysis and Retrieval System which is publicly available through the Commission's World Wide Web site (http://www.sec.gov).

     Financial Information. Set forth below is certain selected financial data with respect to the Company excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1995 and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 (the "Company Reports"). More comprehensive financial information is included in the Company Reports and in other documents filed by the Company with the Commission (which may be inspected or obtained in the manner set forth above), and the following data is qualified in its entirety by reference to the Company Reports and other documents and all of the financial information (including any related notes) contained therein or incorporated by reference.

                             NEOZYME II CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             SUMMARY FINANCIAL DATA
                                  (HISTORICAL)
              (Amounts in thousands, except for per share amounts)

                                          CUMULATIVE                                                            CUMULATIVE
                                             FROM                                                                  FROM
                                         MARCH 2, 1992                                                         MARCH 2, 1992
                                           (DATE OF                                       SIX MONTHS ENDED       (DATE OF
                                         INCEPTION) TO      YEAR ENDED DECEMBER 31,           JUNE 30,         INCEPTION) TO
                                         DECEMBER 31,    -----------------------------   -------------------     JUNE 30,
                                             1992         1993       1994       1995       1995       1996         1996
                                         -------------   -------   --------   --------   --------   --------   -------------
Statement of Operations Data:
  Investment income.....................    $ 2,576      $ 5,567   $  2,522   $  1,497   $    820   $    453     $  12,615
Operating costs and expenses:
  Selling, general, administrative,
    research and development
    expenses(1).........................     10,501       12,807     18,012     24,455     11,810     10,758        76,533
                                         -------------   -------   --------   --------   --------   --------   -------------
Net loss................................    $(7,925)     $(7,240)  $(15,490)  $(22,958)  $(10,990)  $(10,305)    $ (63,918)
                                         =============   =======   ========   ========   ========   ========   =============
Common Share Data:
  Per common share......................    $ (4.17)     $ (3.00)  $  (6.41)  $  (9.51)  $  (4.55)  $  (4.27)    $  (27.59)
                                         =============   =======   ========   ========   ========   ========   =============
  Average shares outstanding............      1,901        2,415      2,415      2,415      2,415      2,415         2,317
                                         =============   =======   ========   ========   ========   ========   =============
                                                                   JUNE 30,
Combined Balance Sheet Data:                                           1996
                                                                   --------
  Cash and investment(2)................                           $ 13,814
  Working capital.......................                             14,183
  Total assets..........................                             14,341
  Note payable to Genzyme
    Corporation(3)......................                                100
  Stockholders' equity..................                             14,083
  Book value per Neozyme II callable
    common share ($10.10 at December 31,
    1995)...............................                           $   5.83

- ---------------

(1) In May 1992, Neozyme II paid a technology license fee of $5,000,000 to Genzyme in consideration for Genzyme entering into the Technology License Agreement and in recognition of Genzyme's expertise and expenditures in developing technology licensed to Neozyme II.

(2) Cash and investments includes cash, cash equivalents, and short-term investments.

(3) In May 1992, Neozyme II issues a note in the principal amount of $100,000 to Genzyme (the "Series 1992 Note") which is due on the day following the termination of the Purchase Option Agreement with Genzyme and may not be prepaid.

(4) The ratio of earnings to fixed charges is not presented for Neozyme II due to the absence of fixed charges.

     During the course of discussions between representatives of Genzyme and the Special Committee that led to the execution of the Purchase Agreement, certain non-public business and financial information about the Company was reviewed. The Company does not as a matter of course make public any forecasts or projections as to future performance or earnings, and the information set forth below is included in this Offer to Purchase only because such information was received by representatives of the parties. The forecasted and projected financial information set forth below was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. None of Genzyme, the Purchaser or the Company, nor any of their respective financial advisors, assumes any responsibility for the accuracy of this information. While presented with numerical specificity, this information is based upon a variety of assumptions relating to the business of the Company which may not be realized and is subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Company. There can be no assurance that the projected or forecasted results will be realized, and actual results may vary materially and adversely from those shown. The projections were based on certain assumptions regarding patient growth, market penetration, royalty income and other factors. The projections forecast base case net losses of approximately $8 million to $11 million in each of 1996 through 2002, base case revenue for 2003, 2004 and 2005 of approximately $26 million, $165 million and $293 million, respectively, and base case net income for 2003, 2004 and 2005 of approximately $300,000, $42 million and $76 million, respectively.

7.  CERTAIN INFORMATION CONCERNING GENZYME AND THE PURCHASER

     Genzyme. Genzyme, a Massachusetts corporation with its principal executive offices located at One Kendall Square, Cambridge, MA 02139, is a diversified, integrated human health care company which operates in five major business areas. Genzyme's business activities in the areas of pharmaceuticals, genetic diagnostic services and therapeutic diagnostic and surgical products and pharmaceuticals are organized as the Genzyme General Division. Genzyme's activities to develop, manufacture and market technologically advanced products for the treatment or cartilage damage, severe burns and chronic skin ulcers are conducted through the Genzyme Tissue Repair Division. Genzyme's common stock is divided into two classes, General Division Common Stock and Tissue Repair Division Common Stock, each of which is traded in the over-the-counter market and is included on the NNM under the symbol "GENZ" and "GENZL," respectively.

     Genzyme is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection and copying at prescribed rates at the offices of the Commission as set forth in "THE TENDER OFFER -- Section 6. Certain Information Concerning the Company."

     In addition to the Offer described herein, Genzyme has engaged in the following transactions or negotiations with its affiliates in the last fiscal year:

          (i) IG Laboratories, Inc. In October 1994, Genzyme management began consulting with its investment bankers regarding the potential acquisition of all of the shares of the common stock of IG Laboratories, Inc., a majority owned subsidiary of Genzyme ("IG"), not then owned by Genzyme. At the same time, the IG Board established a committee (the "IG Independent Committee") consisting of the directors of IG who were not affiliated with Genzyme. The IG Independent Committee was charged with investigating and considering the options available to IG for the further development of its business or for a business combination with a third party, including Genzyme. Between October 1994 and February 1995, the IG Independent Committee consulted independent financial and legal advisors. Such advisors began meeting with representatives of Genzyme in January 1995.

          On February 15, 1995, Genzyme sent a proposal to the IG Independent Committee to acquire all outstanding shares of IG's common stock not owned by Genzyme through a merger of IG and Genzyme in which IG stockholders other than Genzyme would receive shares of Genzyme General Division Common Stock in exchange for their shares of IG Common Stock. On May 18, 1995, Genzyme and the IG Independent Committee executed a letter of intent pursuant to which the IG Independent Committee recommended to the full IG Board of Directors the acquisition by Genzyme of all the outstanding shares of IG's Common Stock. Genzyme and IG entered into an Agreement and Plan of Merger dated as of June 10, 1995 providing, among other things, for the merger of IG with and into Genzyme and for the exchange of all outstanding shares of IG Common Stock (other than shares held by IG as treasury stock or by Genzyme or subsidiaries of IG or Genzyme) for a number of shares of Genzyme General Division Common Stock determined by dividing $7.00 by the average of the closing prices reported by the Nasdaq National Market for Genzyme General Division Common Stock during the ten trading days ending on the second trading day prior to the closing date. The merger was approved by a majority of the IG stockholders on September 29, 1995 and was consummated on October 2 1995, and each outstanding share of IG Common Stock (other than as indicated above) was converted into .1201 share of Genzyme General Division Common Stock in accordance with the Merger Agreement.

          (ii) Surgical Aids Partnership. On January 30, 1996, Genzyme made a proposal to a special committee (the "Special Committee") of the Board of Directors of the general partner of the Genzyme Development Partners, L.P. (the "Partnership") offering to purchase substantially all of the assets of the Partnership for approximately $93 million payable in shares of Genzyme General Division Common Stock. The parties were unable to agree upon the purchase price, and negotiations have been terminated.

     The Purchaser. The Purchaser, a BVI international business company and a wholly-owned subsidiary of Genzyme, was incorporated in September 1996 solely for purposes of the transactions contemplated by the Purchase Agreement. It is not anticipated that, prior to the consummation of the Offer, the Purchaser will have any significant assets or liabilities (other than those arising under the Purchase Agreement or otherwise in connection with the Offer or the Second Step Transaction) or engage in any activities other than those incident to its formation and capitalization and the Offer and Second Step Transaction. No meaningful financial information concerning the Purchaser is available. The principal executive offices of the Purchaser are located at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.

     Directors and Executive Officers. The name, business address, principal occupation, five-year employment history and citizenship of each of the directors and executive officers of Genzyme and the Purchaser are set forth in
Schedule I hereto.

     Certain Transactions. Except for the Purchase Agreement and as otherwise set forth in this Offer to Purchase, neither Genzyme nor the Purchaser beneficially owns or has a right to acquire, directly or indirectly, any Units and neither Genzyme nor Purchaser nor, to the best knowledge of Genzyme and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, nor any associate or majority-owned subsidiary of any of the foregoing, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Units during the past 60 days. Set forth in Schedule I hereto is information concerning the ownership of Units by the directors and executive officers of Genzyme.

     Except as provided in the Purchase Agreement and as otherwise set forth in this Offer to Purchase, neither Genzyme nor the Purchaser nor, to the best knowledge of Genzyme and the Purchaser, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any Units or other securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any such Units or other securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase (particularly the sections entitled "SPECIAL FACTORS -- Section 2. Agreements and Relationships Between the Company and Genzyme" and "-- Section 3. Background of the Transaction"), since January 1, 1993, there have been no contacts, negotiations or transactions between any of Genzyme, the Purchaser, any subsidiary of Genzyme or the Purchaser or, to the best knowledge of Genzyme and the Purchaser, any of the persons listed on Schedule I hereto, on the one hand, and the Company or any of its officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     Except as set forth in this Offer to Purchaser neither Genzyme nor the Purchaser nor, to the best knowledge of Genzyme and the Purchaser, any of the persons listed on Schedule I hereto has, since January 1, 1993, had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure herein under the rules and regulations of the Commission applicable to the Offer.

     Except as described in this Offer to Purchase, Genzyme has no plans or proposals that relate to or would result in: (i) the acquisition by any person of additional securities of Genzyme, or the disposition of securities of Genzyme; (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Genzyme or any of its subsidiaries;
(iii) a sale or transfer of a material amount of assets of Genzyme or any of its subsidiaries; (iv) any change in the present board of directors or management of Genzyme including, but not limited to, any plans or proposals to change the number or the terms of directors, to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer; (v) any material change in the present dividend rate or policy, or indebtedness or capitalization of Genzyme; (vi) any other material change in Genzyme's corporate structure or business; (vii) changes in Genzyme's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of Genzyme by any person; (viii) causing a class of equity security of Genzyme to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;
(ix) a class of equity security of Genzyme becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (x) the suspension of Genzyme's obligation to file reports pursuant to Section 15(d) of the Exchange Act. Notwithstanding the foregoing, Genzyme from time to time considers various transactions, including mergers and recapitalizations, which may affect its corporate structure or certain areas of its business. There can be no assurance that Genzyme will not effect any such transaction at any point in the future.

     Financial Information. Set forth below is certain selected financial data with respect to Genzyme excerpted or derived from the audited consolidated financial statements contained in Genzyme's Annual Report on Form 10-K for its fiscal year ended December 31, 1995 and the unaudited financial statements contained in Genzyme's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 (the "Genzyme Reports"). More comprehensive financial information is included in Schedule III hereof, in the Genzyme Reports and in other documents filed by Genzyme with the Commission (which may be inspected and copies thereof obtained at the offices of the Commission as set forth in "THE TENDER OFFER -- Section 6. Certain Information Concerning the Company").

                      GENZYME CORPORATION AND SUBSIDIARIES

                             SUMMARY FINANCIAL DATA
                                  (HISTORICAL)
         (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AND RATIO AMOUNTS)

                                                                                                               SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                           JUNE 30,
                                                 --------------------------------------------------------    --------------------
                                                   1991        1992        1993        1994        1995        1995        1996
                                                 --------    --------    --------    --------    --------    --------    --------
Consolidated Statement of Operations Data(1):
 Net revenues(2)..............................   $121,916    $219,079    $270,371    $311,051    $383,783    $181,794    $229,132
Operating costs and expenses:
 Cost of products and services sold and
   selling, general, administrative, research
   and development expenses...................    112,483     176,110     220,345     260,953     329,094     155,940     200,309
Amortization expense..........................   1,200...       3,037       5,964       4,741       4,677       2,430       2,536
Other expenses(3).............................         --      68,005      75,517      11,215      14,216          --       1,465
                                                 --------    --------    --------    --------    --------    --------    --------
                                                  113,683     247,152     301,826     276,909     347,987     158,370     204,310
                                                 --------    --------    --------    --------    --------    --------    --------
Operating income (loss).......................      8,233     (28,073)    (31,455)     34,142      35,796      23,424      24,822
Other income and (expenses):
 Investment income............................     12,371      21,981      12,209       9,101       8,814       3,062       9,103
 Interest expense.............................     (2,088)     (7,099)     (2,500)     (1,354)     (1,109)       (220)       (395)
 Other........................................   6,427...       1,678       9,192     (11,105)       (202)       (876)       (347)
                                                 --------    --------    --------    --------    --------    --------    --------
                                                 16,710..      16,560      18,901      (3,358)      7,503       1,966       8,361
                                                 --------    --------    --------    --------    --------    --------    --------
Income (loss) before income taxes and
 extraordinary credit.........................     24,943     (11,513)    (12,554)     30,784      43,299      25,390      33,183
Benefit (Provision) for income taxes..........    (12,484)    (18,804)      6,459     (14,481)    (21,649)     (9,394)    (13,107)
                                                 --------    --------    --------    --------    --------    --------    --------
Extraordinary credit resulting from
 utilization of operating loss
 carryforwards................................      8,387          --          --          --          --          --          --
                                                 --------    --------    --------    --------    --------    --------    --------
Net income (loss).............................   $ 20,846    $(30,317)   $ (6,095)   $ 16,303    $ 21,650    $ 15,996    $ 20,076
                                                 ========    ========    ========    ========    ========    ========    ========
Common Share Data:
 Attributable to the General Division:
   Net income (loss)..........................   $ 21,107    $(29,809)   $ 18,020    $ 32,054    $ 43,680    $ 24,965    $ 39,318
                                                 ========    ========    ========    ========    ========    ========    ========
   Per common and common equivalent share:
     Income (loss) before extraordinary
       credit.................................   $   0.27    $  (0.67)   $   0.34    $   0.61    $   0.73    $   0.44    $   0.54
     Extraordinary credit.....................       0.18          --          --          --          --          --          --
                                                 --------    --------    --------    --------    --------    --------    --------
     Net income (loss)........................   $   0.45    $  (0.67)   $   0.34    $   0.61    $   0.73    $   0.44    $   0.54
                                                 ========    ========    ========    ========    ========    ========    ========
   Average shares outstanding(4)..............     47,108      44,740      52,500      52,338      60,184      56,210      72,880
                                                 ========    ========    ========    ========    ========    ========    ========
 Attributable to the Tissue Repair Division:
   Net loss...................................   $   (261)   $   (508)   $(24,115)   $(15,751)   $(22,030)   $ (8,969)   $(19,242)
                                                 ========    ========    ========    ========    ========    ========    ========
   Per common share...........................   $  (0.10)   $  (0.17)   $  (7.43)   $  (4.40)   $  (2.28)   $  (1.03)   $  (1.55)
                                                 ========    ========    ========    ========    ========    ========    ========
   Average shares outstanding.................      2,739       3,019       3,245       3,578       9,659       8,721      12,411
                                                 ========    ========    ========    ========    ========    ========    ========
Ratio of earnings to fixed charges,
 consolidated(5)..............................       5.7x        (0.0)x      (0.6)x      2.5x        3.4x        3.9x        6.6x
Ratio of EBITDA to interest costs,
 consolidated(6)..............................      16.1x        0.9x        2.6x        4.8x        6.6x        7.4x       17.2x
EBITDA(5).....................................   $ 34,501    $  6,632    $  6,767    $ 50,364    $ 67,046    $ 37,205    $ 45,574

                                                                                                                    JUNE 30, 1996
                                                                                                                    -------------
Consolidated Balance Sheet Data:
 Cash and investments(7)........................................................................................      $ 334,535
 Working capital(8).............................................................................................        373,491
 Total assets(9)................................................................................................      1,006,329
 Long-term debt and capital lease obligations excluding current portion(10).....................................         32,921
 General Division equity(10)....................................................................................        842,936
 Book value per General Division common share ($21.14 at December 31, 1995).....................................      $   12.16
 Tissue Repair Division equity..................................................................................         38,109
 Book value per Tissue Repair Division common share ($3.79 at December 31, 1995)................................      $    3.00

- ---------------

 (1) In October 1992, Genzyme acquired all the outstanding common shares of Vivigen, Inc. ("Vivigen") in a transaction accounted for as a pooling of interests. Accordingly, Genzyme's financial data has been restated to include Vivigen for all periods presented.

 (2) In July 1993, GTR received a technology license fee of $2,000,000 from Neozyme I related to expansion of the field of the Vianain(R) debriding product.

 (3) Includes charges related to the purchase of in-process research and development totaling $51.1 million, $49.0 million, $11.2 million and $14.2 million, respectively, for the years ended December 31, 1992, 1993, 1994 and 1995; impaired goodwill and restructuring costs totaling $26.5 million for the year ended December 31, 1993, and charges for purchase options and financing expenses totaling $16.9 million, for the year ended December 31, 1992.

 (4) Reflects July 25, 1996 2-for-1 stock split of shares of General Division Stock.

 (5) The ratio of earnings to fixed charges is calculated by dividing the sum of
     (i) net income (loss) before income taxes and extraordinary credits and
     (ii) fixed charges excluding capitalized interest, by fixed charges. Fixed charges consist of interest (expensed and capitalized), amortization of debt issuance costs and the estimated interest portion of rent expense. Fixed charges exceeded earnings for the years ended December 31, 1992 and 1993 by $12.2 million and $17.3 million, respectively.

 (6) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and extraordinary items. Interest costs include interest expensed and interest capitalized. EBITDA should not be considered an alternative measure of the Company's net income, operating performance, cash flow or liquidity. The ratio of EBITDA to interest costs is included herein to provide additional information related to the Company's ability to service debt.

 (7) Cash and investments includes cash, cash equivalents, and short- and long-term investments.

 (8) Genzyme has an available line of credit with a commercial bank of $215 million which may be used by either the General or Tissue Repair Division. As of June 1996, Genzyme's Tissue Repair Division ("GTR") borrowed $15 million under this credit line at an interest rate of approximately 6.06% as temporary financing for its manufacturing capacity expansion project. In July 1996, the General Division used $200 million to finance the acquisition of DSP.

 (9) In April 1996, the Company acquired Genetrix, Inc., in a tax free exchange of General Division Stock which was accounted for as a purchase. In the aggregate, approximately 1,380,000 shares of General Division Stock valued at $36.5 million were issued. In July, the Company acquired DSP for cash of approximately $250.8 million financed by cash of $50.8 million and line of credit borrowings of $200 million.

(10) In October 1991, the Company issued $100.0 million of 6 3/4% convertible subordinated notes due October 2001 and received net proceeds of $97.3 million. The notes were converted into shares of General Division Stock in March 1996.

                            GENZYME GENERAL DIVISION

                             SUMMARY FINANCIAL DATA
                                  (HISTORICAL)
              (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                                                               SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                           JUNE 30,
                                                 --------------------------------------------------------    --------------------
                                                   1991        1992        1993        1994        1995        1995        1996
                                                 --------    --------    --------    --------    --------    --------    --------
Combined Statement of Operations Data(1):
 Net revenues.................................   $119,624    $216,413    $265,687    $310,727    $378,563    $179,517    $225,771
Operating costs and expenses:
 Cost of products and services sold and
   selling, general, administrative, research
   and development expenses...................    109,930     172,936     216,839     256,064     300,498     144,113     176,747
Amortization expense..........................      1,200       3,037       5,964       4,741       4,677       2,430       2,536
Other expenses(2).............................         --      68,005      50,517          --      14,216          --       1,465
                                                 --------    --------    --------    --------    --------    --------    --------
                                                  111,130     243,978     273,320     260,805     319,391     146,543     180,748
                                                 --------    --------    --------    --------    --------    --------    --------
Operating income (loss).......................      8,494     (27,565)     (7,633)     49,922      59,172      32,974      45,023
Other income and (expenses):
 Investment income............................     12,371      21,981      12,209       9,072       7,428       2,481       8,144
 Interest expense.............................     (2,088)     (7,099)     (2,500)     (1,354)     (1,069)       (220)       (395)
 Other........................................      6,427       1,678       9,192     (11,105)       (202)       (876)       (347)
                                                 --------    --------    --------    --------    --------    --------    --------
                                                   16,710      16,560      18,901      (3,387)      6,157       1,385       7,402
                                                 --------    --------    --------    --------    --------    --------    --------
Income (loss) before income taxes and
 extraordinary credit.........................     25,204     (11,005)     11,268      46,535      65,329      34,359      52,425
Benefit (Provision) for income taxes..........    (12,589)    (19,007)     (2,812)    (16,341)    (30,506)    (13,056)    (20,909)
                                                 --------    --------    --------    --------    --------    --------    --------
Income (loss) before extraordinary credit.....     12,615     (30,012)      8,456      30,194      34,823      21,303      31,516
Extraordinary credit resulting from
 utilization of operating loss
 carryforwards................................      8,323          --          --          --          --          --          --
                                                 --------    --------    --------    --------    --------    --------    --------
Net income (loss).............................     20,938     (30,012)      8,456      30,194      34,823      21,303      31,516
Tax benefit allocated from GTR................        169         203       9,564       1,860       8,857       3,662       7,802
                                                 --------    --------    --------    --------    --------    --------    --------
Net income (loss) attributable to General
 Division Stock...............................   $ 21,107    $(29,809)   $ 18,020    $ 32,054    $ 43,680    $ 24,965    $ 39,318
                                                 ========    ========    ========    ========    ========    ========    ========
Common Share Data:
 Attributable to the General Division:
   Net income (loss)..........................   $ 21,107    $(29,809)   $ 18,020    $ 32,054    $ 43,680    $ 24,965    $ 39,318
                                                 ========    ========    ========    ========    ========    ========    ========
   Per common and common equivalent share:
     Income (loss) before extraordinary
       credit.................................   $   0.27    $  (0.67)   $   0.34    $   0.61    $   0.73    $   0.44    $   0.54
     Extraordinary credit.....................       0.18          --          --          --          --          --          --
                                                 --------    --------    --------    --------    --------    --------    --------
     Net income (loss)........................   $   0.45    $  (0.67)   $   0.34    $   0.61    $   0.73    $   0.44    $   0.54
                                                 ========    ========    ========    ========    ========    ========    ========
   Average shares outstanding(3)..............     47,108      44,740      52,500      52,338      60,184      56,210      72,880
                                                 ========    ========    ========    ========    ========    ========    ========

                                                                                                         JUNE 30, 1996
                                                                                                         -------------
Combined Balance Sheet Data:
Cash and investments(4)..............................................................................      $ 298,555
Working capital......................................................................................        355,426
Total assets(5)......................................................................................        948,841
Long-term debt and capital lease obligations excluding current portion(5)............................         32,170
Stockholders' equity(6)..............................................................................        842,936

- ---------------

(1) In October 1992, Genzyme acquired all the outstanding common shares of Vivigen, Inc. ("Vivigen") in a transaction accounted for as a pooling of interests. Accordingly, Genzyme's financial data has been restated to include Vivigen for all periods presented.

(2) Includes charges related to the purchase of in-process research and development totaling $51.1 million, $24.0 million and $14.2 million, respectively, for the years ended December 31, 1992, 1993, and 1995; impaired goodwill and restructuring costs totaling $26.5 million for the year ended December 31, 1993, and charges for purchase options and financing expenses totaling $16.9 million, for the year ended December 31, 1992.

(3) Reflects July 25, 1996 2-for-1 stock split of shares of General Division Stock.

(4) Cash and investments includes cash, cash equivalents, and short- and long-term investments.

(5) In April 1996, the Company acquired Genetrix, Inc., in a tax free exchange of General Division Stock which was accounted for as a purchase. In the aggregate, approximately 1,380,000 shares of General Division Stock valued at $36.5 million were issued. In July, the General Division acquired DSP for cash of approximately $250.8 million financed by cash of $50.8 million and line of credit borrowings of $200 million.

(6) In October 1991, the Company issued $100.0 million of 6 3/4% convertible subordinated notes due October 2001 and received net proceeds of $97.3 million. The notes were converted into shares of General Division Stock in March 1996.

                         GENZYME TISSUE REPAIR DIVISION

                             SUMMARY FINANCIAL DATA
                                  (HISTORICAL)
              (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                                                               SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                           JUNE 30,
                                                 --------------------------------------------------------    --------------------
                                                   1991        1992        1993        1994        1995        1995        1996
                                                 --------    --------    --------    --------    --------    --------    --------
Combined Statement of Operations Data:
 Net revenues(1)..............................   $  2,291    $  2,666    $  4,684    $    324    $  5,220    $  2,277    $  3,361
Operating costs and expenses:
 Cost of products and services sold and
   selling, general, administrative, research
   and development expenses...................      2,552       3,174       3,506       4,889      28,596      11,827      23,562
 Other expenses(2)............................         --          --      25,000      11,215          --          --          --
                                                   ------     -------    ---------   ---------   ---------   --------    ---------
                                                    2,552       3,174      28,506      16,104      28,596      11,827      23,562
                                                   ------     -------    ---------   ---------   ---------   --------    ---------
Operating income (loss).......................       (261)       (508)    (23,822)    (15,780)    (23,376)     (9,550)    (20,201)
Other income and (expenses):
 Investment income............................         --          --          --          29       1,386         605         964
 Interest expense.............................         --          --          --          --         (40)        (24)         (5)
                                                   ------     -------    ---------   ---------   ---------   --------    ---------
                                                       --          --          --          29       1,346         581         959
                                                   ------     -------    ---------   ---------   ---------   --------    ---------
Income (loss) before income taxes and
 extraordinary credit.........................       (261)       (508)    (23,822)    (15,751)    (22,030)     (8,969)    (19,242)
Benefit (Provision) for income taxes..........         50          --         (38)         --          --          --          --
                                                   ------     -------    ---------   ---------   ---------   --------    ---------
Net loss......................................       (211)       (508)    (23,860)    (15,751)    (22,030)     (8,969)    (19,242)
Tax benefit allocated to the General
 Division.....................................        (50)         --        (255)         --          --          --          --
                                                   ------     -------    ---------   ---------   ---------   --------    ---------
 Net loss.....................................   $   (261)   $   (508)   $(24,115)   $(15,751)   $(22,030)   $ (8,969)   $(19,242)
                                                   ======     =======    =========   =========   =========   ========    =========
Common Share Data:
 Attributable to the Tissue Repair Division:
   Net loss...................................   $   (261)   $   (508)   $(24,115)   $(15,751)   $(22,030)   $ (8,969)   $(19,242)
                                                   ======     =======    =========   =========   =========   ========    =========
   Per common share...........................   $  (0.10)   $  (0.17)   $  (7.43)   $  (4.40)   $  (2.28)   $  (1.03)   $  (1.55)
                                                   ======     =======    =========   =========   =========   ========    =========
   Average shares outstanding.................      2,739       3,019       3,245       3,578       9,659       8,721      12,411
                                                   ======     =======    =========   =========   =========   ========    =========

                                                                                                                    JUNE 30, 1996
                                                                                                                    -------------
Combined Balance Sheet Data:
Cash and investments(3).........................................................................................       $35,980
Working capital(4)..............................................................................................        18,065
Total assets....................................................................................................        59,796
Long-term debt and capital lease obligations excluding current portion..........................................           751
Stockholders' equity............................................................................................        38,109

- ---------------

(1) In July 1993, GTR received a technology license fee of $2,000,000 from Neozyme I related to expansion of the field of the Vianain(R) debriding product.

(2) Includes charges related to the purchase of in-process research and development totaling $25 million and $11.2 million, respectively, for the year ended December 31, 1993 and 1994.

(3) Cash and investments includes cash, cash equivalents, and short- and long-term investments.

(4) Genzyme has an available line of credit with a commercial bank of $215 million which may be used by either the General or Tissue Repair Division. In June 1996, Genzyme's Tissue Repair Division ("GTR") borrowed $15 million under this credit line at an interest rate of approximately 6.06% as temporary financing for its manufacturing capacity expansion project.

     Set forth below is certain pro forma selected financial data with respect to Genzyme to give effect to the consummation of the Offer and the Second Step Transaction (assuming that all outstanding Units are tendered in the Offer).

                      GENZYME CORPORATION AND SUBSIDIARIES

            UNAUDITED SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

     The pro forma statement of operations data and ratios have been prepared as if the acquisition of Genetrix, Inc. (the "Genetrix Acquisition"), the acquisition of DSP (the "DSP Acquisition") and the probable merger with Neozyme II (the "Neozyme II Acquisition") occurred as of January 1, 1995. The pro forma balance sheet data has been prepared as if the Genetrix Acquisition, DSP Acquisition and Neozyme II Acquisition occurred on June 30, 1996. The pro forma summary financial data do not purport to represent what the results of operations or financial position of the Company would have been if such transactions had occurred at the date indicated and do not purport to project results of the Company for any future periods.

                                                                                                              SIX
                                                                                                             MONTHS
                                                                                              YEAR ENDED     ENDED
                                                                                             DECEMBER 31,   JUNE 30,
                                                                                                 1995         1996
                                                                                             ------------   --------
Pro Forma Consolidated Statement of Operations Data(1):
  Net revenues.............................................................................    $476,850     $279,878
Operating costs and expenses:
  Cost of products and services sold and selling, general, administrative, research and
    development expenses...................................................................     434,406      251,832
  Amortization expense.....................................................................      13,551        8,931
  Other expenses(2)........................................................................      17,801        2,011
                                                                                               --------     --------
                                                                                                465,758      262,774
                                                                                               --------     --------
Operating income...........................................................................      11,092       17,104
Other income and (expenses):
  Investment income........................................................................       4,895        6,836
  Interest expense.........................................................................     (13,511)      (6,611)
  Other....................................................................................      (1,556)      (1,284)
                                                                                               --------     --------
                                                                                                (10,172)      (1,059)
                                                                                               --------     --------
Income before income taxes.................................................................         920       16,045
Provision for income taxes.................................................................      (9,124)      (9,486)
                                                                                               --------     --------
Net income.................................................................................    $ (8,204)    $  6,559
                                                                                               ========     ========
Attributable to General Division Stock:
  Net income...............................................................................    $ 13,826     $ 25,801
  Per common and common equivalent share...................................................    $   0.22     $   0.35
  Average shares outstanding...............................................................      61,565       73,800
Attributable to TR Stock:
  Net loss.................................................................................    $(22,030)    $(19,242)
  Per common share.........................................................................    $  (2.28)    $  (1.55)
  Average shares outstanding...............................................................       9,659       12,411
Ratio of earnings to fixed charges(3), consolidated........................................         0.7x         2.2x

                                                                                               JUNE 30,
                                                                                                 1996
                                                                                             ------------
Pro Forma Consolidated Balance Sheet Data(1):
  Cash and investments(4)..................................................................   $  190,627
  Working capital..........................................................................       46,565
  Total assets.............................................................................    1,115,104
  Long-term debt, capital lease obligations excluding current portion, and other noncurrent
    liabilities............................................................................       33,147
  Pro Forma General Division equity(5).....................................................      722,883
  Pro Forma Book value per General Division common share...................................   $    10.22
  Pro Forma Tissue Repair Division equity..................................................       38,109
  Pro Forma book value per Tissue Repair Division common share.............................   $     3.00

- ---------------

(1) On May 1, 1996, the Company acquired Genetrix Inc., a privately held genetic testing laboratory based in Phoenix, Arizona, in a tax-free exchange of General Division Common Stock. In the aggregate, approximately 1,380,000 shares of General Division Common Stock, valued at approximately $36.5 million, were issued for all the outstanding shares of Genetrix preferred stock and Genetrix common stock, (together with the Genetrix Preferred Stock "Genetrix Stock"). The acquisition was accounted for as a purchase. The total purchase price of approximately $39.7 million included acquisition costs of $3.8 million. Approximately $35 million of the excess purchase price was allocated to goodwill and is being amortized over 15 years. On July 1, 1996, Genzyme completed the acquisition of Deknatel, Snowden, Pencer, Inc., a privately held specialty surgical products company. The Company paid approximately $250 million which was partially funded by $200 million borrowed under a revolving credit facility. The total purchase price of $250.8 million included acquisition costs of $5.8 million. Approximately $36 million was allocated to tangible net assets, $70 million was allocated to patents and tradenames (useful life of 12 and 40 years, respectively), $24.2 million to in-process technology and $127.8 million to goodwill (useful life of 40 years). The amount allocated to in-process technology was charged to expense and is reflected as a charge to accumulated deficit in the pro forma balance sheet but is not reflected in the pro forma statement of operations as it is a material nonrecurring charge. On September 23, 1996, Genzyme announced that it had signed a definitive Purchase Agreement with Neozyme II under which Genzyme will commence a tender offer for all outstanding units of Neozyme II at $45 per Unit in cash. The unaudited pro forma consolidated financial data presented herein assumes that all outstanding Units are tendered in the Offer. The total purchase price of $109.7 million includes acquisition costs of $1.0 million and has been allocated to the net assets of Neozyme II of $14.1 million and to in-process technology of $95.6 million. The amount allocated to in-process technology is reflected as a charge to accumulated deficit in the pro forma balance sheet and is not reflected in the pro forma statement of operations as it is a material nonrecurring charge which will be charged to expense upon completion of the acquisition.
(2) Includes charges related to the purchase of in-process research and development of $14.2 million for the year ended December 31, 1995.
(3) The ratio of earnings to fixed charges is calculated by dividing the sum of
    (i) net income (loss) before income taxes and extraordinary credits and (ii) fixed charges, by fixed charges. Fixed charges consist of interest (expensed and capitalized), amortization of debt issuance costs and the estimated interest portion of rent expense.
(4) Cash and investments includes cash, cash equivalents, and short- and long-term investments.
(5) In October 1991, the Company issued $100.0 million of 6 3/4% convertible subordinated notes due October 2001 and received net proceeds of $97.3 million. The notes were converted into shares of General Division Stock in March 1996.

                            GENZYME GENERAL DIVISION

              UNAUDITED SUMMARY PRO FORMA COMBINED FINANCIAL DATA
               (IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)

     The pro forma statement of operations data has been prepared as if the Genetrix Acquisition, the DSP Acquisition and the Neozyme II Acquisition occurred as of January 1, 1995. The pro forma balance sheet data has been prepared as if the Genetrix Acquisition, DSP Acquisition and the Neozyme II Acquisition occurred on June 30, 1996. The pro forma summary financial data do not purport to represent what the results of operations or financial position of the General Division would have been if such transactions had occurred at the date indicated and do not purport to project results of the General Division for any future periods.

                                                                                       SIX MONTHS
                                                                         YEAR ENDED      ENDED
                                                                        DECEMBER 31,    JUNE 30,
                                                                            1995          1996
                                                                        ------------   ----------
Pro Forma Combined Statement of Operations Data(1):
Net revenues..........................................................    $471,630      $276,517
Operating costs and expenses:
  Cost of products and services sold and selling, general,
     administrative, research and development expenses................     405,810       228,270
  Amortization expense................................................      13,551         8,931
  Other expenses(2)...................................................      17,801         2,011
                                                                        ------------   ----------
                                                                           437,162       239,212
                                                                        ------------   ----------
Operating income......................................................      34,468        37,305
Other income and (expenses):
  Investment income...................................................       3,509         5,877
  Interest expense....................................................     (13,471)       (6,611)
  Other...............................................................      (1,556)       (1,284)
                                                                        ------------   ----------
                                                                           (11,518)       (2,018)
                                                                        ------------   ----------
Income before income taxes............................................      22,950        35,287
Provision for income taxes............................................     (17,981)      (17,288)
                                                                        ------------   ----------
Net income............................................................       4,969        17,999
Tax benefit allocated from GTR........................................       8,857         7,802
                                                                        ------------   ----------
Net income attributable to General Division Stock.....................    $ 13,826      $ 25,801
                                                                        ============   ==========
Per common and common equivalent share:
  Net income..........................................................    $   0.22      $   0.35
  Average shares outstanding..........................................      61,565        73,800


                                                                          JUNE 30,
                                                                            1996
                                                                         ----------
Pro Forma Combined Balance Sheet Data(1):
  Cash and investments(3)..............................................  $  154,647
  Working capital......................................................      28,500
  Total assets.........................................................   1,057,616
  Long-term debt, capital lease obligations excluding current portion,
     and other noncurrent liabilities..................................      32,396
  Division equity(4)...................................................     722,883

- ---------------

(1) On May 1, 1996, the Company acquired Genetrix Inc., a privately held genetic testing laboratory based in Phoenix, Arizona, in a tax-free exchange of General Division Common Stock. In the aggregate, approximately 1,380,000 shares of General Division Common Stock, valued at approximately $36.5 million, were issued for all the outstanding shares of Genetrix preferred stock and Genetrix common stock, together with the Genetrix Preferred Stock "Genetrix Stock". The acquisition was account for as a purchase. The total purchase price of approximately $39.7 million included acquisition costs of $3.8 million. Approximately $35 million of the excess purchase price was allocated to goodwill and is being amortized over 15 years. On July 1, 1996, Genzyme completed the acquisition of Deknatel, Snowden, Pencer, Inc., a privately held specialty surgical products company. The Company paid approximately $250 million which was partially funded by $200 million borrowed under a revolving credit facility. The total purchase price of $250.8 million included acquisition costs of $5.8 million. Approximately $36 million was allocated to tangible net assets, $70 million was allocated to patents and tradenames (useful life of 12 and 40 years, respectively), $24.2 million to in-process technology and $127.8 million to goodwill (useful life of 40 years). The amount allocated to in-process technology was charged to expense and is reflected as a charge to accumulated deficit in the pro forma balance sheet but is not reflected in the pro forma statement of operations as it is a material nonrecurring charge. On September 23, 1996, Genzyme announced that it had signed a definitive Purchase Agreement with Neozyme II under which Genzyme will commence a tender offer for all outstanding units of Neozyme II at $45 per Unit in cash. The unaudited summary pro forma financial combined financial data presented herein assumes that all outstanding Units are tendered in the Offer. The total purchase price of $109.7 million includes acquisition costs of $1.0 million and has been allocated to the net assets of Neozyme II of $14.1 million and to in-process technology of $95.6 million. The amount allocated to in-process technology is reflected as a charge to accumulated deficit in the pro forma balance sheet and is not reflected in the pro forma statement of operations as it is a material nonrecurring charge which will be charged to expense upon completion of the acquisition.

(2) Includes charges related to the purchase of in-process research and development $14.2 million for the year ended December 31, 1995.
(3) Cash and investments includes cash, cash equivalents, and short- and long-term investments.
(4) In October 1991, the Company issued $100.0 million of 6 3/4% convertible subordinated notes due October 2001 and received net proceeds of $97.3 million. The notes were converted into shares of General Division Stock in March 1996.

     8. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase 2,415,000 Units pursuant to the Offer, and to pay related fees and expenses is estimated to be approximately $109 million. The Purchaser expects to obtain such funds from Genzyme. Genzyme intends to obtain such funds from its available corporate funds. Obtaining financing is not a condition to the Offer or the Second Step Transaction.

     9. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to the condition that Units that would constitute not less than a majority of the Units outstanding are validly tendered prior to expiration of the Offer and not withdrawn, the Purchaser shall not be required to accept for payment and pay for any Units tendered pursuant to the Offer, may postpone the purchase of, and payment for, Units tendered, and may terminate or amend the Offer if at any time on or after the date of the Purchase Agreement, and at or before the time of acceptance for payment of any such Units (whether or not any Units have theretofore been accepted for payment and paid for pursuant to the Offer) any of the following shall occur or shall be determined by the Purchaser to have occurred and remain in effect:

          (a) except for matters which affect generally the economy or the industry in which the Company is engaged and except for continued losses incurred by the Company as a result of its operations and continued depletion of its cash resources in the ordinary course of business or consistent with the annual workplan currently in effect, any change shall have occurred in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, licenses or franchises or results of operations of the Company which has a Material Adverse Effect (as defined in the Purchase Agreement); or

          (b) there shall have been instituted or be pending any action, proceeding, application or counterclaim before any court or governmental or regulatory body which (i) challenges the validity of or seeks to restrain the consummation of or to impose any material limitation, on any transaction contemplated by the Purchase Agreement or seeks (ii) to obtain any material amount of damages in connection with such transactions; or

          (c) any statute, regulation, order or injunction shall have been enacted, entered, enforced or deemed applicable to the Offer or the Second Step Transaction that is reasonably likely to, directly or indirectly, result in any of the consequences referred to in paragraph (b) above; or

          (d) the Board of Directors of the Company shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer or shall have resolved to do so; or

          (e) the representations and warranties of the Company set forth in the Purchase Agreement shall not be true in any material respect as though made on such date or the Company shall have failed in any material respect to perform any material obligation or covenant required in the Purchase Agreement to be performed or complied with by it; or

          (f) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal (as defined in the Purchase Agreement).

     10. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS. Neither Genzyme nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein. Neither Genzyme nor the Purchaser is aware of any other material filing, approval or other action by any federal or state governmental or administrative authority that would be required for the acquisition of Units by the Purchaser as contemplated herein, including any approval required under the Hart-Scott-Rodino Act. Should any such approval or action be required, it is currently contemplated that such approval or action would be sought. There is, however, no present intention to delay the purchase of Units tendered pursuant to the Offer pending the outcome of any such approval or action. There can be no assurance that any such approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Genzyme's, the Purchaser's or the Company's business in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Units is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 10. See "THE TENDER OFFER -- Section
9. Certain Conditions of the Offer."

     11. DIVIDENDS AND DISTRIBUTIONS. If, on or after September 20, 1996, the Company should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split or the issuance of rights for the purchase of any securities) with respect to the Callable Common Stock that is payable or distributable to Holders of record on a date occurring prior to the transfer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Units purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights described in "THE TENDER OFFER -- Section 9. Certain Conditions of the Offer," (i) the purchase price per Unit payable by the Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including, without limitation, additional shares or rights as aforesaid) will be required to be remitted promptly and transferred by each tendering Holder to the Depositary for the account of the Purchaser accompanied by appropriate documentation of transfer and pending such remittance or appropriate assurance thereof, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right, and may withhold the entire purchase price or deduct from the purchase price the amount of value of such non-cash dividend, distribution or right, as determined by the Purchaser in its sole discretion.

     If, on or after September 20, 1996, the Company should split the shares of Callable Common Stock or combine or otherwise change the shares of Callable Common Stock or its capitalization, then, without prejudice to the Purchaser's rights described in "THE TENDER OFFER -- Section 9. Certain Conditions of the Offer," appropriate adjustments to reflect such split, combination or change may be made by the Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     12. FEES AND EXPENSES. Genzyme engaged Robertson, Stephens & Company to act as its financial advisor and as Dealer Manager. See "SPECIAL
FACTORS -- Reasons for the Transaction; Purpose and Structure of the Transaction; Plans for the Company after the Transaction" for a description of Robertson, Stephens & Company's compensation.

     Genzyme has retained Corporate Investor Communications, Inc. to act as the Information Agent and American Stock Transfer & Trust Company as the Depositary in connection with the Offer. The Information Agent may contact holders of Units by mail, telephone, telex, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under U.S. federal securities laws.

     Neither Genzyme nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Units pursuant to the Offer (other than to the Dealer Manager and the Information Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding Offer materials to their customers.

     13. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Units. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Units pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute.If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Holders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser has filed with the Commission (i) a Schedule 14D-1 together with exhibits, pursuant to Rule 14d-3 promulgated by the Commission under the Exchange Act, furnishing certain additional information with respect to the Offer, (ii) a Schedule 13E-3 together with exhibits, pursuant to Rule 13e-3 promulgated by the Commission under the Exchange Act, furnishing certain additional information with respect to the Offer, and (iii) a Schedule 13E-4 together with exhibits, pursuant to Rule 13e-4 promulgated by the Commission under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statements and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to information about the Company in "THE TENDER OFFER -- Section 6. Certain Information Concerning the Company" (except that such statement and amendments may not be available in the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF GENZYME, THE PURCHASER OR THE COMPANY NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED.

                                          NEOZYME II ACQUISITION CORP.

September 27, 1996

                                   SCHEDULE I

                     MEMBERS OF THE BOARDS OF DIRECTORS AND
                EXECUTIVE OFFICERS OF GENZYME AND THE PURCHASER

     1. Directors and Executive Officers of Genzyme. The name, business address and position with Genzyme, present principal occupation or employment and five year employment history of each of the directors and executive officers of Genzyme, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted are set forth below. Unless otherwise indicated, each occupation set forth refers to Genzyme, each individual is a United States citizen and each individual's business address is One Kendall Square, Cambridge, MA 02139. Unless otherwise indicated, no director or executive officer of Genzyme beneficially owns any Units (or rights to acquire Units).

                    NAME                                   POSITION WITH GENZYME
- ---------------------------------------------  ---------------------------------------------
Henri A. Termeer.............................  Chairman of the Board; President; Chief
                                               Executive Officer
Geoffrey F. Cox..............................  Executive Vice President
David D. Fleming.............................  Group Senior Vice President, Diagnostics
John V. Heffernan............................  Senior Vice President, Human Resources
Elliott D. Hillback, Jr......................  Senior Vice President, Genomics
Mark A. Hofer................................  Senior Vice President; Chief Patent Counsel
David J. McLachlan...........................  Executive Vice President, Finance; Chief
                                               Financial Officer
Gregory D. Phelps............................  Executive Vice President
James R. Rasmussen...........................  Senior Vice President, Research
Alan E. Smith................................  Senior Vice President, Research; Chief
                                               Scientific Officer
Peter Wirth..................................  Executive Vice President, Legal Affairs;
                                               Chief Legal Counsel
Evan M. Lebson...............................  Treasurer
John M. McPherson............................  Senior Vice President, Protein Development
Richard A. Moscicki..........................  Senior Vice President, Clinical, Medical and
                                               Regulatory Affairs; Chief Medical Officer
G. Jan van Heek..............................  Group Senior Vice President; Therapeutics
Constantine E. Anagnostopoulos...............  Director
Douglas A. Berthiaume........................  Director
Henry E. Blair...............................  Director
Charles L. Cooney............................  Director
Robert J. Carpenter..........................  Director
Henry R. Lewis...............................  Director

     Mr. Termeer has served as President and a Director of Genzyme since October 1983, as Chief Executive Officer since December 1985 and as Chairman of the Board since May 1988. For ten years prior to joining Genzyme, Mr. Termeer worked for Baxter Travenol Laboratories, Inc., a manufacturer of human health care products. Mr. Termeer is Chairman of the Boards of Genzyme Transgenics Corporation (an affiliate of Genzyme) and Neozyme II. Mr. Termeer is also a director of Abiomed, Inc., AutoImmune Inc., GelTex Pharmaceuticals, Inc. and Xenova Ltd. and a trustee of Hambrecht & Quist Healthcare Investors and Hambrecht & Quist Life Sciences Investors. Mr. Termeer is a citizen of The Netherlands and beneficially owns 3,300 Units.

     Dr. Cox joined Genzyme in June 1984 and served as Senior Vice President, Operations of Genzyme from May 1988 until September 1996, when he became an Executive Vice President. For 14 years prior to joining Genzyme, Dr. Cox worked for the manufacturing division of British Fermentation Products, Ltd., a division of Gist-Brocades N.V. Mr. Cox is a citizen of the United Kingdom.

     Mr. Fleming joined Genzyme in April 1984. He has served as President of Genzyme Diagnostics Division since January 1989 and a Senior Vice President of Genzyme from August 1989 until September 1996. He was named Group Senior Vice President of Genzyme in September 1996. For 11 years prior to joining Genzyme, he worked for Baxter Travenol Laboratories, Inc.

     Mr. Heffernan joined Genzyme as Vice President, Human Resources in October 1989 and has served as Senior Vice President, Human Resources since May 1992. Prior to joining Genzyme, he served for more than five years as Vice President, Human Resources Corporate Staff of GTE Corporation, a diversified communications and electronics company.

     Mr. Hillback became Senior Vice President, Genomics in September 1996. He served as Senior Vice President and as President of Integrated Genetics (formerly IG Laboratories, Inc., a majority-owned subsidiary merged into Genzyme in October 1995) from July 1990 until September 1996. For one year before joining Genzyme, he was President and Chief Executive Officer of Cellcor Therapies, Inc., a biotechnology company. Prior to that, Mr. Hillback was employed for six years in the human health care products business of The BOC Group, Inc., most recently as President of its Glasrock Home Health Care subsidiary. For 11 years prior to joining The BOC Group, Inc., he served in varying capacities at Baxter Travenol Laboratories, Inc. Mr. Hillback is also a director of IVF America, Inc., an in vitro fertilization services company in which Genzyme holds a minority interest.

     Mr. Hofer joined Genzyme in August 1989 as Vice President and General Counsel, served as Senior Vice President and General Counsel from May 1992 until December 1995 and has been Senior Vice President and Chief Patent Counsel since January 1996. Prior to joining Genzyme, he served as Chief Patent Counsel for Integrated Genetics, Inc., a biotechnology company, from July 1987 until its acquisition by Genzyme in August 1989. From March 1981 until July 1987, he served as Patent Counsel for Johnson & Johnson specializing in biotechnology.

     Mr. McLachlan joined Genzyme in December 1989 and served as Senior Vice President, Finance until September 1996, when he became Executive Vice President, Finance. He has served as Chief Financial Officer since joining Genzyme. Prior to joining Genzyme, he served for more than five years as Vice President of Finance for Adams-Russell Electronics Inc., a defense electronics manufacturer, and Adams-Russell Co., Inc., a cable television company. Mr. McLachlan is also a director of HearX, Ltd. Mr. McLachlan beneficially owns 1,400 Units.

     Mr. Phelps joined Genzyme as Senior Vice President in November 1991 and was named Executive Vice President in September 1996. Prior to joining Genzyme, Mr. Phelps served as President and Chief Executive Officer of Viagene, Inc., a biotechnology company, from October 1988 to June 1990, and of ZymoGenetics, Inc., a biotechnology company, from May 1986 to August 1988, and held various positions at Baxter Travenol Laboratories, Inc., a manufacturer of human health care products, from 1975 to 1986. Mr. Phelps is also a director of Neozyme II and Oxtex International Inc. Mr. Phelps beneficially owns 2,500 Units.

     Dr. Rasmussen joined Genzyme in June 1984 and has served as Senior Vice President, Research since August 1989. Prior to joining Genzyme, he was an Assistant Professor of Chemistry at Cornell University.

     Dr. Smith joined Genzyme in August 1989 as Senior Vice President, Research. He also became Genzyme's Chief Scientific Officer in September 1996. Prior to joining Genzyme, he served as Vice President-Scientific Director of Integrated Genetics, Inc., from November 1984 until its acquisition by Genzyme in August 1989. From October 1980 to October 1984, Dr. Smith was head of the Biochemistry Division of the National Institute for Medical Research, Mill Hill, London, England. Dr. Smith also serves as a director of Genzyme Transgenics Corporation. Dr. Smith is a citizen of the United Kingdom.

     Mr. Wirth joined Genzyme in January 1996 as Senior Vice President and General Counsel and became Executive Vice President, Legal Affairs and Chief Legal Officer in September 1996. He will remain a partner of Palmer & Dodge LLP, a Boston, Massachusetts law firm, a position he has held since 1982 until September 30, 1996, at which time he will become of Counsel. Palmer & Dodge LLP is counsel to Genzyme, the Purchaser and the Company.

     Mr. Lebson joined Genzyme in August 1989 as Executive Assistant to the President and served as Vice President, Financial Operations from April 1990 to August 1991 and as Vice President and Treasurer from August 1991 to September 1996. He currently serves as Treasurer of Genzyme. Prior to joining Genzyme, he served as Treasurer and Chief Financial Officer of Integrated Genetics, Inc. from 1983 until its acquisition by Genzyme in August 1989. Mr. Lebson is also Vice President and Treasurer of Genzyme Transgenics Corporation.

     Dr. McPherson joined Genzyme in August 1989 and served as Vice President, Therapeutic Protein Development from November 1989 to May 1993 and as Vice President, Biotherapeutic Product Development since then. He was appointed Vice President, Research and Development of Genzyme Tissue Repair Division in December 1994. Prior to joining Genzyme, he was, since April 1988, Director, Protein Chemistry of Integrated Genetics, Inc.

     Dr. Moscicki joined Genzyme in March 1992 as Medical Director, became Vice President, Medical Affairs in early 1993 and was named Vice President, Clinical, Medical and Regulatory Affairs in December 1993. In September 1996, he became Senior Vice President, Clinical, Medical and Regulatory Affairs and Chief Medical Officer. Since 1979, he has also been a physician staff member at the Massachusetts General Hospital and a faculty member at the Harvard Medical School.

     Mr. van Heek joined Genzyme in September 1991 as General Manager of its wholly-owned subsidiary, Genzyme, B.V., and became a Genzyme Vice President and the President of Genzyme Therapeutics Division in December 1993. In September 1996 he was named Group Senior Vice President, Therapeutics. Prior to joining Genzyme, he was, since 1988, Vice President/General Manager of the Fenwal Division of Baxter Healthcare Corporation. Mr. van Heek also has served as President and Treasurer of Neozyme II from March 1992 to January 1996. Mr. van Heek is a citizen of The Netherlands and beneficially owns 400 Units.

     Dr. Anagnostopoulos is Managing General Partner of Gateway Associates, which is the general partner of Gateway Venture Partners III, L.P., a venture capital partnership. From January 1986 to April 1987, Dr. Anagnostopoulos was a consultant to Monsanto Company, a producer of pharmaceuticals, chemicals, plastics and textiles, and to Alafi Capital, a venture capital firm. From 1982 through 1985, he served as Corporate Vice President of Monsanto Company. His principal business address is Gateway Associates, 800 Maryland Avenue, Suite 1190, St. Louis, MO 63105.

     Mr. Berthiaume is Chairman, President and Chief Executive Officer of Waters Corporation, a high technology manufacturer of products used for analysis and purification, formerly a division of Millipore Corporation. From May 1991 to August 1994, he was President of the Waters Division of Millipore Corporation, and from 1988 to 1991, he was Chief Financial Officer of Millipore Corporation. His principal business address is Waters Corporation, 34 Maple Street, Milford, MA 01757.

     Mr. Blair is a consultant to several companies, including Genzyme. Prior to January 1990, Mr. Blair was Senior Vice President, Scientific Affairs of Genzyme. Before joining Genzyme in 1981, he was Associate Director of the New England Enzyme Center at Tufts University School of Medicine. Mr. Blair is also a director of Genzyme Transgenics Corporation, Dynagen, Inc. and Celtrix Pharmaceuticals, Inc. His principal business address is P.O. Box 648, 275 Mill Way, Barnstable, MA 02630.

     Mr. Carpenter is President and Chief Executive Officer of VacTex, Inc., a privately held biotechnology company which he co-founded in November 1995, and Chairman of GelTex Pharmaceuticals, Inc., a publicly held pharmaceutical development company which he co-founded in November 1991 and where he served as President and Chief Executive Officer until May 1993. Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Integrated Genetics, Inc., a biotechnology company that merged with Genzyme in 1989. Following the merger and until 1991, Mr. Carpenter was Executive Vice President of

Genzyme, and Chief Executive Officer and Chairman of the Board of IG Laboratories, Inc. Mr. Carpenter is also a director of Apex Biosciences, Inc. and Neozyme II. His principal business address is VacTex, Inc., 70 Walnut Street, Wellesley, MA 02181. Mr. Carpenter owns 2,000 Units, including 1,000 owned by Mr. Carpenter's wife, as to which he disclaims beneficial ownership.

     Dr. Cooney is a Professor of Chemical and Biochemical Engineering and Co-Director of the Program on the Pharmaceutical Industry at Massachusetts Institute of Technology ("MIT"). Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is also a principal of BioInformation Associates, Inc., a consulting company. His principal business address is Massachusetts Institute of Technology, 25 Ames Street, Building 66, Room 472, Cambridge, MA 02139.

     Mr. Lewis is a consultant to several companies and Chairman of the Board of Delphax Systems, a manufacturer of high speed non-impact printers, and a member of the Board of Dyax Corp., a bioseparation, pharmaceutical discovery and development company. From 1986 to February 1991, Mr. Lewis was the Vice Chairman of the Board of Dennison Manufacturing Company, a manufacturer and distributor of products for the stationery, technical paper, and industrial and retail systems markets. From 1982 to 1986, Mr. Lewis was a Senior Vice President of Dennison Manufacturing Company. His principal business address is Protein Engineering Corporation, 35 Clover Street, Belmont, MA 02178.

     2. Directors and Executive Officers of the Purchaser. The name, business address and position with the Purchaser, present principal occupation or employment and five year employment history of each of the directors and executive officers of the Purchaser, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted are set forth below. Unless otherwise indicated, each individual is a United States citizen, and no director or executive officer of the Purchaser beneficially owns any Units (or rights to acquire Units).

                    NAME                                POSITION WITH THE PURCHASER
- ---------------------------------------------  ---------------------------------------------
David J. McLachlan...........................  President and Treasurer
Peter Wirth..................................  Secretary

     See Section 1 of this Schedule I for information concerning Messrs. McLachlan and Wirth.

                                  SCHEDULE II

                     MEMBERS OF THE BOARDS OF DIRECTORS AND
                        EXECUTIVE OFFICERS OF NEOZYME II

     The name, business address and position with Neozyme II, present principal occupation or employment and five year employment history of each of the directors and executive officers of Neozyme II, together with the names, principal businesses and addresses of any corporations or other organizations in which such principal occupations are conducted are set forth below. Unless otherwise indicated, each individual is a United States citizen and each individual's business address is One Kendall Square, Cambridge, MA 02139. Unless otherwise indicated, no director or executive officer of Neozyme II beneficially owns any Units (or rights to acquire Units).

                                NAME                                   POSITION WITH NEOZYME II
- ---------------------------------------------------------------------  ------------------------
Paul M. Edwards......................................................  President and Treasurer
Kennett F. Burnes....................................................  Director
Robert J. Carpenter..................................................  Director
Robert E. Flynn......................................................  Director
Gregory D. Phelps....................................................  Director
Henri A. Termeer.....................................................  Director

     Mr. Edwards became President and Treasurer of Neozyme II in January 1996. Mr. Edwards also serves as Vice President and General Manager -- UK Operations for Genzyme, a position he has held since April 1993. He joined Genzyme Limited, a Genzyme subsidiary in the UK, in 1986 as a Production Manager and became its Director, Manufacturing Operations in 1990. Prior to joining Genzyme Limited, Mr. Edwards was employed by Beecham Pharmaceuticals from September 1979 in varying capacities. Mr. Edwards is a citizen of the United Kingdom.

     Mr. Burnes is President and Chief Operating Officer of Cabot Corporation, a specialty chemicals and materials and energy company, a position he has held since February 1995. From August 1988 through February 1995, he was Executive Vice President of Cabot Corporation, and from November 1987 through August 1988, he was Vice President and General Counsel of Cabot Corporation. Prior to joining Cabot Corporation, Mr. Burnes was a partner at the Boston, Massachusetts law firm of Choate, Hall & Stewart. Mr. Burnes is also a director of Cabot Corporation. His principal business address is Cabot Corporation, 75 State Street, Boston, MA 02109. He beneficially owns 500 Units.

     Mr. Carpenter is President and Chief Executive Officer of VacTex, Inc., a privately held biotechnology company which he co-founded in November 1995, and Chairman of GelTex Pharmaceuticals, Inc., a publicly held pharmaceutical development company which he co-founded in November 1991 and where he served as President and Chief Executive Officer until May 1993. Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Integrated Genetics, Inc., a biotechnology company that merged with Genzyme in 1989. Following the merger and until 1991, Mr. Carpenter was Executive Vice President of Genzyme, and Chief Executive Officer and Chairman of the Board of IG Laboratories, Inc. Mr. Carpenter is also a director of Apex Biosciences, Inc. and Genzyme. His principal business address is VacTex, Inc., 70 Walnut Street, Wellesley, MA 02181. Mr. Carpenter owns 2,000 Units, including 1,000 owned by Mr. Carpenter's wife, as to which he disclaims beneficial ownership.

     Mr. Flynn has been President of Houghton & Richards, Inc., a privately held tool steel sales company, since 1976. He is also a director of the Massachusetts Cystic Fibrosis Foundation and a trustee of the national Cystic Fibrosis Foundation. His principal business address is Houghton & Richards Corporation, P.O. Box 509, Marlborough, MA 01752. He owns 7,850 Units, including 1,600 Units held in an employee benefit plan trust of which Mr. Flynn is the trustee and in which Mr. Flynn has a minority interest, 300 Units held by Mr. Flynn as custodian of accounts for the benefit of his children, 950 Units owned by Mr. Flynn's spouse and

1,000 Units owned in irrevocable trusts for the benefit of his children. Mr. Flynn disclaims beneficial ownership of the Units owned by his spouse and the Units owned in the trusts for the benefit of his children.

     Mr. Phelps joined Genzyme as Senior Vice President in November 1991 and was named Executive Vice President in September 1996. Prior to joining Genzyme, Mr. Phelps served as President and Chief Executive Officer of Viagene, Inc., a biotechnology company, from October 1988 to June 1990, and of ZymoGenetics, Inc., a biotechnology company, from May 1986 to August 1988, and held various positions at Baxter Travenol Laboratories, Inc., a manufacturer of human health care products, from 1975 to 1986. Mr. Phelps is also a director of Oxtex International Inc. Mr. Phelps beneficially owns 2,500 Units.

     Mr. Termeer has served as President and a Director of Genzyme since October 1983, as Chief Executive Officer since December 1985 and as Chairman of the Board since May 1988. For ten years prior to joining Genzyme, Mr. Termeer worked for Baxter Travenol Laboratories, Inc., a manufacturer of human health care products. Mr. Termeer is Chairman of the Boards of Genzyme Transgenics Corporation. Mr. Termeer is also a director of Abiomed, Inc., AutomImmune Inc., GelTex Pharmaceuticals, Inc. and Xenova Ltd. and a trustee of Hambrecht & Quist Healthcare Investors and Hambrecht & Quist Life Sciences Investors. Mr. Termeer is a citizen of The Netherlands. Mr. Termeer beneficially owns 3,300 Units.

                                    ANNEX I

HAMBRECHT & QUIST LLC

                                                             ONE BUSH STREET
                                                         SAN FRANCISCO, CA 94104
                                                              (415)576-3300

September 20, 1996

CONFIDENTIAL

The Special Committee of The Board of Directors
The Board of Directors
Neozyme II Corporation
Todman Building
Main Street
Road Town, Tortola
British Virgin Islands

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of callable common stock, par value $1.00 per share ("Common Stock"), of Neozyme II Corporation ("Neozyme" or the "Company") of the consideration to be received by such holders in connection with a proposed transaction (the "Proposed Transaction") pursuant to which an affiliate of Genzyme Corporation ("Genzyme") will offer to purchase the outstanding units of Neozyme (the "Units") at a purchase price of $45.00 per Unit in cash (the "Offer"). As of the date hereof, all of the outstanding Common Stock is owned as part of a Unit, each of which consists of (i) one share of Common Stock and (ii) one callable warrant to purchase two shares of Genzyme General Division Common Stock and 0.135 shares of Genzyme Tissue Repair Division Common Stock. The Offer will be made by means of offering documents (the "Offer Documents") to be filed with the Securities and Exchange Commission. If the Offer is consummated, but not all of the Units are tendered and accepted or, if the Offer is terminated in accordance with Section 1.1(b)(ii) of the Purchase Agreement, Genzyme has, pursuant to a Purchase Agreement (the "Purchase Agreement") dated as of September 20, 1996, agreed to effect a second step transaction (the "Second Step Transaction") in which Genzyme will acquire, directly or indirectly, all of the remaining Common Stock in exchange for cash in an amount equal to $29.00 per share of Common Stock.

Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Special Committee of the Board of Directors of Neozyme in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

                   SAN FRANCISCO   *   NEW YORK   *   BOSTON
           MEMBERS NEW YORK STOCK EXCHANGE * AMERICAN STOCK EXCHANGE
                             PACIFIC STOCK EXCHANGE

The Special Committee of the Board of Directors
The Board of Directors
Neozyme II Corporation
Page 2


We are familiar with Genzyme and have, from time to time, provided financial advisory services to Genzyme, and we have received fees for rendering these services. In July 1996, we acted as managing underwriter for a public offering of Genzyme Transgenics Corporation, an affiliate of Genzyme. In the ordinary course of business, Hambrecht & Quist acts as a market maker and broker in the publicly traded securities of Neozyme and Genzyme and receives customary compensation in connection therewith, and also provides research coverage for Genzyme. In the ordinary course of business, Hambrecht & Quist actively trades in the equity securities of Neozyme and Genzyme for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to Genzyme.

In connection with our review of the proposed Transaction, and in arriving at our opinion, we have, among other things:

        (i) reviewed the publicly available consolidated financial statements of Neozyme for recent years and interim periods to date and certain other relevant financial and operating data of Neozyme made available to us from published sources and from the internal records of Neozyme;

      (ii) discussed with certain members of the managements of Neozyme and Genzyme the business, financial condition and prospects of Neozyme;

     (iii) reviewed the publicly available consolidated financial statements of Genzyme for recent years and interim periods to date;

      (iv) reviewed certain internal financial and operating information, including certain projections, relating to Neozyme prepared by the management of Genzyme;

       (v) reviewed the recent reported prices and trading activity for the Common Stock and compared such information and certain financial information of Neozyme with similar information for certain other companies engaged in businesses we considered comparable to that of Neozyme;

      (vi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     (vii) reviewed drafts of the Purchase Agreement, the Offer Documents and certain other materials to be filed with the Securities and Exchange Commission in connection with the Offer; and

      (ix) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning Neozyme and Genzyme considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification

The Special Committee of the Board of Directors
The Board of Directors
Neozyme II Corporation
Page 3


of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of Neozyme, nor have we conducted a physical inspection of the properties and facilities of the Company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of Neozyme. For purposes of this opinion, we have assumed that Neozyme is not a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a reevaluation of this opinion. We were not requested to, and did not, formally solicit indications of interest from any other parties in connection with a possible acquisition of, or business combination with, Neozyme.

It is understood that this letter is for the information of the Special Committee and the Board of Directors only and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in any filing with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, including Schedules 14D-1, 14-D9 and 13E-3 to be filed in connection with the Offer. This letter does not constitute a recommendation to any Neozyme stockholder as to whether such stockholder should accept the Offer. In addition, we express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by Genzyme or any of its affiliates.

Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that as of the date hereof the consideration to be received by the holders of the Units pursuant to the Offer and the consideration to be received by the holders of the Common Stock pursuant to the Second Step Transaction is fair to such holders from a financial point of view.

Very truly yours,

Hambrecht & Quist LLC



By /s/  David G. Golden
   ----------------------------
   David G. Golden
   Managing Director

                                   ANNEX II


[ROBERTSON STEPHENS & COMPANY LETTERHEAD]


                                                            September 20, 1996

Board of Directors
Genzyme Corporation
One Kendall Square
Cambridge, MA 02139-1562

Members of the Board:

You have asked our opinion with respect to the fairness from a financial point of view, as of the date hereof, to Genzyme Corporation ("Genzyme"), of the Offer Price (as defined below) to be paid by Genzyme in the proposed acquisition
(the "Acquisition") of Neozyme II Corporation ("Neozyme") by Neozyme II Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of Genzyme, pursuant to the Purchase Agreement (the "Agreement") proposed to be entered into among Genzyme, the Purchaser and Neozyme.

Under the terms of the Agreement, the Purchaser will make a tender offer (the "Offer") to purchase all of the outstanding units (the "Units"), each of which consists of (i) one share of Callable Common Stock, par value $1.00 per share (the "Shares"), of Neozyme and (ii) Callable Warrants (the "Warrants") to purchase two shares of General Division Common Stock of Genzyme and 0.135 shares of Tissue Repair Division Common Stock of Genzyme, at a price of $45.00 per Unit, net to the seller in cash (the "Offer Price"). In addition, if any Units remain outstanding following the completion of the Offer, Genzyme will effect a transaction (the "Second Step Transaction") pursuant to which the Shares associated with such outstanding Units will be acquired, directly or indirectly, by Genzyme and the Warrants associated with such outstanding Units will remain outstanding. In the Second Step Transaction, holders of such outstanding Units will receive $29.00 in cash per Share. The terms and conditions of the Offer and the Second Step Transaction are set out more fully in the Agreement.

For purposes of this opinion we have: (i) reviewed financial information regarding Neozyme furnished to us by Neozyme, including certain financial forecasts prepared by the management of Neozyme; (ii) reviewed publicly available information regarding Neozyme; (iii) held discussions with the management of Neozyme concerning the business, past and current business operations, financial condition and future prospects of Neozyme; (iv) reviewed a draft dated September 20, 1996 of the Agreement; (v) reviewed the stock price and trading history of Neozyme; (vi) reviewed the valuations of publicly traded companies that we deemed comparable to Neozyme; (vii) compared the financial terms of the Acquisition with other transactions which we deemed

Board of Directors
Genzyme Corporation
September 20, 1996
Page Two


relevant; (viii) prepared a discounted cash flow analysis of Neozyme; (ix) analyzed the value of the Warrants; and (x) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In connection with our opinion we have not independently verified any of the foregoing information and have relied on all such information being complete and accurate in all material respects. Furthermore, we have not made any independent appraisal of the properties or assets and liabilities of Neozyme, nor have we been furnished with any such evaluations or appraisals. With respect to the financial forecasts (and the assumptions and bases therefor) of Neozyme provided to us by the management of Neozyme, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best available estimates and judgments of the management of Neozyme as to the likely future financial performance of Neozyme. In that regard we have relied on the assumptions of the management of Neozyme with respect to the effect on such forecasts of the potential outcome of Neozyme's pending patent applications. This opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof.

We have acted as financial advisor to Genzyme in connection with the Acquisition and will act as Dealer Manager in connection with the Offer. A portion of our fees in connection with such services will be payable upon consummation of the Offer. In the ordinary course of our business, we may actively trade the securities of Genzyme and Neozyme for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Genzyme.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Offer Price to be paid by Genzyme in the Acquisition is fair to Genzyme from a financial point of view.

                                Very truly yours,


                                ROBERTSON, STEPHENS & COMPANY LLC

                                By: Robertson, Stephens & Company Group, L.L.C.

                                   ANNEX III
     SECTION 83 OF THE BVI INTERNATIONAL BUSINESS COMPANIES ORDINANCE, 1984

                SUMMARY OF STOCKHOLDER APPRAISAL RIGHTS AND TEXT
   OF SECTION 83 OF THE BVI INTERNATIONAL BUSINESS COMPANIES ORDINANCE, 1984

     Summary of Stockholder Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Second Step Transaction is a merger, consolidation, sale or other disposition of more than 50 percent of the assets of the Company, or a redemption, stockholders will have certain rights under the BVI Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their shares of Callable Common Stock. Such rights to dissent, if the statutory procedures were complied with, could lead to an arbitration proceeding to determine the fair value of the Callable Common Stock, as of the day prior to the date on which the stockholders' vote was taken approving the Second Step Transaction (excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal), required to be paid in cash to such dissenting holders for their shares of Callable Common Stock. The value determined in an arbitration proceeding could be the same, more or less than the portion of the purchase price per Unit attributable to the share of Callable Common Stock included in each Unit in the Offer or the consideration per share of Callable Common Stock to be paid in the Second Step Transaction.

RIGHTS OF DISSENTERS

     83. (1) A member of a company incorporated under this Ordinance is entitled to payment of the fair value of his shares upon dissenting from

          (a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

          (b) a consolidation, if the company is a constituent company;

          (c) any sale, transfer, lease, exchange or other disposition of more than 50 percent of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

             (i) a disposition pursuant to an order of the court having jurisdiction in the matter;

             (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or

             (iii) a transfer pursuant to the power described in subsection (2) of section 9;

          (d) a redemption of his shares by the company pursuant to section 81; and

          (e) an arrangement, if permitted by the court.

     (2) A member who desires to exercise his entitlement under subsection (1) must give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Ordinance or where the proposed action is authorized by written consent of members without a meeting.

     (3) An objection under subsection (2) must include a statement that the member proposes to demand payment for his shares if the action is taken.

     (4) Within 20 days immediately following the date on which the vote of members authorizing the action is taken, or the date on which written consent of members without a meeting is obtained, the company must give written notice of the authorization or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented to in writing, the proposed action.

     (5) A member to whom the company was required to give notice who elects to dissent must, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

          (a) his name and address;

          (b) the number and classes or series of shares in respect of which he dissents; and

          (c) a demand for payment of the fair value of his shares;

     and a member who elects to dissent from a merger under section 77 must give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan or merger or an outline thereof is given to him in accordance with section 77.

     (6) A member who dissents must do so in respect of all shares that he holds in the company.

     (7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

     (8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company, must make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

     (9) If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

          (a) the company and the dissenting member shall each designate an appraiser;

          (b) the 2 designated appraisers together shall designate a third appraiser;

          (c) the 3 appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorizing the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

          (d) the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

     (10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

     (11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

     (12) Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of Section 81 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to Section 81 to redeem its shares.

     Facsimile copies of the Letter of Transmittal, properly completed and duly elected, will be accepted. The Letter of Transmittal and certificates evidencing Units and any other required documents should be sent or delivered by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

           By Mail:                 By Overnight Courier:                By Hand:
    American Stock Transfer        American Stock Transfer        American Stock Transfer
        & Trust Company                & Trust Company                & Trust Company
       6201 15th Avenue               6201 15th Avenue          40 Wall Street, 46th Floor
 Third Floor, Inside Delivery   Third Floor, Inside Delivery        New York, New York
   Brooklyn, New York 11219       Brooklyn, New York 11219

                           By Facsimile Transmission:

                                 (718) 234-5001

                               For confirmation:

                                 (718) 921-8222

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Holders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.

                               111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
                         (201) 896-1900 (call collect)
                                       or
                         Call Toll-Free (888) 463-6242

                      The Dealer Manager for the Offer is:

                       ROBERTSON, STEPHENS & COMPANY LLC

                             555 California Street
                        San Francisco, California 94104
                         Call Toll-Free (800) 357-8435